Exhibit 2.2
INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(iv) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL, INCLUDING IN SOME INSTANCES BECAUSE IT IS INFORMATION THAT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
Dated as of November 25, 2024
INTEL CORPORATION
as Recipient
and
U.S. DEPARTMENT OF COMMERCE
as the Department
DIRECT FUNDING AGREEMENT
AWARD ID NO. AP-2024-0015

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EXHIBITS
Exhibit A-1     Form of Recipient Award Date Certificate
Exhibit A-2    [Reserved]
Exhibit B    Form of Direct Funding Disbursement Request
Exhibit C    [Reserved]
Exhibit D    Form of Direct Funding Disbursement Approval Notice
Exhibit E    Form of Direct Funding Disbursement Date Certificate
Exhibit F    Form of Project Completion Certificate

SCHEDULES
Schedule A    Fiscal Year Appropriations
Schedule B    Disbursement Milestone Schedule
Schedule C    Permitting Plan
Schedule D    Project Sites
Schedule E    Affiliate Transactions
Schedule F    Addresses
Schedule G    Dispute Resolution
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This DIRECT FUNDING AGREEMENT (the “Agreement”), dated as of November 25, 2024, is entered into by and between (a) Intel Corporation, a corporation organized and existing under the laws of the State of Delaware as the recipient (the “Recipient”) and (b) the UNITED STATES DEPARTMENT OF COMMERCE (the “Department” and together with the Recipient, the “Parties” and each a “Party”), an agency of the United States of America, acting by and through the Secretary of Commerce (or appropriate authorized representative thereof).
RECITALS
WHEREAS, the Recipient has undertaken (a) construction, tool purchase and installation in, and operation of two new microchip fabrication facilities (the "Fab 52 Project" and the "Fab 62 Project") owned by Arizona Fab LLC and the modernization, tool purchase and installation in, and operation of one existing microchip fabrication facility (the "Fab 42 Project") owned by the Recipient, in each case located at the Recipient's Ocotillo campus in Chandler, Arizona (together, the "Arizona Projects"); (b) the modernization, tool purchase and installation in, and operation of six existing fabrication facilities located at the Recipient’s Gordon Moore Park campus in Hillsboro, Oregon and owned by the Recipient (the “Oregon Project”); (c) the modernization, tool purchase and installation in, and operation of two microchip fabrication facilities to also include advanced packaging facilities co-located on the Recipient’s site in Rio Rancho, New Mexico and held through an industrial revenue bond program (the “New Mexico Project”); and (d) the construction, tool purchase and installation in, and operation of a new microchip fabrication facility located on the Recipient’s site in Licking County, Ohio and owned by the Recipient (the “Ohio Project” and, collectively with the Arizona Projects, the Oregon Project and the New Mexico Project, the “Projects”);
WHEREAS, pursuant to the CHIPS Incentives Program—Commercial Fabrication Facilities Notice of Funding Opportunity No. 2023-NIST-CHIPS-CFF-01 (as amended, supplemented, or otherwise modified from time to time, the “NOFO”), the Recipient submitted applications, dated July 18, 2023, August 26, 2023, September 12, 2023, and September 22, 2023, having CHIPS ID Nos. 000039, 000301, 000531, and 000549, respectively (together, the “Applications”) to the Department’s CHIPS Program Office for an Award of Direct Funding and Workforce Funding for the Projects under the CHIPS Incentives Program established pursuant to 15 U.S.C. § 4652 of the CHIPS Act (the “CHIPS Incentives Program”);
WHEREAS, the Department has agreed to issue one or more Awards for each Project subject to, and in accordance with, the terms and conditions of this Agreement, which is entered into pursuant to 15 U.S.C. §§ 4652 and 4659(a)(1) of the CHIPS Act as an other transaction on such terms as the Secretary considers appropriate;
NOW, THEREFORE, in consideration of the foregoing and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement and its Exhibits, Schedules and Annexes shall have the meanings set forth in Annex A (Definitions) and the rules of interpretation set forth in Annex B (Rules of Interpretation) shall apply to this Agreement, except, in each case, as otherwise expressly provided herein.
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ARTICLE 2

AWARD AND DISBURSEMENTS
Section 2.1.    Award Amount.
(a)The total maximum amount of the Award:
(i)for Direct Funding for the Arizona Projects is three billion nine hundred forty million Dollars ($3,940,000,000) (the “Arizona Projects Maximum Direct Funding Award Amount” and such Award, the “Arizona Projects Direct Funding Award”);
(ii)for Direct Funding for the Oregon Project is one billion eight hundred sixty million Dollars ($1,860,000,000) (the “Oregon Project Maximum Direct Funding Award Amount” and such Award, the “Oregon Project Direct Funding Award”);
(iii)for Direct Funding for the New Mexico Project is five hundred million Dollars ($500,000,000) (the “New Mexico Project Maximum Direct Funding Award Amount” and such Award, the “New Mexico Project Direct Funding Award”);
(iv)for Direct Funding for the Ohio Project is one billion five hundred million Dollars ($1,500,000,000) (the “Ohio Project Maximum Direct Funding Award Amount” and, together with the Arizona Projects Maximum Direct Funding Award Amount, the Oregon Project Maximum Direct Funding Award Amount and the New Mexico Project Maximum Direct Funding Award Amount, the “Maximum Direct Funding Award Amount” and such Award, the “Ohio Project Direct Funding Award” and, together with the Arizona Projects Direct Funding Award, the Oregon Project Direct Funding Award and the New Mexico Project Direct Funding Award, the “Direct Funding Award”); and
(v)for Workforce Activities relating to the Projects is sixty-five million Dollars ($65,000,000) (the “Maximum Workforce Award Amount” and, together with the Maximum Direct Funding Award Amount, the “Maximum Award Amount”, and such Award, the “Workforce Award”), which, collectively, represent the total amount of funds that may be disbursed by the Department to the Recipient upon execution and delivery of one or more Funding Obligations in accordance with Schedule A (Fiscal Year Appropriations).
(b)For any Project, the Department may execute and deliver one or more Funding Obligations authorizing the obligation of funds for (i) the Direct Funding Award up to the relevant portion of the Maximum Direct Funding Award Amount applicable to such Project as set out in Schedule B (Disbursement Milestone Schedule), and (ii) the relevant portion of the Workforce Award applicable to such Project up to the Maximum Workforce Award Amount. No obligation of funds for the Award by the Department shall occur upon execution of this Agreement. An obligation of funds for an Award shall occur only upon delivery of a Funding Obligation.
(c)The Department shall not be obligated to make, and shall be prohibited from making, any (i) Direct Funding Disbursement pursuant to this Agreement in relation to a Project that, when aggregated with all prior Direct Funding Disbursements in relation to such Project, would result in such aggregate Direct Funding Disbursements being in excess of the relevant portion of the Maximum Direct Funding Award Amount for such Project, or (ii) Workforce Disbursement pursuant to this Agreement that, when aggregated with all prior Workforce Disbursements, would result in such aggregate Workforce Disbursements being in excess of the Maximum Workforce Award Amount, in each case as authorized in executed and delivered Funding Obligations.
Section 2.2.    Disbursement Procedure.

2.2.1    ASAP System. Subject to the terms of this Agreement, each Disbursement shall be made through the Department of Treasury’s Automated Standard Application for Payment System
(“ASAP”). Notwithstanding anything to the contrary set forth in this Article 2 (Award and Disbursements), the Recipient shall comply with all technical requirements and instructions necessary to receive a Disbursement through ASAP as set out in the “Award Handbook”. The Recipient may designate a payment requestor through ASAP.
2.2.2    Direct Funding Disbursement Request.
(a)    Subject to the other requirements of this Section 2.2 (Disbursement Procedure), the Recipient may request a Direct Funding Disbursement for a Disbursement Milestone for any Project on any date that is (i) on or after the Actual Milestone Completion Date for such Disbursement Milestone; and (ii) prior to the Milestone Completion Longstop Date for such Disbursement Milestone, by delivering to the Department a completed Direct Funding Disbursement Request substantially in the form of Exhibit B (Form of Direct Funding Disbursement Request) evidencing the satisfactory completion of the applicable Disbursement Milestone and satisfaction of the conditions in Section 5.1 (Conditions Precedent to Each Direct Funding Disbursement), except for the conditions set out in Sections 5.1.1 (Funding Obligation), and 5.1.5 (Direct Funding Disbursement Date Certificate).
(b)    The Recipient shall be entitled to submit a Direct Funding Disbursement Request for any Project only during the Direct Funding Disbursement Period for such Project in accordance with this Section 2.2 (Disbursement Procedure).
(c)    At least thirty (30) days before it expects to complete a Disbursement Milestone, the Recipient may provide the Department with a draft Direct Funding Disbursement Request in accordance with this Section 2.2 and Article 4. The Department and the Recipient will work together in good faith to resolve any concerns about the Direct Funding Disbursement Request, including whether the applicable Disbursement Milestone and other applicable conditions precedent have been achieved and whether more documentation is needed before the Recipient submits the formal Direct Funding Disbursement Request.
2.2.3    Disbursement Approval Notice. Once the Department is satisfied that all necessary conditions for the applicable Disbursement have been satisfied the Department shall (a) issue a Direct Funding Disbursement Approval Notice to the Recipient and (b) make a Direct Funding Disbursement within thirty (30) days of the issuance of such Direct Funding Disbursement Approval Notice.
2.2.4    Disbursement Date. For the avoidance of doubt, the actual Direct Funding Disbursement Date for any Disbursement Milestone for any Project may occur after the Milestone Completion Longstop Date for such Disbursement Milestone.
2.2.5    Disbursement Date Certificate. The Recipient shall deliver a Direct Funding Disbursement Date Certificate one (1) Business Day prior to the scheduled Direct Funding Disbursement Date, as notified to the Recipient by the Department not less than five (5) Business Days prior to the scheduled Direct Funding Disbursement Date, in accordance with in accordance with Section 5.1.5 (Direct 4 Funding Disbursement Date Certificate) and the Direct Funding Disbursement shall occur within thirty (30) days of the Department’s Direct Funding Disbursement Approval Notice.
2.2.6    Direct Funding Disbursement Amount.
(a)    Subject to Section 2.1, with respect to each Disbursement Milestone for a Project that has been achieved, the amount of the applicable Direct Funding Disbursement will be equal to or less than the amount of Eligible Uses of Funds determined by the Department at the applicable Actual Milestone Completion Date as having been incurred and paid by the Recipient (or other Recipient Party, as applicable) in respect of the applicable Project, as evidenced by the invoices submitted under Section 5.1.2, provided that the amount of such Direct Funding Disbursement when expressed as a percentage of the relevant portion of the Maximum Direct Funding Award Amount applicable for such Project shall be no greater than the Available Disbursement Percentage for such Disbursement Milestone.
(b)    A Direct Funding Disbursement Request requesting a Direct Funding Disbursement in respect of a Project will only be considered valid if, after making such Direct Funding Disbursement, the aggregate outstanding amount of all Direct Funding Disbursements in respect of such Project would not exceed the relevant portion of the Maximum Direct Funding Award Amount applicable for such Project.
Section 2.3.    No Interest.
For the avoidance of doubt, no interest or penalties shall accrue on the amount of a requested Disbursement between the date of the Disbursement Request and the Disbursement Date.
Section 2.4.    No Approval of Work.
The making of any Disbursement under the Award Documents shall not be deemed an approval or acceptance by the Department of the quality of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Project.
Section 2.5.    Workforce Disbursements.
The Recipient shall request a Workforce Disbursement in accordance with the terms set forth in Annex G (Direct Funding for Workforce Activities).
ARTICLE 3
PAYMENTS
Section 3.1.    Place and Manner of Payments to the Department.
(a)All payments to be made to the Department under this Agreement shall be sent by the Recipient in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due and shall be due pursuant to payment instructions provided by the Department to the Recipient (as such instructions may be amended from time to time by the Department upon notice to the Recipient made in accordance with this Agreement) not less than thirty (30) Calendar Days prior to the date when such payments are due (unless expressly provided for otherwise in this Agreement).
(b)In the event that the date of any payment to the Department or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.
Section 3.2.    Upside Sharing.
3.2.1    Upside Sharing Amount Payment Instructions. During the Upside Sharing Term, and in accordance with this Section 3.2 (Upside Sharing), the Recipient shall pay the Upside Sharing Amount due to the Department with respect to any applicable Project as set forth in the Upside Sharing Amount Certification, no later than thirty (30) Calendar Days after receipt of such Upside Sharing Amount Certification by the Department (such date, the Upside Sharing Amount Payment

Date) pursuant to the payment instructions provided by the Department pursuant to Section 3.1 (Place and Manner of Payments to the Department).
3.2.2    Upside Sharing Amount Calculation. The Upside Sharing Amount with respect to each applicable Project shall be calculated for each Relevant Period as set forth in this Section 3.2.2 (Upside Sharing Amount Calculation).
(a)If the Total Cumulative Realized Unlevered Free Cash Flow for an applicable Project is less than or equal to the applicable Threshold for the Relevant Period, the Upside Sharing Amount shall be zero Dollars ($0).
(b)Subject to paragraph (c), if the Total Cumulative Realized Unlevered Free Cash Flow for an applicable Project is greater than the applicable Threshold for the Relevant Period, the Upside Sharing Amount shall be equal to (i) [***]%, [***]%, and [***]% of the amount by which the Total Cumulative Realized Unlevered Free Cash Flow for the Arizona Projects, the Ohio Project, and the New Mexico Project, respectively, exceeds the applicable Threshold for such Relevant Period less (ii) the aggregate amount of any Upside Sharing Amounts previously paid by the Recipient to the Department with respect to such Project pursuant to this Section 3.2 (Upside Sharing), provided, that the Upside Sharing Amount calculated pursuant to this paragraph (b) shall not be less than zero Dollars ($0).
(c)Notwithstanding anything herein to the contrary, the aggregate amount of all Upside Sharing Amounts paid by the Recipient to the Department with respect to an applicable Project shall not exceed seventy-five percent (75%) of the amount equal to (i) the aggregate amount of Disbursements made by the Department to the Recipient as of the Project Completion Date for such Project minus (ii) the aggregate amount returned to the Department as a result of any Clawback Event (or any payment pursuant to Section 9.3(k) (Remedies for Events of Default and Change of Control Events) or Section 9.8 (Recipient’s Right to Repay.)) for such Project as of such date.
3.2.3    Upside Sharing Amount Certification.
(a)For each applicable Project, commencing with the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs, within thirty (30) Calendar Days of the Recipient’s delivery of its audited Financial Statements for each Fiscal Year pursuant to Annex F (Reporting Covenants), the Recipient shall deliver to the Department a written certification from the Recipient’s Accountant (an “Upside Sharing Amount Certification”) that (i) certifies the Recipient’s Accountant’s calculation of the Upside Sharing Amount for such Relevant Period for such Project, accompanied by supporting evidence of such calculation; and (ii) attaches a quality of earnings report for such Project prepared by the Recipient’s Accountant (a “Quality of Earnings Report”), accompanied by supporting evidence for the calculation of Total Cumulative Realized Unlevered Free Cash Flow for such Project as of the end of such Fiscal Year.
(b)If, at any time, the Recipient is unable to provide audited Financial Statements for a Project pursuant to Section 3.2.3(a) (Upside Sharing Amount Certification), the Recipient shall deliver financial information as required by the Department prepared on the basis of the Unlevered Free Cash Flow of such Project (“Carve-Out Financials”), accompanied by a certification from the Recipient’s Accountant, certifying that such Carve-Out Financials (i) were prepared in a manner consistent with Applicable Accounting Requirements; and (ii) include an overview of the cost allocation policies and methodologies consistent with the cost allocation policies and methodologies used in the Base Case Financial Model.
(c)During the Upside Sharing Term, the Recipient shall provide prompt written notice to the Department following any internal changes of the Recipient that affect (i) any cost allocation policies or methodologies of the Recipient or (ii) any cost allocation policies or methodologies used in the Base Case Financial Model or any Carve-Out Financials; and following such notification, the Parties shall work in good faith to adjust the Upside Sharing Amount to the extent necessary.

Section 3.3.    Payment of Costs and Expenses. The Recipient shall, whether or not any Project reaches the first Direct Funding Disbursement, pay or reimburse, without duplication, all reasonable fees, out-of-pocket costs and expenses of the Department (including all commissions, charges, costs and expenses for the conversion of currencies and all other fees, costs, charges and expenses, including all Periodic Expenses of any Consultant) paid or incurred in connection with (i) the due diligence of the Recipient Parties and the Projects; and (ii) the negotiation, review, and preparation of this Agreement, the other Financing Documents any other documents and instruments related to this Agreement or thereto (including legal opinions).
Section 3.4.    Net of Tax.
(a)The Recipient understands and agrees that the Department is an agency or instrumentality of the United States and that all payments by the Recipient to the Department hereunder are payable, and shall in all cases be paid, free and clear of all Taxes.
(b)If the Recipient shall be required by Applicable Law to withhold or deduct any tax from or in respect of any sum payable hereunder or under any other Financing Document to the Department, (i) the sum payable shall be increased as may be necessary so that after making all such required deductions, the Department receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Recipient shall make such deductions; and (iii) the Recipient shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.
ARTICLE 4
TERMS SATISFIED AS OF THE AWARD DATE
By execution and delivery of this Agreement, each of the Recipient and the Department acknowledges and agrees that the following terms have been satisfied in form and substance satisfactory to the Department as of the Award Date:
Section 4.1.    Financing Documents.    The Department shall have received (a) a fully executed original of each Award Document (other than any Funding Obligation to be delivered under Section 5.1.1 (Funding Obligation)), and (b) copies of each other Financing Document (other than the Loan Guarantee Agreement and the FFB Documents), and each such other Financing Document shall be in full force and effect in accordance with its terms.
Section 4.2.    Organizational Documents.
(a)    Recipient Parties Organizational Documents. The Department shall have received the Organizational Documents of each Recipient Party, accompanied in each case by an Officer’s Certificate of the Recipient, good standing certificates, incumbency certificates, resolutions and any other documents as the Department shall reasonably request, with respect to, inter alia, approval of: (i) each such Recipient Party’s participation in the applicable Project; (ii) the financing therefor (including the Award and this Agreement); and (iii) the execution, delivery and performance by each such Recipient Party of the Financing Documents to which it is party.
(b)    Recipient Parties Organizational Structure. The Department shall have received an up-to-date corporate group chart showing each Recipient Party and each Affiliate and Subsidiary of each Recipient Party, listing each Recipient Party's Related Entities and Members of the Affiliated Group, and accompanied by an Officer’s Certificate of the Recipient certifying such group chart as true and correct.
(c)    Recipient Parties Ownership. The Department shall have received (i) an SF-328 Certificate Pertaining to Foreign Interests executed by the Recipient dated as of November 20, 2024, and certification in an Officer’s Certificate that the information contained therein is true and correct as of the Award Date; and (ii) a capitalization table of each Recipient Party setting out, as of the Award Date, the direct and indirect beneficial owners of more than ten percent (10%) of the Equity Interests in each such Recipient Party.
Section 4.3.    Initial Financing Plan.    The Department shall have received, as part of the Base Case Financial Model or separately, a detailed description of the overall financing plan for each Project, including expected sources and uses of funding associated with such Project (including specific line items for each material component, phase or element of such Project).
Section 4.4.    Financial Statements.    The Department shall have received the most recent annual audited and quarterly unaudited Financial Statements of each Recipient Party together, in each case, with an Officer’s Certificate of the Recipient concerning the accuracy of such Financial Statements.
Section 4.5.    Permits and Approvals. The Department shall have received:
(a)    copies of each Required Approval that is listed on the Permitting Plan and required to be obtained prior to the Award Date; and
(b)    an Officer’s Certificate of the Recipient, certifying that: (i) such copies are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters); (ii) no term or condition of any such Required Approval has been amended from that delivered pursuant to this Section 4.5 (Permits and Approvals); and (iii) each such Required Approval has been validly issued, is unconditional (or, if conditional, all conditions precedent (if any) to the effectiveness of each Required Approval have been satisfied or waived) and in full force and effect and is or, with the passage of time following the expiration of any relevant appeal period, will be, Non-Appealable.
Section 4.6.    Real Property and Land Rights. The Department shall have received:
(a)    a Survey with respect to each Project, depicting the land and improvements (including then-existing improvements and site plan overlay) constituting such Project and the relevant Project Site that is in form and substance satisfactory to the Department and prepared by a land surveyor duly licensed and registered in the States of Arizona, Oregon, New Mexico or Ohio, as applicable;
(b)    a Title Report with respect to each Project; and
(c)    true and correct copies of any related documents related to any Project Site requested by the Department.
Section 4.7.    Legal Opinions. The Department shall have received legal opinions dated as of the Award Date and addressed to the Department from Arnold & Porter Kaye Scholer LLP, as New York counsel to the Recipient.
Section 4.8.    Certificates and Reports. The Department shall have received:
(a)    Recipient Award Date Certificate. An Officer’s Certificate of the Recipient substantially in the form of Exhibit A-1 (Form of Recipient Award Date Certificate) and addressing such other matters as the Department may reasonably request.
(b)    Advisor Reports. A report addressed to the Department, and in each case satisfactory to the Department, from each of:
(i) the Construction Advisor;
(ii) the Technical Advisor; and

(iii) the Financial Advisor.
Section 4.9.    Federal Requirements and Approvals.
(a)    Lobbying Certification. The Department shall have received an executed (a) “Disclosure Form to Report Lobbying” (Standard Form LLL) and (b) “Certification Regarding Lobbying” (Form CD-511), in each case, from any Recipient Party.
(b)    Application for Federal Assistance. The Department shall have received an executed “Application for Federal Assistance” (Standard Form 424) from the Recipient.
(c)    SAM Registration. The Department shall have received evidence of the registration by the Recipient in SAM.
(d)    ASAP Enrollment. The Department shall have received evidence of the enrollment by the Recipient in ASAP.
(e)    KYC Requirements. The Department shall have received all documentation (including taxpayer identification documents) and other information in respect of each Recipient Party, as required by the Department to enable it to be satisfied with the results of all “know your customer” and other requirements (including, inter alia, the Anti-Money Laundering Laws).
(f)    Program Requirements. The Recipient is (and each other Recipient Party is) in compliance with all relevant provisions set forth in Annex D (Program Requirements) applicable as of the Award Date, and the Department shall have received the Supplier Diversity Plan listed in Section 2.15 thereto.
(g)    Davis-Bacon Act Requirements. The conditions precedent in Section 2 (Conditions Precedent to Award Issuance) of Annex E (Davis-Bacon Act Requirements) shall have been satisfied, and the Department shall have received the DB Plan listed in Section 2 thereto.
Section 4.10.     Base Case Financial Model. The Department shall have received a Base Case Financial Model for each Project, accompanied by an Officer's Certificate from the Chief Financial Officer of the Recipient, such certifications to include confirmation that such Base Case Financial Model:
(a)    is based on reasonable assumptions;
(b)    has been prepared in good faith and with due care; and
(c)    fairly represents the Recipient’s expectation as to the matters covered thereby as of the Award Date.
Section 4.11.    Fees and Expenses. The Department shall have received evidence that all Periodic Expenses due and payable to the Department or the Department's Consultants on or prior to the relevant Award Date have been paid or reimbursed in full or, in the case of the Department’s Consultants, arrangements for payment have been made.
Section 4.12.    Construction and Tool Installation Budget. The Department shall have received the Construction and Tool Installation Budget for each Project consistent with the Base Case Financial Model for such Project.
Section 4.13.    Milestone Based Schedule. The Department shall have received the Milestone Based Schedule for each Project.
Section 4.14.    No Violation. Entering into the Award Documents shall not result in a violation of any Applicable Law, Financing Document, Governmental Approval, or any other material agreement or consent to which the Recipient is a party, or any material judgment or approval to which the Recipient is subject.

Section 4.15.    Additional Documents. The Department shall have received such other information, documents, legal opinions, certifications, or consents relating to any Project, any Recipient Party, or any of the matters contemplated by the Financing Documents as the Department may reasonably request.
ARTICLE 5
CONDITIONS PRECEDENT TO EACH DISBURSEMENT
Section 5.1.    Conditions Precedent to Each Direct Funding Disbursement. With respect to each Relevant Project and each Relevant Recipient Party, the obligation of the Department to make any Direct Funding Disbursement (including the first Direct Funding Disbursement) shall be subject to the prior satisfaction (or waiver in writing), of each of the following conditions precedent and the delivery to the Department of each of the documents indicated below, all in form and substance satisfactory to the Department as of the Direct Funding Disbursement Date for such Direct Funding Disbursement, unless indicated otherwise, and to their continued satisfaction on the relevant Direct Funding Disbursement Date. The Department may (but shall not be required to) consult with any of the Department’s Consultants regarding the satisfaction of any condition precedent.
5.1.1    Funding Obligation. As set forth in Section 2.1(b) (Award Amount.), the Department shall have executed and delivered one or more Funding Obligations acknowledged by the Recipient that cumulatively obligates the amount of the proposed Direct Funding Disbursement when aggregated with all prior Direct Funding Disbursements in relation to each Relevant Project.
5.1.2        Disbursement Request. The Department shall have received a Direct Funding Disbursement Request in accordance with Section 2.2 (Disbursement Procedure) demonstrating completion of the applicable Disbursement Milestone for such Project, together with (i) relevant invoices demonstrating that the amount of the relevant Direct Funding Disbursement is equal to or less than the amount of Eligible Uses of Funds determined by the Department at the applicable Actual Milestone Completion Date as having been incurred and paid by the Recipient (or other Relevant Recipient Party, as applicable) in respect of the applicable Project (excluding, for these purposes, Eligible Workforce Costs); and (ii) an inventory of invoices for the amount in the Direct Funding Disbursement Request.
5.1.3        Commencement of Project. With respect to the first Direct Funding Disbursement for each Relevant Project, the Project Commencement Date for such Project shall have occurred no later than the following dates:
(a)    for the Fab 42 Project, the Award Date;
(b)    for the Fab 52 Project, the Award Date;
(c)    for the Fab 62 Project, the Award Date;
(d)    for the Oregon Project, the Award Date;
(e)    for the New Mexico Project, the Award Date;
(f)    for the Ohio Project, the Award Date.
5.1.4    Completion of Disbursement Milestone. The Department shall have received evidence that each Disbursement Milestone (other than any Customer Milestone) for each Relevant Project that is required to have been achieved on or prior to the relevant Direct Funding Disbursement Date in accordance with the applicable Disbursement Milestone Schedule has been achieved.

5.1.5    Direct Funding Disbursement Date Certificates. The Department shall have received, one (1) Business Day prior to the Direct Funding Disbursement Date, an Officer’s Certificate of the Recipient substantially in the form of Exhibit E (Form of Direct Funding Disbursement Date Certificate) and addressing such other matters as the Department may reasonably request.
5.1.6    Permits and Approvals. The Department shall have received:
(a)    fully executed copies of each of the Required Approvals that are listed on the Permitting Plan and required to have been obtained as of the relevant Direct Funding Disbursement Date and not previously provided by the Recipient to the Department; and
(b)    an Officer’s Certificate of the Recipient, certifying that:
(i)    such copies are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(ii)    no material term or condition of any Required Approval has been amended from the form thereof originally delivered pursuant to Section 4.5 (Permits and Approvals) or this Section 5.1.6 (Permits and Approvals), or any subsequently amended form thereof delivered pursuant to Section 5.1.6 (Permits and Approvals) and confirmed in writing by the Department as being in form and substance satisfactory; and
(iii)    each Required Approval has been validly issued, is unconditional (or, if conditional, all conditions precedent (if any) to the effectiveness of each Required Approval have been satisfied or waived) and is in full force and effect and is or, with the passage of time following the expiration of any relevant appeal period, will be, Non-Appealable.
5.1.7    Representations and Warranties. Each of the representations and warranties made (or deemed made) by the Recipient in any Financing Document to which it is a party shall be true and correct in relation to each Relevant Project and each Relevant Recipient Party in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time).
5.1.8        Program Requirements. The Recipient is (and each other Relevant Recipient Party is) in compliance with all relevant provisions set forth in Annex D (Program Requirements) applicable as of the Direct Funding Disbursement Date.
5.1.9        No Default. No Event of Default or Potential Event of Default in relation to any Relevant Project or any Relevant Recipient Party, and no Change of Control Event, has occurred and is continuing or would result from the making of such Direct Funding Disbursement or from the application of the proceeds thereof.
5.1.10    Corrective Action Plan. No Event of Default arising under Section 9.1.7 (Bankruptcy; Insolvency; Dissolution.) in relation to a Recipient Party (other than the Recipient) has occurred, in respect of which (a) the Recipient has failed to pay to the Department an amount equal to the proceeds paid to the Recipient pursuant to the Direct Funding Disbursements made hereunder and the FFB Advances made under the Loan Guarantee Agreement with respect to each Project in which such Recipient Party holds (or, immediately prior to such Event of Default, held) a direct or indirect legal or beneficial ownership interest within sixty (60) calendar days of such Event of Default arising, or (b) a Corrective Action Plan has not (i) been submitted by the Recipient to the Department within thirty (30) calendar days of such Event of Default arising, and (ii) been confirmed by the Department in writing as being in form and substance satisfactory to the Department within sixty (60) calendar days of such Event of Default arising. For the avoidance of doubt, for so long as such an Event of Default has arisen and the actions required under paragraphs (a) and (b) above have not been completed, this condition precedent will not be considered satisfied by the Department and the Department will refuse any Disbursement Request in respect of any Project (and not merely those Projects in which the relevant Recipient Party holds (or, immediately prior to such Event of Default, held) a direct or indirect legal or beneficial ownership interest).
5.1.11    No Guardrail Suspension. The Secretary has not made any determination in accordance with the Guardrail Provisions to suspend the Recipient’s ability to request Direct Funding Disbursements.
5.1.12    No Material Adverse Effect. No event or circumstance (including a change in law) shall have occurred or could reasonably be expected to occur with respect to the Recipient, any Relevant Recipient Party or any Relevant Project that has had, or could reasonably be expected to have, a Material Adverse Effect.
5.1.13    Davis-Bacon Act Requirements. The conditions precedent in Section 3 (Conditions Precedent to Each Direct Funding Disbursement) of Annex E (Davis-Bacon Act Requirements) have been satisfied.
5.1.14    Additional Documents. The Department shall have received such other information, documents, legal opinions, certifications, or consents relating to any Relevant Project or any Relevant Recipient Party, or the matters contemplated by the Financing Documents as the Department may reasonably request in order to verify the completion of any of the conditions precedent set forth in this Section 5.1.
Section 5.2.    Conditions Precedent to Each Workforce Disbursement. The obligation of the Department to make any Workforce Disbursement shall be subject to the prior satisfaction (or waiver in writing), of each of the conditions precedent set forth in Annex G (Direct Funding for Workforce Activities).
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
The Recipient makes each of the following representations and warranties to and in favor of the Department as of (a) the Award Date; (b) the date of each Disbursement Request; (c) each Disbursement Date; and (d) each Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date, provided that (i) in the case of a representation and warranty under (b), (c) or (d) above, such representation and warranty shall apply only to each Relevant Project and each Relevant Recipient Party; and (ii) in the case of a representation and warranty under (c) above, such representation and warranty shall be made both immediately before and immediately after giving effect to the Disbursement being made on the relevant Disbursement Date:
Section 6.1.    Organization. Each Recipient Party (a) is an entity, duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation; (b) is duly qualified to do business in the state of its organization or formation and in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect; and (c) has all requisite power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease; (ii) carry on its business as now being conducted and as proposed to be conducted in respect of each applicable Project; and (iii) execute, deliver and perform its obligations under each of the Financing Documents to which it is a party.

Section 6.2.    Authorization; No Conflict. The Recipient has duly authorized, executed and delivered the Financing Documents to which it is a party, and neither its execution and delivery thereof nor its performance of the obligations contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof does or will (a) contravene its or any other Recipient Party's Organizational Documents or any Applicable Laws in any material respect; (b) contravene or result in any breach or constitute any default under any Governmental Judgment in any material respect; (c) contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its or any other Recipient Party's material Project Assets under any material agreement or instrument to which it or any other Recipient Party is a party or by which it, any other Recipient Party or any of its Project Assets may be bound, except for any Permitted Liens; or (d) require the consent or approval of any Person, other than: (i) the Required Approvals, (ii) any consents and approvals which are not material, and (iii) any other consents or approvals that have been obtained and are in full force and effect.
Section 6.3.    Compliance with Laws. The Recipient has conducted and is conducting (and each other Recipient Party has conducted and is conducting, as applicable) the construction, development, operation and maintenance of each Project and each Facility in compliance with:
(a)    the CHIPS Act;
(b)    the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.);
(c)    the False Claims Amendments Act of 1986 (18 U.S.C. § 287);
(d)    the False Statements Accountability Act of 1996 (18 U.S.C. § 1001);
(e)    Civil False Claims Act (31 U.S.C. §§ 3729 – 3733);
(f)    the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 (42 U.S.C. § 4601 et seq.) in all material respects;
(g)    all applicable federal labor and employment laws, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Fair Labor Standards Act (29 U.S.C. § 203), the Occupational Safety and Health Act (29 U.S.C. § 653) and the National Labor Relations Act (29 U.S.C. § 151 et seq.) in all material respects;
(h)    all applicable Export Control Laws in all respects except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (i) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of submission of the final disclosure resulted in the issuance of a warning or no action letter by BIS, or (ii) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority; and
(i)    without prejudice to Section 6.2 (Authorization, No Conflict), this Section 6.3 (Compliance with Laws), Section 6.7 (Required Approvals.), Section 6.8 (Intellectual Property.), Section 6.16 (Environmental Laws.), Section 6.17 (Federal Requirements.), or Section 6.18 (Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Controls; Anti-Corruption; Anti-Money Laundering Laws.), all Applicable Laws (other than those listed above) in all material respects.
Section 6.4.    Legality; Validity; Enforceability. Each Financing Document to which the Recipient is (or will be when executed) a party constitutes a legal, valid and binding obligation of the Recipient, enforceable against the Recipient in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Applicable Laws affecting creditors’ rights generally and by general principles of equity.

Section 6.5.    Real Property.
(a)    The Recipient or another Recipient Party (as applicable) owns and has valid legal and beneficial title to or a valid leasehold interest in all Real Property in each Project Site, free and clear of any Lien of any kind, except for Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Recipient or such other Recipient Party (as applicable) of any Lien on any real property interest in any Project Site, other than Permitted Liens.
(b)    All easements, leasehold and other property interests and utility and other services, means of transportation, facilities, other materials and rights that are reasonably necessary for the construction, completion and operation of any Project in accordance with Applicable Law and the Financing Documents have been obtained or could be obtained on commercially reasonable terms when needed.
(c)    Any Leases material to any Project and in existence on the date of this representation and under which the Recipient or another Recipient Party (as applicable) is a lessee are valid and subsisting, and the Recipient or such other Recipient Party (as applicable) is not in default in any material respect under any of such Leases.
(d)    Each Project Site is sufficient and appropriate in all material respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the relevant Project as contemplated by the Financing Documents.
(e)    Except as shown on the applicable Survey, with respect to each Project Site, all of the improvements on such Project Site lie wholly within the boundaries and building restriction lines of such Project Site, and no improvements on adjoining properties encroach upon such Project Site, and no improvements on such Project Site encroach upon or violate any easements or other encumbrances upon such Project Site, in each case, so as to materially impair the development, construction, operation, or use by (or for the benefit of) the Recipient or other Recipient Party (as applicable) of such Project Site for the applicable Project. To the Recipient’s Knowledge, there are no material matters affecting the applicable Project Site or the title thereto.
(f)    No condemnation or adverse zoning or usage change proceeding has occurred or, to the Recipient's Knowledge, been threatened against any Real Property that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Recipient or other Recipient Party (as applicable) of any Project Site for any Project.
Section 6.6.    Liens. The Recipient has not created, and is not under any obligation to create, and has not entered into any transaction or agreement that would result in the imposition of, any Lien upon any of its Project Assets except for Permitted Liens.
Section 6.7.    Required Approvals.
(a)    Each Required Approval that is required to be obtained as of any date on which this representation is made has been duly and validly issued, is in full force and effect and is, or, with the passage of time following the expiration of any relevant appeal period, will be, Non-Appealable, and the Recipient has not received any written notice of proposed revocation of any such Required Approval that has already been obtained.
(b)    The Recipient does not have any reason to believe that it, or any other Recipient Party will be unable to obtain the Required Approvals applicable to it in the ordinary course of business free from conditions or requirements and at such time or times as may be necessary to avoid any material delay in, or impairment to the development, construction or operation of the Projects in accordance with the Financing Documents.

(c)    Each of the Recipient and each other Recipient Party is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.
Section 6.8.    Intellectual Property.
(a)    Each Recipient Party exclusively owns right, title and interest in and to all material Project IP owned or purported to be owned by such Recipient Party (such Project IP, "Material Recipient Party-Owned Project IP"), free and clear of all Liens, except Permitted Liens.
(b)    To the Knowledge of the Recipient, each Recipient Party holds a valid and enforceable license, permit, certificate, franchise, or other authorization or right to use all material Project IP that is not Material Recipient Party-Owned Project IP.
(c)    To the Knowledge of the Recipient, no third party has infringed upon or misappropriated any Material Recipient Party-Owned Project IP except as could not reasonably be expected to cause a Material Adverse Effect.
(d)    To the Knowledge of the Recipient, the ownership or holding a license, permit, certificate, franchise, or other authorization or right to use, as applicable, by the Recipient of the Project IP and the use thereof at the Facilities by the Recipient does not infringe upon or misappropriate the Intellectual Property of any other Person except as could not reasonably be expected to cause a Material Adverse Effect.
(e)    There is no pending or, to the Recipient’s Knowledge, threatened (in writing) Action challenging the ownership, validity, enforceability, scope or use of, or otherwise relating to, any of the Material Recipient Party-Owned Project IP, in each case, except as could not reasonably be expected to cause a Material Adverse Effect.
Section 6.9.    Litigation. There is no pending or, to the Recipient’s Knowledge, threatened Action (in writing) that relates to: (a) the legality, validity or enforceability of any of the Financing Documents; (b) the development, construction, operation or maintenance of any Project in any material respect; or (c) any Recipient Party, that (excluding any Action contemplated under sub-clauses (a) or (b) above) either individually or in the aggregate, has, or could reasonably be expected to cause, a Material Adverse Effect.
Section 6.10.    Labor Disputes. There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of the Recipient or any other Recipient Party that have caused or could reasonably be expected to cause a Material Adverse Effect.
Section 6.11.    Taxes.
(a)    Each Recipient Party has filed all tax returns required by Applicable Laws to be filed by it and has paid: (i) all U.S. federal income Taxes that have become due pursuant to such tax returns; and (ii) all other material Taxes and assessments payable by it that have become due (other than, in each case, those Taxes that it is contesting in good faith and by appropriate proceedings, and for which reserves have been established to the extent required by the Applicable Accounting Requirements).
(b)    No Recipient Party has been convicted of a criminal offense under the Internal Revenue Code.
Section 6.12.    Financial Statements. Each of the Financial Statements of the Recipient and each Recipient Party delivered to the Department pursuant to Annex F (Reporting Covenants) has been prepared in accordance with the Applicable Accounting Requirements, on a Consolidated Basis (as applicable), and presents fairly, in all material respects, the financial condition of the Recipient or such other Recipient Party (as applicable) as of the respective dates of the Financial Statements for the respective periods covered therein. Such Financial Statements reflect all liabilities or obligations of the Recipient or such other Recipient Party (as applicable) and other information of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with Applicable Accounting Requirements. Since the date of such Financial Statements, the Recipient or such other Recipient Party (as applicable), has not incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Applicable Accounting Requirements which has not been disclosed to the Department in writing.
Section 6.13.    Contracts; Other Transactions. Except as expressly set forth on Schedule E (Affiliate Transactions), no Recipient Party is a party to any contract or agreement in relation to a Project with, and does not have any other loan commitment in relation to a Project to, any Affiliate that is not on arms' length terms.
Section 6.14.    Construction and Tool Installation Budget; Project Schedule.
(a)    The Construction and Tool Installation Budget:
(i)    is based on reasonable assumptions;
(ii)    has been prepared in good faith and with due care; and
(iii)    fairly represents the Recipient’s expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.
(b)    With respect to each Project, the Construction and Tool Installation Budget represents the Recipient’s good faith estimate of Total Project Costs anticipated to be incurred to achieve the Project Completion Date for such Project by the final Milestone Completion Longstop Date set forth in Schedule B (Disbursement Milestone Schedule). No Construction and Tool Installation Budget for any Project has been amended or changed in any material respect other than to reflect changes resulting from Disclosed Project Changes for the relevant Project in accordance with Section 8.1.3 (Disclosed Project Changes).
(c)    The Recipient’s good faith estimate is that, for each Project, the Project Completion Date will occur no later than the Milestone Completion Longstop Date for the final Disbursement Milestone for such Project.
(d)    In respect of the Project to which the Direct Funding Disbursement relates, a certificate from the Recipient certifying that the Recipient is committed to achieving the Project Completion Date for each Project and that the Total Funding Available for such Project will be sufficient to pay all remaining Project Costs (as of the Disbursement Date) reasonably expected to be required for such Project to achieve the applicable Project Completion Date by no later than the final Milestone Completion Longstop Date set forth in Schedule B (Disbursement Milestone Schedule) for such Project, which shall include such detail as the Department reasonably requests (to the extent not already provided by the Recipient under this Agreement) regarding the components of Total Funding Available, including sources and corresponding amounts and approximate timing therefor, as projected by the Recipient in good faith and based upon reasonable assumptions.
Section 6.15.    [Reserved.]
Section 6.16.    Environmental Laws.
(a)    All Required Approvals that are required to be obtained for any Project as of each date on which this representation is given relating to (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) the use, generation, storage, transportation or disposal of Hazardous Substances; or (v) otherwise required under applicable Environmental Law have been obtained.

(b)    To the Recipient’s Knowledge, as of each date on which this representation is given, the Recipient has not received, and is not aware of, any facts or circumstances that could reasonably be expected to result in, any complaint, order, directive, claim, citation or notice arising under Environmental Law by any Governmental Authority that is, or could reasonably be expected to become, material.
(c)    To the Recipient’s Knowledge, as of each date on which this representation is given, there is not, and has not been, any condition, circumstance, action, activity or event with respect to any Project, any Recipient Party, or any Project Site that could reasonably form the basis of any material violation of any Environmental Law.
(d)    To the Recipient’s Knowledge, as of each date on which this representation is given, each Recipient Party is in compliance with all applicable Environmental Laws in all material respects.
(e)    To the Recipient’s Knowledge, none of the Recipient, any Recipient Party nor any other Person, has used, generated, manufactured, produced, stored, or Released, on, under or about any Facility or transported thereto or therefrom, any Hazardous Substances in a manner that could reasonably be expected to: (i) form the basis of a material Environmental Claim; or (ii) cause any Project to be subject to any material restrictions arising under any Environmental Law.
Section 6.17.        Federal Requirements.
(a)    Davis-Bacon Act Requirements. Each representation and warranty set forth in Section 4 (Representations and Warranties) of Annex E (Davis-Bacon Act Requirements) is true and correct.
(b)    Guardrail Provisions.
(i)    Each Recipient Party is in compliance with all applicable Guardrail Provisions.
(ii)    Each of the lists of existing facilities and ongoing Joint Research and Technology Licensing, each as attached as Appendix 1 to the Guardrail Provisions, is true, correct, and such appendices memorialize all information required to be set forth herein pursuant to Section 1 (Prohibition on Certain Expansion Transactions) and Section 2 (Prohibition on Certain Joint Research or Technology Licensing) of the Guardrail Provisions.
(iii)    Each Person that as of the date hereof is a member of the Recipient’s “affiliated group,” as such term is defined under 26 U.S.C. § 1504(a), without regard to U.S.C. § 1504(b)(3), directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Recipient as of the date hereof is set forth in Part 4 (Members of the Affiliated Group) of Appendix 1 of the Guardrail Provisions.
(iv)    Each Related Entity as of the date hereof is set forth in Part 5 (Related Entities Subject to Section 3 of Annex C (Guardrail Provisions)) of Appendix 1 of the Guardrail Provisions.
(v)    Each Mitigation Agreement, if any, required pursuant to the Guardrail Provisions, is in full force and effect and no violation thereof has occurred.
(c)    Inverted Corporation Requirement. The Recipient represents that neither it nor any other Recipient Party is a foreign incorporated entity which is treated as an inverted domestic corporation under Section 835(b) of the Homeland Security Act of 2002 (6 U.S.C. § 395(b)) or a Subsidiary of such an entity.

Section 6.18.    Foreign Entity of Concern; Prohibited Persons; Sanctions; Export Controls; Anti- Corruption; Anti-Money Laundering Laws.
(a)    No Recipient Party is a Foreign Entity of Concern.
(b)    No Recipient Party nor any of their respective members, directors, or officers is a Prohibited Person, and to the Recipient’s Knowledge, none of the employees, agents or representatives of any Recipient Party acting in such capacities is a Prohibited Person.
(c)    To the Recipient’s Knowledge, no event has occurred, and no condition exists, that is reasonably likely to result in any Recipient Party becoming a Prohibited Person.
(d)    There are no Actions pending or, to the Recipient’s Knowledge, threatened, against or affecting any Recipient Party or their respective members, directors, officers, employees, agents or representatives acting in such capacities regarding any actual or alleged non- compliance with any Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws.
(e)    The Recipient has adopted and implemented and maintains policies and procedures designed to promote and achieve compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.
(f)    Each Recipient Party and the respective members, directors, officers, and, to the Recipient’s Knowledge, employees, agents and representatives thereof, are, and for the last five (5) years have been, (i) in compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and (ii) in compliance with all applicable Export Control Laws in all respects except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (1) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of submission of the final disclosure resulted in the issuance of a warning or no action letter by BIS, or (2) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority.
(g)    Each Recipient Party and each of their respective Principal Persons, and, to the Recipient’s Knowledge, their employees, agents, and representatives (while acting in such capacity) have complied with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws and Anti- Corruption Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to any Project and, otherwise, have conducted each Project in compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.
(h)    No Recipient Party, nor any Recipient Party's members, directors, officers, nor, to the Recipient’s Knowledge, employees, agents or representatives (while acting in such capacity) has made, offered, promised to make, provided or paid any contribution, entertainment or anything of value that is unlawful under applicable law to any local or foreign official (including employees of state- owned or controlled entities), foreign political party or party official or any candidate for foreign political office:
(i)    in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;
(ii)    to secure an advantage; or
(iii)    with the intent to induce the Recipient to misuse his or her official position to direct business to any Recipient Party or any of its Affiliates or to any other Person, in each case, in violation of any applicable Anti-Corruption Laws or any other Applicable Law.

Section 6.19.    Insolvency Proceedings.
(a)    Neither the Recipient nor any Recipient Party is the subject of any pending, or to the Recipient’s Knowledge, threatened, Insolvency Proceedings.
(b)    Each Recipient Party is and, after giving effect to any requested Disbursement, will be solvent. For purposes of the preceding sentence, “solvent” means (i) the fair saleable value (on a going concern basis) of the relevant Recipient Party’s assets exceed its liabilities, contingent or otherwise, fairly valued; (ii) the relevant Recipient Party will be able to pay its debts as they become due; and (iii) upon paying its debts as they become due, the Recipient will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations.
Section 6.20.    No Defaults; no Change of Control Events; no Clawback Events.
(a)    No Event of Default, Potential Event of Default or Change of Control Event has occurred and is continuing.
(b)    No Clawback Event has occurred and is continuing.
Section 6.21.    Material Adverse Effect. No event or circumstance has occurred and is continuing, that has or could reasonably be expected to have or result in a Material Adverse Effect.
Section 6.22.    Program Requirements. As of the Award Date, and as of each date thereafter that this representation is to be made, each Recipient Party is in compliance with all Program Requirements then-required pursuant to Annex D (Program Requirements).
Section 6.23.    Full Disclosure. The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to any Project (other than any projections, estimates and other forecasts and forward-looking information and other information of a general economic or industry nature) that have been furnished by or on behalf of the Recipient or any other Recipient Party to the Department or any Consultant from time to time, when taken as a whole, do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such information is stated or certified at the time they were made; provided that with respect to any projections or other forward-looking statements included in such information, the Recipient represents only that such information was prepared in good faith upon assumptions believed by the Recipient to be reasonable at the time such information was provided to the Department (it being understood that any such projections and forward-looking statements are subject to significant uncertainties and contingencies, that no assurances can be given that any such projections or forecasts will be realized and that actual results during the period or periods covered by any such projections or forward-looking statements may differ materially from the projected results).
Section 6.24.    No Immunity. No Recipient Party nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Financing Document.
Section 6.25.     No Federal Debt Delinquency. No Recipient Party has (a) any judgment Lien against any of its Property for a debt owed to the United States; or (b) any Indebtedness owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by the Applicable Accounting Requirements except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.26.     No Debarment.
(a)    To the Recipient's Knowledge, no event has occurred and no condition exists that is likely to result in the debarment or suspension of any Recipient Party or any Recipient Party's respective members, directors or officers from contracting with the U.S. government or any agency or instrumentality thereof.
(b)    No Recipient Party nor any Recipient Party's respective members, directors or officers is or has been, within the prior three years, debarred or suspended.
Section 6.27.    Information Technology; Cyber Security.
(a)    The information technology (including data communications systems, equipment and devices) used in the business of each Recipient Party (collectively, the “IT Systems”) operates and performs in all material respects as necessary: (i) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Projects; (ii) to complete the activities designated to achieve, for each Project, the Project Completion Date; and (iii) to exercise the Recipient’s rights and perform its obligations under the Financing Documents in a timely manner except as would not be expected to result in a Material Adverse Effect.
(b)    The Recipient has implemented and maintains, and has caused, or no later than the first Disbursement Date for the relevant Project, will have caused, each other Recipient Party to implement and maintain in connection with each Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with Prudent Industry Practice (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each applicable IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.
Section 6.28.    Acknowledgement Regarding Use of Data.
Each Recipient Party has taken reasonable measures to safeguard protected personally identifiable information and other confidential or sensitive personal or business information created or obtained in connection with the Award.
ARTICLE 7
AFFIRMATIVE COVENANTS
Section 7.1.    Reporting Covenants.
(a)    The Recipient covenants and agrees that, unless the Department waives compliance in writing, the Recipient shall, at its own expense, furnish, or cause to be furnished, to the Department, all information as and when required in accordance with Annex F (Reporting Covenants).
(b)    In addition the Recipient covenants and agrees that it shall notify the Department promptly (and in any event within five (5) Business Days) of its Knowledge of:
(i)    any Person that is not an Affiliate of the Recipient, or any group of such Persons acting in concert, holds or acquires more than five percent (5%) of any Ownership Interest or voting rights in any Recipient Party;
(ii)    any Affiliate acquiring any direct or indirect legal or beneficial Ownership Interest or voting rights in any Project, or any Affiliate ceasing to be a Recipient Party; or

(iii)    any material amendment or waiver of any Organizational Document of any Recipient Party;
(iv)    any appointment or removal of any board member of any Recipient Party, and provide: (1) together with any notice of an Affiliate becoming a Recipient Party under paragraph (ii) above, an up-to-date copy of all Organizational Documents (including any material amendment or waiver thereof), any other documents evidencing the Recipient's Control of such Affiliate or of any Recipient Party which is a Subsidiary of such Affiliate; (2) together with any notice of a material amendment or waiver under paragraph (iii) above, an up-to-date copy of such amendment or waiver; and (3) in respect of any matter notified under this paragraph (b), copies of such governance-related documents as the Department may reasonably request and, where such matter relates to a Change of Control in compliance with the Safe Harbor Conditions, copies of any transaction documents related thereto (including but not limited to any applicable purchase agreements, shareholder agreements, side letters and similar documents) promptly after such transaction documents are entered into.

Section 7.2.    Affirmative Covenants during the Period of Performance. The Recipient covenants and agrees that during the Period of Performance, unless the Department waives compliance in writing:
7.2.1    Internal Controls; Monitoring and Reporting.
(a)    The Recipient acknowledges and understands that the Department is responsible for protecting taxpayer resources, including by ensuring strong compliance and accountability measures for the Recipient with respect to Direct Funding Disbursement.
(b)    The Recipient shall establish and maintain effective internal control over the proceeds of any Direct Funding Disbursements to provide reasonable assurance that any costs of the Recipient or any Person paid or reimbursed with Direct Funding Disbursement constitute Eligible Uses of Funds.
(c)    The Recipient shall monitor activities funded by a Direct Funding Disbursement to provide reasonable assurance that Direct Funding Disbursement are used in compliance with the terms of the Direct Funding Agreement and performance expectations with respect to each Project. Upon request by the Department, the Recipient shall provide with respect to each Project any invoices, other financial records, and performance reporting information provided by any third party that has received Direct Funding Disbursement from the Recipient for the purpose of demonstrating performance in alignment with the Direct Funding Agreement.
7.2.2    Operations. The Recipient shall own (or hold a valid form of any material license, permit, certificate, franchise, or other authorization or right to use, as applicable), operate and maintain (or cause to be owned, held, operated and maintained by a Recipient Party) each Project and all Project Assets in accordance with Prudent Industry Practice.
7.2.3    Compliance with Applicable Law. The Recipient shall comply with and conduct (and cause each other Recipient Party to comply with and conduct, as applicable) the construction, development, operation and maintenance of each Project and each Facility in compliance with:
(a)    the CHIPS Act;
(b)    the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.);
(c)    the False Claims Amendments Act of 1986 (18 U.S.C. § 287);

(d)    the False Statements Accountability Act of 1996 (18 U.S.C. § 1001);
(e)    the Civil False Claims Act (31 U.S.C. §§ 3729 - 3733);
(f)    the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 (42 U.S.C. § 4601 et seq.) in all material respects;
(g)    all applicable federal labor and employment laws, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Fair Labor Standards Act (29 U.S.C. § 203), the Occupational Safety and Health Act (29 U.S.C. § 653) and the National Labor Relations Act (29 U.S.C. § 151 et seq.) in all material respects;
(h)    all applicable Export Control Laws in all respects except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (1) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of submission of the final disclosure resulted in the issuance of a warning or no action letter by BIS, or (2) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority; and
(i)    without prejudice to this Section 7.2.3, or Sections 7.2.8 (Intellectual Property), 7.2.9 (Required Approvals), or 7.2.12 (Federal Requirements), all Applicable Law (other than those listed above) in all material respects.
7.2.4    Insurance. The Recipient shall maintain, or cause to be maintained by a Recipient Party, in effect at all times insurance with reputable insurance companies, with respect to its present and future Properties (including liability and business interruption coverage), against such risks and hazards, in such amounts, and in such form, as is usually carried by companies of a similar size that are engaged in the same or a similar business and that own similar properties in the same or similar geographic area and are acting in accordance with Prudent Industry Practice. The insurance coverage referenced in this Section 7.2.4, including any portion thereof, may be maintained through any combination of primary insurance, excess insurance, commercial insurance, captive insurance, fronted insurance or may be self-insured.
7.2.5    Taxes. The Recipient shall file (and cause each other Recipient Party to file) all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid (and ensure each other Recipient Party pays or causes to be paid) on or before the date payment is due (i) all U.S. federal income Taxes required to be paid by it; and (ii) all other material Taxes and assessments required to be paid by such Recipient Party (other than, in the case of each of (i) and (ii), those Taxes that it contests in good faith and by appropriate proceedings, for which reserves are established to the extent required by the Applicable Accounting Requirements).
7.2.6    Eligible Uses of Funds.
The Recipient shall ensure that any Eligible Uses of Funds for which it seeks reimbursement under this Agreement have not been paid with the proceeds of (i) any federal grants, assistance or loans; (ii) other funds guaranteed by the federal government; or (iii) tax credits.
7.2.7    Diligent Execution of Project.
(a)    The Recipient shall use (and ensure each other Recipient Party uses) commercially reasonable efforts to achieve each Disbursement Milestone for each Project by the relevant Anticipated Completion Date.
(b)    The Recipient shall construct, modernize, expand and complete, or cause to be constructed, modernized, expanded and completed by a Recipient Party, as applicable, each Project diligently in accordance with Prudent Industry Practice, the applicable Disbursement

Milestone Schedule for each Project, and the applicable Construction and Tool Installation Budget, as each is permitted to be amended, supplemented or otherwise modified under this Agreement.
7.2.8    Intellectual Property.
The Recipient shall at all times: (i) acquire and maintain ownership of all material Project IP generated by or for the Recipient that to the Knowledge of the Recipient is necessary; and (ii) obtain and maintain licenses, permits, certificates, franchises or other authorizations or rights to use (y) all other material Project IP (other than Patents) owned by any other Person, and (z) to the Knowledge of the Recipient, all Patents in other material Project IP owned by any other Person, that are necessary, in each case, as applicable at the relevant time.
7.2.9    Required Approvals. The Recipient shall procure (or ensure another Recipient Party procures) each Required Approval at or prior to such time as such Required Approval is required or necessary and in any event in accordance with any applicable deadline set forth in the relevant Permitting Plan and maintain each such Required Approval in full force and effect and comply in all material respects with the terms thereof.
7.2.10    ASAP Account. The Recipient shall maintain an account in ASAP at all times.
7.2.11    Public Announcements. The Recipient shall, prior to the making thereof, coordinate with the Department with respect to any public announcement made by the Recipient or, to the Recipient’s Knowledge, any other Recipient Party:
(a)    in connection with material developments in respect of any Project (including, inter alia, any Project’s ground-breaking ceremony or going into operation) or satisfaction of any Disbursement Milestone; and
(b)    that directly refers to any Award or any Award Document (including by submitting the full text of any proposed public statement to the Department for review and refraining from making any such public statement without the Department’s prior written approval), other than any such statements that are, as may be determined by any Recipient Party or any Affiliate thereof: (i) required by or to comply with Applicable Law or stock exchange rules or regulations applicable to such Person; or (ii) made in connection with any Action brought by or against the Recipient or any of its Affiliates.
7.2.12    Federal Requirements.
(a)    Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti- Corruption Laws. The Recipient shall, and shall cause each other Recipient Party to:
(i)    comply with all Sanctions, Anti-Money Laundering Laws, and
Anti-Corruption Laws;
(ii)    comply with all applicable Export Control Laws in all respects except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (1) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of submission of the final disclosure resulted in the issuance of a warning or no action letter by BIS, or (2) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority;
(iii)    maintain in effect policies and procedures designed to promote and achieve compliance with all applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws;

(iv)    maintain in effect disclosure controls and procedures to provide reasonable assurance that material information regarding the Recipient’s and each other Recipient Party's compliance with Applicable Laws (including Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws) is made known to Principal Persons of the Recipient or such other Recipient Party, as applicable; and
(v)    take all responsible and prudent steps to ensure that each Recipient Party's directors, officers, employees, agents, and representatives comply with applicable Sanctions, Export Control Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
(b)    Prohibited Persons; Foreign Entities of Concern. The Recipient shall provide written notice to the Department as soon as practicable from the date that the Recipient knew or should have known that any Principal Person of any Recipient Party has become a Prohibited Person or any Recipient Party has become a Foreign Entity of Concern. For the purposes of this paragraph (b), (i) the date that the Recipient “should have known” such Principal Person became a Prohibited Person shall include, if applicable, (A) the date on which such Principal Person was identified on any Sanctions List, and (B) the date on which such Principal Person became domiciled in a Sanctioned Country; and (ii) the date that the Recipient “should have known” that any Recipient Party became a Foreign Entity of Concern shall include, if applicable, the date on which the change in ownership or management that made such Recipient Party a Foreign Entity of Concern occurred.
(c)    Lobbying Restriction. The Recipient shall:
(i)    comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Disbursement be expended by the Recipient or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of any Award or any other action described in 31 U.S.C. § 1352(a)(2) and with the implementing regulations at 15 C.F.R. Part 28; and
(ii)    disclose to the Department any registrations under the Lobbying Disclosure Act (2 U.S.C. § 1601 et seq.) or the Foreign Agents Registration Act (22 U.S.C. § 611 et seq.) related to the Projects.
(d)    Program Requirements. The Recipient shall, and shall cause each other Recipient Party to, comply with all applicable covenants set forth in Annex D (Program Requirements).
(e)    Davis-Bacon Act. The Recipient shall, and shall cause each other Recipient Party to, comply with the affirmative covenants set forth in Section 5 (Affirmative Covenants) of Annex E (Davis-Bacon Act Requirements).
(f)    Guardrail Provisions.
(i)    The Recipient shall, and shall cause each other Recipient Party to, comply with the Guardrail Provisions.
(ii)    The Recipient shall, and shall cause each other relevant Recipient Party to, comply with each Mitigation Agreement, if any, required pursuant to the Guardrail Provisions.
(g)    Compliance with Non-Discrimination Laws. The Recipient shall, and shall cause each other Recipient Party to, comply in all material respects with the following non-discrimination statutes and authorities:

(i)    Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq.) and the Department’s implementing regulations (15 C.F.R. Part 8);
(ii)    Title IX of the Education Amendments of 1972 (20 U.S.C. § 1681 et seq.), and the Department’s implementing regulations (15 C.F.R. Part 8a) prohibiting discrimination on the basis of sex;
(iii)    Sections 503 and 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. §§ 793, 794), and the implementing regulations (15 C.F.R. Part 8b, 41 C.F.R. § 60-741) prohibiting discrimination on the basis of handicap;
(iv)    the Age Discrimination Act of 1975, as amended (42 U.S.C. § 6101 et seq.), and the Department’s implementing regulations (15 C.F.R. Part 20);
(v)    Sections 202(1)-(3) of Executive Order 11246;
(vi)    the implementing regulations of the Vietnam Era Veterans’ Readjustment Assistance Act (41 C.F.R. §§ 60-300.20-21); and
(vii)    any other applicable non-discrimination laws.
(h)    Compliance with Whistleblower Protections. The Recipient shall:
(i)    promptly disclose in writing, (A) to each of the Director of the CHIPS Program Office, the Department’s Chief Counsel for Semiconductor Incentives and the OIG, whenever, in connection with this Agreement or a Project, any Recipient Party has credible evidence that a principal, officer, director, employee, agent, or entity has committed a violation of (1) federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations (see Title 18 of the United States Code); or (2) the Civil False Claims Act (see 31 U.S.C. §§ 3729-3733); and (B) to the OIG (through https://www.oig.doc.gov/Pages/Hotline.aspx), whenever, in connection with this Agreement or a Project, any Recipient Party has credible evidence of fraud, waste, and abuse;
(ii)    comply with 41 U.S.C. § 4712 and the whistleblower protections afforded to employees thereby to not discharge, demote, or otherwise discriminate against an employee as a reprisal for disclosing to a Body of Information that the employee reasonably believes is evidence of gross mismanagement of any Award, a gross waste of any Award, an abuse of authority relating to any Award, a substantial and specific danger to public health or safety, or a violation of law, rule, or regulation related to a Federal award, subaward, or contract under a Federal award or subaward; and
(iii)    inform each Recipient Party’s employees and contractors working on the Projects in writing, in the predominant native language of the workforce, of the foregoing rights under this paragraph (h).
(i)    Compliance with Trafficking in Persons Laws. The Recipient shall not (and shall cause each other Recipient Party not to, and shall contractually require that each employee of each Recipient Party shall not): (a) engage in severe forms of trafficking in persons (as defined in the TVPA at 22 U.S.C. § 7102); (b) procure a commercial sex act (as defined in the TVPA at 22 U.S.C. § 7102); or (c) use forced labor in the performance of any Award.
(j)    Compliance with Fly America Act. If the Recipient requests a Direct Funding Disbursement to pay expenses for air travel in connection with the Projects, such air travel shall be on a U.S. flag certified air carrier in compliance with the Fly America Act (49 U.S.C. § 40118), unless (a) a bilateral or multilateral agreement with the United States provides otherwise; (b) air travel on a U.S. flag certified air carrier between locations outside of the United States is not reasonably available; or (c) air travel on a U.S. flag certified air carrier between the United States and a location outside of the United States is not available.

(k)    Compliance with National Historic Preservation Act. The Recipient shall comply with and conduct (and shall cause each other Recipient Party to comply with and conduct) its business, each Project and each Facility in compliance with (i) NHPA; (ii) Archeological and Historic Preservation Act of 1974 (54 U.S.C. § 312502 et seq.); (iii) Executive Order 11593; (iv) Executive Order 13006; and (v) Executive Order 13007.
7.2.13    Code of Conduct; Conflict of Interest.
(a)    Each Recipient Party shall establish and maintain written standards of conduct that include (i) safeguards to prohibit any Principal Persons and any employee of any Recipient Party from using their positions for a purpose that constitutes or presents the appearance of personal or organizational Conflict of Interest, or personal gain in the administration of the Award; and (ii) the performance of each Recipient Party’s employees engaged in the selection, award and administration of contracts.
(b)    The Recipient shall only provide any in-kind goods or services for the purposes of transportation, travel, or any other expenses for any federal government employee to the extent it falls within a permissible exception or de minimis threshold in accordance with Applicable Law.
7.2.14    Authorized Purpose of the Project. The Recipient shall use, construct, and operate (or cause to be used, constructed and operated by a Recipient Party) each Project and each Eligible Facility at a Project in accordance with its Authorized Purpose.
Section 7.3.    Affirmative Covenants during the Upside Sharing Term. The Recipient covenants and agrees that during the Upside Sharing Term, unless the Department waives compliance in writing:
7.3.1    Books, Records and Inspections; Accounting and Auditing Matters.
(a)    The Recipient shall:
(i)    keep proper records and books of account in which full, true and correct in all material respects entries in accordance with the Applicable Accounting Requirements and all Applicable Laws are made in respect of all dealing and transactions relating to the Project-related business and activities of the Recipient and each Recipient Party; and
(ii)    maintain adequate internal controls, reporting systems and cost control systems that are sufficient to satisfy its obligations under the Financing Documents:
(A)    for overseeing the financial operations of the Recipient and each Recipient Party, including its cash management, accounting and financial reporting;
(B)    for supporting the Recipient’s relationship with the Department and the Recipient’s Accountant; and
(C)    for facilitating the effective and accurate audit and performance evaluation of the Projects; and
(D)    for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Projects as required by the CHIPS Act and the Guardrail Provisions.
(b)    The Recipient shall:
(i)    reasonably cooperate with the Department, OIG and the Consultants regarding any Project upon the Department’s request in connection with monitoring the construction, operation and performance of such Project and the compliance by the Recipient Parties with the Financing Documents;
(ii)    upon reasonable notice and at reasonable times during normal business hours, and subject to reasonable access restrictions and security controls, permit officers and designated representatives of the Department, its employees, OIG, the Comptroller General and the Consultants to visit, audit and inspect each Project and any other facilities and Properties of the Recipient in connection with (A) determining whether Disbursement Milestones have been achieved or the calculation of the True-Up Amount; (B) monitoring progress on any Disbursement Milestone or the calculation of the True-Up Amount; or (C) performing any audit or investigation of a Project or any Recipient Party in relation to any Project;
(iii)    perform an audit of each Project in accordance with generally accepted government auditing standards, if so requested by the Department, its employees, its agents, OIG, the Comptroller General or their authorized representatives, provided that, in no event will the Recipient be required to adopt in its financial statements any standard other than the Applicable Accounting Requirements;
(iv)    reasonably cooperate with any reasonable request of the Department, its employees, its agents, OIG, the Comptroller General, or their authorized representatives for information or documentation deemed necessary by such party to respond to any audit, evaluation, compliance review, or congressional inquiry, including, but not limited to, the biannual GAO audit requirement described in 15 U.S.C. § 4652(c) of the CHIPS Act and the compliance review authorized by 15 U.S.C. § 4652(a)(6)(C) of the CHIPS Act with respect to an Event of Default under Section 9.1.1(c) (Expansion Clawback Event); and
(v)    provide to officers and designated representatives of the Department, its employees, its agents, OIG, the Comptroller General and the Consultants access to any pertinent books, documents, papers and records of any Recipient Party related to any Project for the purpose of audit, examination, inspection and monitoring as may be reasonably requested by the Department in connection with the Financing Documents.
(c)    The Recipient shall retain all records relating to Eligible Uses of Funds with respect to which Disbursements were made for three (3) years after the Period of Performance.
(d)    In no event will Recipient be required to disclose to the Department or its agents or representatives, in connection with an audit of any Project or otherwise under this Agreement, trade secrets unrelated to Project performance or competitively sensitive information of Recipient (e.g., manufacturing recipes).
(e)    Any Consultants or representatives that are not U.S. Government employees that are performing audit work for any Project on behalf of the Department or U.S. Government must agree to Recipient’s commercially reasonable non-disclosure agreement or similar confidentiality terms prior to gaining access to Recipient’s books and records.
7.3.2    Maintenance of Existence, Property.
(a)    The Recipient shall preserve and maintain (and shall cause each other Recipient Party to preserve and maintain): (i) its legal existence and corporate status; and (ii) all of its licenses, rights, privileges and franchises material to the development, construction, operation or maintenance of any Project.
(b)    The Recipient shall keep (or cause to be kept) all its material Project Assets in good working order and condition to the extent necessary to ensure that the development, construction, operation and maintenance of each Project can be conducted properly and in compliance with the CHIPS Act and all other Applicable Laws, the Required Approvals and its Organizational Documents at all times.
(c)    Except as otherwise permitted hereunder, the Recipient shall preserve and maintain (or cause to be preserved and maintained by a Recipient Party) good and marketable title to or leasehold interest in or rights to the Project Sites and such rights to use each Project Site as are necessary to construct, operate and maintain the Projects in accordance with the requirements of the Financing Documents and shall, at its own expense, take all actions to ensure that it has sufficient rights to the Project Sites as is necessary for the development, construction and operation of the Projects as contemplated by the Financing Documents.
7.3.3    SAM Registration. The Recipient shall maintain its SAM database registration at all times.
7.3.4    Recipient’s Accountant.
(a)    The Recipient shall maintain engagement of Recipient’s Accountant at all times; and
(b)    The Recipient shall promptly provide notice to the Department of any change of the Recipient’s Accountant.
7.3.5    Close Out Procedure. The Recipient shall cooperate with (and shall cause each other Recipient Party to cooperate with) the Department to complete the Recipient’s final reports, reconcile all accounting matters, enable the Department to complete its final reports and otherwise perform reasonable tasks as requested by the Department to close out each Award at the expiration of the applicable Period of Performance.
ARTICLE 8
NEGATIVE COVENANTS
Section 8.1.    Negative Covenants during the Period of Performance. The Recipient covenants and agrees that during the Period of Performance (except with respect to the covenants in Sections 8.1.5(d)(ii) (Disposition of non-Project Assets) and 8.1.5(f)(i) (Safe Harbor Covenants.), which shall apply only during the period commencing on the Award Date and ending on the earlier of June 30, 2031 or the date on which all Projects have achieved Project Completion), unless the Department waives compliance in writing:
8.1.1    Prohibited Persons; Foreign Entities of Concern.
(a)    Each Recipient Party shall not become (whether through a transfer or otherwise) a Prohibited Person or a Foreign Entity of Concern.
(b)    The Recipient shall not (and the Recipient shall cause each other Recipient Party not to) use any proceeds of any Direct Funding Disbursement, or lend, contribute, or otherwise make available such funds to any Person, (i) to fund any activities or business of or with any Prohibited Person, or in or with any Sanctioned Country; or (ii) in any other manner that would result in a violation of Sanctions, Export Control Laws, Anti-Money Laundering Laws, or Anti-Corruption Laws by any Person.
8.1.2    Debarment Regulations.
(a)    Unless authorized by the Department in writing, the Recipient shall not (and the Recipient shall cause each other Recipient Party not to) enter into any contracts for the construction, development, operation or maintenance of any Project with any Person who is debarred or suspended from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.
(b)    The Recipient shall not (and the Recipient shall cause each other Recipient Party not to) fail to comply with any or all Debarment Regulations in a manner which results in the Recipient or such Recipient Party being debarred or suspended from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any Debarment Regulations.
8.1.3    Disclosed Project Changes.
(a)    The Recipient shall not (other than to correct minor or technical errors) change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements of any Construction and Tool Installation Budget or Initial Financing Plan that results in an increase or decrease in Total Project Costs of more than ten percent (10%) of the Total Project Costs for the applicable Project as set forth in the Construction and Tool Installation Budget (each a “Project Change”), except for any Project Change that has been submitted in writing by the Recipient to the Department (including an explanation in reasonable detail of the reasons for such Project Change) (such change, a “Disclosed Project Change”).
(b)    The Recipient shall cause all Disclosed Project Changes to be reflected in a revised Construction and Tool Installation Budget, as applicable, and promptly deliver such revisions to the Department in accordance with Annex F (Reporting Covenants).
8.1.4    Restrictions on Liens and Subsidiaries.
(a)    Liens. The Recipient shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon any Project Assets, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.
(b)    Subsidiaries; Partnerships. The Recipient shall not, for the purposes of the ownership, management or operation of any Project or any material Project Asset: (i) form or have any Subsidiaries (other than the Recipient Parties); (ii) enter into (or permit any other Recipient Party to enter into) any partnership or a joint venture other than as part of a Permitted Equity Transfer; (iii) enter into (or permit any other Recipient Party to enter into) any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the relevant Recipient Party’s income or profits are, or might be, shared with any other Person other than as part of a Permitted Equity Transfer; or (iv) enter into (or permit any other Recipient Party to enter into) any management contract or similar arrangement whereby its business or operations are managed by any other Person (other than by another Recipient Party, where such contract or arrangement has been disclosed to the Department).
8.1.5    Disposition; Transfer.
(a)    [Reserved.]
(b)    Disposition of Project Assets not funded by the Direct Funding Award. The Recipient shall not, and shall not agree to carry out (or permit any other Recipient Party to carry out) a Disposition of any Project Asset (other than any Project Asset that is acquired or improved with the Direct Funding Award, which shall be governed by clause (c) below), of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired, other than a Permitted Disposition.
(c)    Disposition of Project Assets funded by the Direct Funding Award. The Recipient shall not, and shall not agree to carry out (or permit any other Recipient Party to carry out) a Disposition of any Project Asset acquired or improved with the Direct Funding Award (other than a Disposition falling under part (b) of the definition "Permitted Disposition") unless the proceeds (net of any transaction costs) of such Disposition are: (i) applied by the relevant Recipient Party to the acquisition of replacement Project Assets (or otherwise reinvested into the Project) for use in connection with the relevant Project within one hundred eighty (180) days of such Disposition; or (ii) to the extent such proceeds are not applied to the acquisition of such replacement Project Assets (or otherwise reinvested into the Project) within one hundred eighty (180) days of such Disposition, paid to the Department promptly after such one hundred eighty (180) day period has elapsed in an amount equal to the product of: (A) the proceeds from the Disposition of the relevant Disposed Project Assets not applied to the acquisition of replacement Project Assets (or otherwise reinvested into the Project); and (B) the percentage of the Department’s participation in the original cost of acquiring or improving the relevant Disposed Project Assets for the relevant Project.
(d)    Disposition of non-Project Assets.
(i)    subject to paragraph (ii) below, in the event the Recipient carries out (or permits any other Recipient Party to carry out) a Disposition of Intel Products, or all or substantially all (by voluntary liquidation or otherwise) of the Recipient's client, server or networking business (including manufacturing arrangements with the Projects) as of the Award Date, the Recipient shall procure as a condition to such Disposition taking effect a covenant from such Disposed entity to source sixty percent (60%) or more (by quantity) of its leading-edge manufacturing needs from IFC in each fiscal year following the occurrence of the relevant Change of Control for the Period of Performance, provided that IFC uses the Eligible Facilities at the Projects; and
(ii)    in the event the Recipient carries out (or permits any other Recipient Party to carry out) a spin-off under Section 355 or 361 of the Internal Revenue Code of Intel Products, or otherwise of the Recipient's client, server and networking business (including manufacturing arrangements with the Projects) as of the Award Date, the Recipient shall procure that such spun-off entity enters into a guarantee of the Recipient's payment obligations that may arise from time to time under this Agreement until the earlier of June 30, 2031 or the date on which all Projects have achieved Project Completion.
(e)    Disposition of Equity Interests. The Recipient shall not, and shall not agree to carry out (or permit any other Recipient Party to carry out) a Disposition of any Equity Interest in any Recipient Party other than a Permitted Equity Transfer.
(f)    Safe Harbor Covenants.
(i)    In order to demonstrate that a Change of Control complies with the Safe Harbor Conditions, in relation to a Change of Control of the Recipient, the Recipient shall, and in the event of a Change of Control in relation to IFC, IFC shall, as applicable, until the earlier of June 30, 2031 or the date on which all Projects have achieved Project Completion:
(A)    use commercially reasonable efforts to continue each of the Projects to Project Completion;
(B)    pursue a strategy of manufacturing leading-edge semiconductors in the U.S. for both the Recipient's client, server and networking business (including manufacturing arrangements with the Projects) and third-party customers; and
(C)    continue investments in U.S. research and development for semiconductor development (which shall include leading-edge logic process technology, advanced packaging, and product design) such that the amount of such investments undertaken by the Recipient and IFC collectively in each fiscal year following the occurrence of the relevant Change of Control is no less than five billion Dollars ($5,000,000,000) on a consolidated basis.
(ii)    In the event of a Change of Control in relation to IFC, the Recipient shall continue to source sixty percent (60%) or more (by quantity) of its leading-edge manufacturing needs from IFC in each fiscal year following the occurrence of the relevant Change of Control for the Period of Performance, provided that IFC uses the Eligible Facilities at the Projects.
8.1.6    Environmental Laws. In all material respects, the Recipient shall not (and the Recipient shall cause each other Recipient Party not to): (i) undertake any action or Release any Hazardous Substances in violation of any Environmental Law, or (ii) construct, operate or otherwise carry out any Project in any manner that would violate any Environmental Law.
8.1.7    Telecommunication and Video Surveillance. The Recipient shall not, and shall cause each Recipient Party, contractor and subrecipient of proceeds of each Award not to, obligate or expend any proceeds of such Award to procure or obtain, or extend or renew a contract to procure or obtain, covered telecommunication and video surveillance services or equipment as described in Section 889 of the National Defense Authorization Act of 2019 (Pub. L. No. 115- 232).
8.1.8    No Subawards. The Recipient shall not (and the Recipient shall cause each other Recipient Party not to) enter into any construction Subawards for any part of the Direct Funding Award to any agency or employee of the Department or to any other federal employee, department, agency, or instrumentality, without the Department’s prior written consent.
Section 8.2.    Negative Covenants during the Upside Sharing Term. The Recipient covenants and agrees that during the Upside Sharing Term, unless the Department waives compliance in writing:
8.2.1    Accounting Policies; Corporate Form. The Recipient shall not (and the Recipient shall cause each other Recipient Party not to) amend or modify its accounting policies, reporting practices, or corporate form (except for changes required by Applicable Law or Applicable Accounting Requirements) if such change could reasonably be expected to have a Material Adverse Effect or a material impact on the Department’s rights to receive the Upside Sharing Amount or any portion thereof.
ARTICLE 9
EVENTS OF DEFAULT; CHANGE OF CONTROL EVENTS; REMEDIES
Section 9.1.    Events of Default. The occurrence of any of the following events described in this Section 9.1 (Events of Default) (including any event occurring after a Change of Control) shall constitute an Event of Default. For the avoidance of doubt, each clause of this Section 9.1 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.
9.1.1    Clawback Events.
(a)    Project Completion Clawback Event. The Project Completion Date for any Project shall not have occurred by the applicable Project Completion Clawback Date.
(b)    Technology Clawback Event. During the Technology Clawback Term for any Project, the Recipient or any Related Entity engages in any Joint Research or Technology Licensing activity with any Foreign Entity of Concern in violation of the Guardrail Provisions.
(c)    Expansion Clawback Event. During the Expansion Clawback Term, the Recipient or any Members of the Affiliated Group engages in any Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in any Foreign Country of Concern in violation of the Guardrail Provisions.
(d)    Authorized Purpose Clawback Event. The occurrence of an Event of Default under Section 9.1.3 (Other Breaches) with respect to Section 7.2.14 (Authorized Purpose of the Project).

(e)    Property Disposition Clawback Event. Any Disposition in breach of Section 8.1.5(c) (Disposition; Transfer).
9.1.2    Payment Defaults. Any Recipient Party fails to pay, in accordance with the terms of any Financing Document, any fee, charge or any other amount due under any Financing Document on or before the date such amount is due and such failure to pay shall continue unremedied for a period of (a) in the case of any payment of the Upside Sharing Amount, forty-five (45) days after the date on which such Upside Sharing Amount was due; and (b) in the case of any other payment, fifteen (15) days after the date on which such amount was due.
9.1.3    Other Breaches.
(a)    The Recipient fails to perform or observe any covenant, term or obligation described in any provision of Section 7.2.8 (Intellectual Property), Section 7.2.12 (Federal Requirements), or Article 8 (Negative Covenants) (other than Section 8.1.3 (Disclosed Project Changes.)), or Section 1 (Program Requirements not subject to Cure Period) of Annex D (Program Requirements).
(b)    The Recipient fails to perform or observe any covenant, term or obligation described in any provision of Section 2 (Program Requirements subject to Cure Period) of Annex D (Program Requirements), subject to the cure period set forth in Annex D (Program Requirements).
(c)    Any Recipient Party fails to perform or observe any covenant, term or obligation under this Agreement or any other Award Document to which it is a party (including Section 8.1.3    (Disclosed Project Changes.)), other than any covenant, term or obligation:
(i)    included in Annex G (Direct Funding for Workforce Activities), which are subject solely to the termination provisions and remedies set out there; or
(ii)    expressly referred to in another provision of this Section 9.1.3 (Other Breaches), unless such failure (A) could not reasonably be expected to have a Material Adverse Effect; and (B) if capable of being remedied, has been remedied (as determined by the Department based on evidence in form and substance satisfactory to it) within (x) the relevant cure period, if any, specified for such term, covenant or agreement (as applicable) in such Financing Document; or (y) if no cure period is specified therein, thirty (30) days following the Recipient's Knowledge or receipt by the Recipient of a written notice of such failure.
9.1.4    Cross Default.
(a)    An LGA Event of Default or, with respect to any Project, an LGA Project- Specific Event of Default occurs in relation to such Project.
(b)    The Recipient or any other Recipient Party defaults in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which the Recipient has outstanding at any time, any Indebtedness for Borrowed Money in an aggregate amount in excess of five hundred million Dollars ($500,000,000) for a period beyond any applicable grace period, or any other default occurs (after any applicable grace, cure or notice periods) under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, such Indebtedness for Borrowed Money in an aggregate amount in excess of five hundred million Dollars ($500,000,000).
9.1.5    Unenforceability, Termination, Repudiation or Transfer of Any Financing Document. Any Financing Document at any time and for any reason: (a) is or becomes invalid, illegal, void or unenforceable or the Recipient has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement; (b) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred by the Recipient during the Upside Sharing Term (other than with the prior written consent of the Department); or (c) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed) by the Recipient, or the Recipient has given irrevocable notice of its intention to terminate.
9.1.6    Required Approvals. (a) The Recipient or any other Recipient Party fails to obtain, renew, maintain or comply in all material respects with any Required Approval; (b) any such Required Approval is rescinded, terminated (other than in accordance with its terms), suspended, withdrawn or withheld, is determined to be invalid or ceases to be in full force and effect (other than as a result of the termination of such Required Approval in accordance with its terms); (c) any such Required Approval is modified in a manner that causes a Material Adverse Effect on the Recipient or any Project; or (d) any notice shall be issued or any proceedings shall be commenced by or before any Governmental Authority for the purpose of rescinding, terminating, suspending, withdrawing or withholding any such Required Approval and such proceedings have not been stayed, withdrawn or suspended within thirty (30) days.
9.1.7    Bankruptcy; Insolvency; Dissolution.
(a)    Involuntary Bankruptcy, Etc. The commencement of any Insolvency Proceeding against the Recipient or any other Recipient Party, and such proceeding continues undismissed and unstayed for a period of at least sixty (60) days.
(b)    Voluntary Bankruptcy, Etc. The institution by the Recipient or any other Recipient Party of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Recipient Party for the purpose of effecting any of the foregoing.
(c)    Dissolution. The dissolution of the Recipient or any other Recipient Party (other than any dissolution of any Recipient Party pursuant to a merger or consolidation of such Recipient Party with another Recipient Party, where such other Recipient Party is the surviving entity of such merger or consolidation).
9.1.8    Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Project or of any Recipient Party in excess of five hundred million Dollars ($500,000,000), or which, in any case, could reasonably be expected to have a Material Adverse Effect.
9.1.9    Judgments. One or more Governmental Judgments shall be entered (a) against any Recipient Party and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of forty-five (45) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds five hundred million Dollars ($500,000,000), or such Governmental Judgment could reasonably be expected to have a Material Adverse Effect; (b) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied, vacated, discharged, stayed or bonded and requires Abandonment of any Project.
9.1.10    Abandonment.
(a)    The Recipient Abandons any Project at any time prior to the occurrence of the Project Completion Date for such Project.
(b)    At any time on or following the occurrence of the Project Completion Date for any Project, the Recipient Abandons such Project.

9.1.11    Environmental Matters. (a) Any material Action under or relating to any Environmental Law or asserting any Environmental Claim has been instituted against the Recipient or any other Recipient Party in connection with any Project; or (b) in connection with any Project, any material Governmental Judgment is issued relating to any material Environmental Claim, Environmental Law or any Required Approval issued under any Environmental Law, and such Action or Governmental Judgment is not vacated, discharged or stayed within ninety (90) days.
9.1.12    Misstatements; Omissions. Any representation or warranty confirmed or made in any Financing Document by or on behalf of the Recipient or any other Recipient Party or in any certificate, Financial Statement or other document provided by or on behalf of any such Recipient Party to the Department or any Consultant in connection with the Recipient's obligations under the Financing Documents shall be found to have been incorrect, false or misleading in any material respect when made or deemed to have been made.
9.1.13    Change of Control. A Change of Control occurs in relation to any Recipient Party other than the Recipient and IFC (other than any Change of Control in relation to such Recipient Party that is also a Change of Control Event under Section 9.2.1 (Change of Control.), or would be a Change of Control Event under Section 9.2.1 (Change of Control.) but for compliance with the Safe Harbor Conditions).
9.1.14    Certain Governmental Actions. Any Governmental Authority: (a) lawfully condemns or assumes custody of all or substantially all of the property or assets of any Recipient Party; or (b) takes lawful action to displace the management of any Recipient Party.
9.1.15    Compliance with Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws.
(a)    The making or use of any Direct Funding Disbursement or any use of any proceeds of the Award violates, or causes any Person to violate, any Sanctions, Export Control Laws, Anti- Money Laundering Laws, or Anti-Corruption Laws.
(b)    Any violation by any Recipient Party of any Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.
(c)    Any violation by any Recipient Party of any applicable Export Control Laws except for any actual or potential violations that involve only unintentional minor, technical infractions, which either (1) were voluntarily self-disclosed to BIS within sixty (60) days of the Recipient Party becoming aware of the violation, and, within sixty (60) days of submission of the final disclosure resulted in the issuance of a warning or no action letter by BIS, or (2) otherwise could not reasonably be expected to give rise to an enforcement action, or the imposition of any fine or penalty by any Governmental Authority.
(d)    Any Recipient Party becomes a Prohibited Person.
(e)    Any Principal Person of any Recipient Party becomes a Prohibited Person, unless such Recipient Party removes or replaces such Principal Person within thirty (30) days from such Recipient Party’s Knowledge of such occurrence.
Section 9.2.    Change of Control Events. The occurrence of any of the following events described in this Section 9.2 (Change of Control Events), at any time prior to the earlier of June 30, 2031 or the date on which all Projects have achieved Project Completion, shall constitute a Change of Control Event. For the avoidance of doubt, each clause of this Section 9.2 (Change of Control Events) shall operate independently, and the occurrence of any such event shall constitute a Change of Control Event.

9.2.1    Change of Control.
(a)    A Change of Control occurs in relation to the Recipient, unless, with respect to a Change of Control falling under part (a)(i), (ii) or (iv) of the definition "Change of Control" only: (i) the Recipient certifies in an Officer’s Certificate in advance of the relevant transaction that the applicable Safe Harbor Conditions have been met, and (ii) no Safe Harbor Condition is subsequently breached, revoked or invalidated.
(b)    A Change of Control occurs in relation to IFC, unless, with respect to a Change of Control falling under part (b)(i) or (ii) of the definition "Change of Control" only: (i) the Recipient certifies in an Officer’s Certificate in advance of the relevant transaction that the applicable Safe Harbor Conditions have been met, and (ii) no Safe Harbor Condition is subsequently breached, revoked or invalidated.
9.2.2    Other Breaches. The Recipient fails to perform or observe any covenant, term or obligation described in any provision of Section 8.1.5(d) (Disposition of non-Project Assets) or Section 8.1.5(f) (Safe Harbor Covenants.).
Section 9.3.    Remedies for Events of Default and Change of Control Events. Subject to Section 9.4 (Automatic Acceleration) and Section 10.13 (Dispute Resolution), upon the occurrence and during the continuance of an Event of Default (including any Event of Default arising after a Change of Control) or a Change of Control Event, the Department may, subject to the Federal Claims Collection Act of 1966, as amended, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by Applicable Laws), exercise one or more of the rights and remedies set forth below (in any combination or order that the Department may elect, provided that, in relation to a Project-Specific Event of Default (but without regard to any other Event of Default), the remedies below in clauses (b), (c), (d), (f), (h), (j), (k), (l) and (p) may only be exercised by the Department in respect of the Project or Projects to which that Project-Specific Event of Default relates, any portion of the Direct Funding Award or the Workforce Award attributable to any such Project, and any Disbursements made or requested in respect of any such Project):
(a)    provide the Recipient with written notice specifying the nature and extent of the Event of Default or Change of Control Event (as applicable) and requiring the Recipient to remedy the same in accordance with a corrective action plan in form and substance satisfactory to the Department;
(b)    impose additional conditions pending implementation of any corrective actions required by the Department;
(c)    suspend or terminate, all or any portion of, the Maximum Award Amount;
(d)    temporarily withhold or suspend a Disbursement;
(e)    (in relation to an Event of Default which is not a Project-Specific Event of Default, or a Change of Control Event) terminate this Agreement and the Award;
(f)    refuse, and the Department shall not be obligated, to review any Disbursement Request until and if such time as the relevant Event of Default or Change of Control Event (as applicable) is cured;
(g)    with respect to an Event of Default under Section 9.1.3(a) (Other Breaches) arising in relation to a breach of Section 7.2.12(i) (Compliance with Trafficking in Persons Laws) or Change of Control Event (as applicable), take such action available to the Department pursuant to 22 U.S.C. § 7104(c);

(h)    with respect to an Event of Default under Section 9.1.1(a) (Project Completion Clawback Event), demand recovery on a progressive basis up to the full amount of the proceeds paid to the Recipient for the applicable Project (including for the avoidance of doubt, for the Fab 62 Project and the Ohio Project, the full proceeds of any Disbursements in respect of their respective Customer Milestones) in a manner to be determined and notified by the Department to the Recipient in connection with such demand; provided that, in establishing a progressive recovery schedule, the Department may consider the following factors, as determined by the Department:
(i)    the time the Department estimates will be required beyond the Project Completion Clawback Date for the Recipient to achieve Project Completion;
(ii)    the likelihood, in the Department’s belief, that the Recipient can achieve the Project Completion Date;
(iii)    the then-current production of the Project relative to expected capacity;
(iv)    the reasons for the delay in achieving the Project Completion Date, including economic cyclicality; and
(v)    any other relevant factors determined by the Department; provided, however, that notwithstanding the forgoing, in the event that the Recipient does not achieve a Project Completion Date by the applicable Project Completion Clawback Date, in no instance shall the Department recover more than twenty percent (20%) of the Direct Funding Disbursements paid to the Recipient if the Recipient is expected to achieve such Project Completion Date within one (1) year after the applicable Project Completion Clawback Date;
(i)    with respect to an Event of Default under Section 9.1.1(b) (Technology Clawback Event) or Section 9.1.1(c) (Expansion Clawback Event), exercise the remedies, mitigation, and clawbacks available in accordance with Section 7 (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions;
(j)    with respect to an Event of Default under Section 9.1.1(e) (Property Disposition Clawback Event), demand recovery of an amount equal to the proceeds from the relevant Disposition as a debt payable to the Department in a manner to be determined and notified by the Department to the Recipient in connection with such demand;
(k)    with respect to any Fundamental Event of Default or Change of Control Event, demand recovery of all or part of the Direct Funding Disbursements paid to the Recipient as a debt payable to the Department in accordance with the terms of such demand; provided that, where the Fundamental Event of Default is a Project-Specific Event of Default, recovery will be limited only to the Direct Funding Disbursements related to that Project or Projects;
(l)    with respect to an Event of Default under Section 9.1.3 (Other Breaches) arising in relation to a breach of 7.2.6 (Eligible Uses of Funds.), demand recovery of an amount equal to the proceeds of the relevant Direct Funding Disbursement used for Ineligible Uses of Funds in a manner to be determined and notified by the Department to the Recipient in connection with such demand;
(m)    take such action available to the Department pursuant to the Civil False Claims Act (31 U.S.C. §§ 3729 – 3733);
(n)    reject any current or future application for any CHIPS Incentives submitted by the Recipient or any Affiliate;
(o)    initiate suspension or debarment proceedings in accordance with Applicable Law; and

(p)    subject to Section 9.5 (Specific Performance), exercise any other rights and remedies available under the Financing Documents or otherwise available under Applicable Law by appropriate proceedings, including to enforce the payment of any amount due and payable under the Financing Documents, to charge interest, penalties and administrative costs on overdue debts in accordance with the Debt Collection Act, for damages, or for the specific performance of those certain provisions of this Agreement set out in Section 9.5 (Specific Performance), provided, however, that for the occurrence of any Event of Default under Section 9.1.1(e) (Property Disposition Clawback Event), the Department shall be limited to the remedy set forth in Section 9.3(j) above.
Section 9.4.    Automatic Acceleration. Upon the occurrence of any Event of Default referred to in any provision of Section 9.1.7 (Bankruptcy; Insolvency; Dissolution.), (a) the Maximum Award Amount shall automatically be terminated; and (b) the full amount of the Disbursements theretofore disbursed and all other liabilities of the Recipient accrued hereunder shall automatically become due and payable as a debt to the Department, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Recipient hereby expressly waives.
Section 9.5.    Specific Performance.
(a)    The Parties acknowledge and agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any Recipient Party does not perform certain provisions of this Agreement in accordance with their specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Department shall be entitled to seek an injunction, specific performance and/or other equitable relief of the following obligations under this Agreement: Section 7.1 (Reporting Covenants), Section 7.2.1 (Internal Controls; Monitoring and Reporting), Section 7.2.2 (Operations), Section 7.2.3 (Compliance with Applicable Law), Section 7.2.12(d) (Program Requirements) (in respect of the covenants set forth in the following sections of Annex D (Program Requirements): section 2.2 (Economic and National Security Objectives: Prohibited Equipment), section 2.9 (Workforce Strategy: Worker Investments) and section 2.19 (Broader Impacts: Community Investment)), 7.2.12(e) (Davis-Bacon Act), 7.2.12(f) (Guardrail Provisions) and 7.2.12(h) (Compliance with Whistleblower Protections), Section 7.2.13 (Code of Conduct; Conflict of Interest.), Section 7.3.1 (Books, Records and Inspections; Accounting and Auditing Matters.), Section 7.3.3 (SAM Registration), Section 7.3.4 (Recipient’s Accountant.), Section 7.3.5 (Close Out Procedure), Section 8.1.2 (Debarment Regulations.), Section 8.1.7 (Telecommunications and Video Surveillance), and Section 8.2.1 (Accounting Policies; Corporate Form), in addition to any other remedy to which the Department may be entitled at law or in equity.
(b)    The Recipient agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief sought by the Department in connection with Section 8.4(a) above on the basis that the Department has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity. In seeking (a) an injunction or injunctions in connection with Section 8.4(a) above; (b) to enforce specifically the terms and provisions of this Agreement in connection with Section 8.4(a) above ; and/or (c) other equitable relief in connection with Section 8.4(a) above, the Department shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
Section 9.6    Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Laws or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default or Change of Control Event (as applicable), the Department is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Recipient or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by the Department

(including by any branches and agencies of the Department wherever located) to or for the credit or the account of the Recipient against and on account of the Department Obligations and liabilities of the Recipient to the Department under this Agreement or any other Financing Document.
Section 9.7.    Workforce Award Remedies. The Department may exercise one or more of the rights and remedies set forth in accordance with Annex G (Direct Funding for Workforce Activities) upon the failure of the Recipient to perform or observe any covenant, term or obligation set forth in such Annex G (Direct Funding for Workforce Activities).
Section 9.8.    Recipient’s Right to Repay.
(a)    The Recipient shall have the right to resolve any Fundamental Event of Default, Clawback Event or Change of Control Event, in each case, (x) that is not intentionally caused or created by the Recipient for the purpose of invoking this Section 9.8, (y) which the Department has not waived, either at the Recipient's request or using the Department's sole discretion (except that the Department may not waive a Clawback Event in Section 9.1.1(a) or a Fundamental Event of Default in Section 9.1.10, absent a Recipient waiver request) and (z) in relation to which the Department has not invoked the Dispute resolution procedure pursuant to Section 10.13 (Dispute Resolution.) within thirty (30) days of receipt of a notice of the above events, by:
(i)    in the case of a Fundamental Event of Default or Clawback Event which is a Project-Specific Event of Default (other than under part (i) of the definition "Project-Specific Event of Default"), (A) paying to the Department an amount equal to the proceeds paid to the Recipient pursuant to the Direct Funding Disbursements made hereunder and the outstanding FFB Advances made under the Loan Guarantee Agreement with respect to the applicable Project minus any amount returned to the Department as a result of any Clawback Event and any payment pursuant to Section 9.3(k) (Remedies for Events of Default and Change of Control Events), and (B) cancelling any unutilized portion of the Award hereunder or under the Loan Guarantee Agreement in respect of the applicable Project; or
(ii)    in the case of any Fundamental Event of Default or Clawback Event other than a Project-Specific Event of Default, or any Change of Control Event, (A) paying to the Department an amount equal to the proceeds paid to the Recipient pursuant to all Direct Funding Disbursements made hereunder and all outstanding FFB Advances made under the Loan Guarantee Agreement minus any amount returned to the Department as a result of any Clawback Event, any payment pursuant to Section 9.3(k) (Remedies for Events of Default and Change of Control Events) and any prior payment under this Section 9.8, and (B) cancelling any unutilized portion of the Award hereunder or under the Loan Guarantee Agreement in full, together with, in the case of (i) and (ii) above, any unpaid fees, costs or expenses due hereunder or under the Loan Guarantee Agreement, and upon such payment the Event of Default shall be deemed resolved and no longer in effect.
(b)    With any resolution of an Event of Default pursuant to Section 9.8(a)(i) with respect to a Project, the Recipient shall no longer have obligations under this Agreement with respect to such Project other than those provisions listed in Section 10.21 and the following covenants: Section 7.1 (Reporting Covenants.), Section 7.2.12(e) (Davis-Bacon Act), Section 7.2.14 (Authorized Purpose of the Project), and Section 7.3.1 (Books, Records and Inspections; Accounting and Auditing Matters.). With any resolution of an Event of Default pursuant to Section 9.8(a)(ii), the Recipient shall remain subject to all provisions of this Agreement other than in respect of the resolved Fundamental Event of Default, Clawback Event or Change of Control Event.
Section 9.9.    Department Rights. The Parties agree that each calculation by the Department of any amount or fees payable hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 9.10.    Recipient's Obligations and Liabilities.
(a)    The Recipient accepts and acknowledges that under the terms of this Agreement it may incur liabilities hereunder, and is undertaking payment and performance obligations in respect of any such liabilities, as a result of certain actions or inactions, or circumstances affecting, the other Recipient Parties (whether existing as of the Award Date or hereafter created), and notwithstanding that such action, inaction or circumstance may occur without the Recipient's prior Knowledge or consent, or at a time when the Recipient has no Control of or Ownership Interest in relevant Recipient Parties as a result of a Change of Control in IFC.
(b)    Following any Change of Control in IFC, and subject to the termination of the obligations of the Recipient hereunder as expressly provided for in Section 10.21 (Termination; Survival.), the Recipient accepts and acknowledges that it will remain obligated for all Department Obligations that may arise from time to time, including Department Obligations arising when the Recipient has no Control of or Ownership Interest in IFC, and that such Department Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise with any Recipient Party other than the Recipient, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of such Department Obligations or otherwise with respect to IFC (other than defense of payment). For the avoidance of doubt, nothing in this Section 9.10(b) prevents the Recipient from disputing whether there are Department Obligations.
ARTICLE 10
MISCELLANEOUS
Section 10.1.    Addresses. Except as otherwise set forth in Section 10.2 (Use of Websites.), any communications, including any notices, between or among the parties to the Financing Document shall be provided using the addresses listed in Schedule F (Addresses). All notices or other communications required or permitted to be given under the Financing Documents shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; (d) if sent by facsimile or telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule F (Addresses). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by facsimile or telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m., Recipient’s time, and if transmitted after that time, on the next following Business Day. Any Party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other Parties in the manner set forth herein above.
Section 10.2.    Use of Websites.
(a)    The Recipient hereby agrees that it shall provide to the Department all information, documents and other materials that it is obligated to furnish to the Department pursuant to the Financing Documents, including, inter alia, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relate to service of process; (ii) any notice, certificate or other document required under the terms of the relevant Financing Document to be sent in a specific format or via a specific method; or (iii) any notifications, certifications or additional information submitted pursuant to the Guardrail Provisions (all such non-excluded communications being referred to herein collectively as “Communications”), by posting the Communications, in an electronic/soft medium in a format acceptable to the Department and using procedures acceptable to the Department, on Salesforce or a substantially similar electronic transmission system used by the Department and which is notified in writing to the Recipient (the “Platform”). In addition, the Recipient agrees to continue to provide the Communications to the Department in any other manner specified in the Financing Documents, but only to the extent requested by the Department. The Recipient further agrees that the Department may make the Communications available to the other Persons via the Platform, but only where such Persons are authorized to receive such Communications with a need to know as it relates to the relevant Project and consistent with Section 10.22 (DOC Confidentiality). If, at any point, the Platform is not available, the Recipient shall provide Communications to the Department pursuant to Section 10.1 (Addresses).
(b)    The Department may, but is not obligated to, furnish all notices, requests, demands, information or other communication (other than service of process) to the Recipient under the Financing Documents by posting them on the Platform. Nothing herein shall prejudice the right of the Department to give any notice, request, demand, information or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.
(c)    Any communication or document as specified in paragraph (a) or (b) above made or delivered by one party to another shall be effective only when actually made available in readable form on the Platform.
(d)    Any communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the party to whom the relevant communication or document is made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
Section 10.3 Further Assurances. The Recipient shall execute and deliver to the Department such additional documents and take such additional actions as the Department may require to carry out the purposes of the Financing Documents or that the Department may reasonably request in writing to: (a)    cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions and (b) enable the Department to preserve, protect, exercise and enforce all other rights, remedies, or interests granted or purported to be granted under the Financing Documents.
Section 10.4.    Non-Discrimination. No person in the United States may, on the ground of race, color, national origin, handicap, age, religion, or sex, be excluded from participation in, be denied the benefits of, or be subject to discrimination under, this Agreement.
Section 10.5.    Waiver and Amendment.
(a)    No failure or delay by the Recipient or the Department in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers, or remedies of the Recipient or the Department. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power, or remedy.
(b)    The rights, powers or remedies provided for herein are, to the extent permitted by Applicable Law, cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Financing Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.
(c)    Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated unless such amendment, waiver, discharge, or termination is in writing and executed by the Recipient and the Department.

(d)    Any waiver or amendment of any Project Completion Clawback Date shall be subject to the waiver and congressional notification provisions set forth in 15 U.S.C. § 4652(a)(5)(D).
Section 10.6.    Entire Agreement. This Agreement, including any agreement, document, or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior drafts, discussions, term sheets, commitments, negotiations, agreements, and understandings, oral or written, of the Parties in respect to the subject matter of this Agreement.
Section 10.7.    Effectiveness. This Agreement is effective upon execution.
Section 10.8.    Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the federal law of the United States. To the extent that federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing federal rule of decision.
Section 10.9.    Severability. In case any one or more of the provisions contained in any Financing Document should be illegal, invalid, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the illegal, invalid, or unenforceable provision with a provision as similar in its terms and purpose to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 10.10.    Limitation on Liability. No claim shall be made by any Recipient Party against the Department or any of its Affiliates, directors, employees, attorneys, or agents, including the Consultants, for any special, indirect, consequential, or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Recipient hereby waives, releases, and agrees not to sue upon any such claim for any such damages, whether or not accrued, and whether or not known or suspected to exist in its favor. In no circumstance will the aggregate liability of the Recipient and any Recipient Party under this Agreement exceed the amount of funds received by the Recipient under this Agreement, except in the event of fraud or in the case of any liability arising under Section 10.18 (Indemnification.).
Section 10.11.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE RECIPIENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. EACH OF THE PARTIES REPRESENTS THAT IT HAS DISCUSSED THIS WAIVER OF RIGHT TO JURY WITH ITS COUNSEL, UNDERSTANDS THE RAMIFICATIONS OF SUCH WAIVER, AND KNOWINGLY AND VOLUNTARILY AGREES TO THIS WAIVER.
Section 10.12.    Consent to Jurisdiction. By execution and delivery of this Agreement, the Recipient irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding against it by the United States government arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non- exclusive general jurisdiction of (i) the courts of the United States in or for the District of Columbia; (ii) the courts of the United States in or for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) appellate courts from any of the foregoing;
(b)    consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that nothing herein shall (i) affect the right of the Department to effect service of process in any other manner permitted by law; or (ii) limit the right of the Department to commence proceedings against or otherwise sue the Recipient or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and
(d)    agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Recipient’s obligation.
Section 10.13.    Dispute Resolution.
(a)    Scope and Severability. Except for provisions of this Agreement excluded in Section 10.13(h) (Excluded Provisions), any disagreement, claim, misunderstanding, or dispute (collectively, a “Dispute”) between the Parties concerning questions of fact or law arising from, or in connection with, this Agreement, irrespective of whether such Dispute concerns an alleged breach of this Agreement or interpretation of the Agreement or this Section 10.13 (Dispute Resolution), may be raised by either Party under this Section 10.13, except that (i) this Section 10.13 is subject to and superseded by the Secretary's rights and requirements of the Secretary under 15 CFR § 231.304 – 231.307, as applicable, and (ii) no Party shall have the right to raise any matter as a Dispute arbitrarily or capriciously, or concerning a question of fact or law that has already been raised (or in relation to which a substantially similar matter has already been raised) under this Section 10.13.
(b)    General Principles. If a Dispute arises, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a Dispute that arose more than ninety (90) days prior to the notification made under Section 10.13(c) constitute the basis for relief under this Section unless the Department, at its sole discretion, waives this requirement. For the avoidance of doubt, failing to raise a Dispute within such ninety (90) day period does not prejudice any judicial remedies a Party may seek.
(c)    Notice. Failing resolution by mutual agreement of the Parties as described under Section 10.13(b) (General Principles), the aggrieved Party shall document the Dispute by notifying the other Party (the “responding Party”) in writing, documenting the relevant facts, identifying unresolved issues, specifying the clarification or remedy sought, detailing the rationale as to why the clarification/remedy is appropriate and identifying the event related to such Dispute that corresponds with the header “Relevant Event” listed in Schedule G (Dispute Resolution) (each, a “Dispute Notice”).
(d)    Referral to Initial Decision-Maker. The aggrieved Party shall promptly deliver the Dispute Notice to the responsible person within the responding Party (the “Referral”) in accordance with Schedule G (Dispute Resolution), which specifies the responsible person or persons, or the authorized designee or designees for each Party (hereinafter, the “Initial Decision-Maker”) based on the corresponding event related to such Dispute initiated by the aggrieved Party. For a Dispute related to an event not listed in Schedule G (Dispute Resolution), the aggrieved Party shall deliver the Dispute Notice to the Initial Decision-Maker of the responding Party listed in Schedule G (Dispute Resolution) that corresponds with the header “Other Events.”
(e)    Decision by Initial Decision-Maker. Within up to ten (10) days after providing a Dispute Notice to the responding Party in accordance with Section 10.13(d) (Referral to Initial Decision-Maker), the aggrieved Party may provide any other new relevant facts in writing to the Initial Decision-Maker of the responding Party. Such Initial Decision-Maker will conduct a review of the Dispute and render a decision with respect to the Dispute, in writing, within thirty (30) days after the date of the Dispute Notice. The Initial Decision-Maker may make any reasonable inquiries to aid in the preparation of its decision with respect to the matter and seek extension of any applicable time limits, by mutual agreement of the Parties. Any decision issued by the Initial Decision-Maker shall be the final decision of the responding Party, unless the aggrieved Party shall, within up to ten (10) days from the receipt of the written decision of the Initial Decision-Maker request Escalation as provided by Section 10.13(f) (Escalation).
(f)    Escalation. If requested in writing by the aggrieved Party’s Escalation Decision Maker within up to ten (10) days of receipt of the written decision of the Initial Decision-Maker pursuant to Section 10.13(e) (Decision by Initial Decision-Maker) above, the Responding Party will make the person or persons listed in Schedule G (Dispute Resolution) for the corresponding event available for a formal consultation. Unless mutually agreed otherwise by the Parties, each Party’s Escalation Decision- makers, or their authorized designees with full and final decision-making authority, shall meet in-person or electronically by video within up to twenty (20) days of a request for escalation, at a convenient time and place (the “Escalation Decision-Maker Meeting”). The responding Party’s Escalation Decision-Maker (or authorized designee) shall submit a written decision with respect to the Dispute as soon as possible after the Escalation Decision-Maker Meeting, and in any event within one hundred eighty (180) days of the Referral. This decision issued by the responding Party’s Escalation Decision-Maker shall be the final decision of the responding Party.
(g)    Unresolved Dispute. In the event an aggrieved Party disagrees with the decision described in Section 10.13(f) (Escalation) within three (3) days therefrom, or in the absence of any written decision by the responding Party’s Escalation Decision-Maker (or authorized designee) within one hundred eighty (180) days of the corresponding Referral, either Party may pursue any right or remedy under the Financing Documents or provided by Applicable Law, provided that neither Party may pursue any such right or remedy prior to the date falling one hundred eighty (180) days after the Referral (or such earlier date as may be mutually agreed by the Parties).
(h)    Excluded Provisions. The following provisions of this Agreement are excluded from this Article:
(i)    Section 9.1.4(b) (Cross Default.);
(ii)    Section 9.1.7 (Bankruptcy; Insolvency; Dissolution.); and
(iii)    Section 9.2.1 (Change of Control) (other than where the relevant Dispute concerns the Recipient certification in respect of the Safe Harbor Conditions pursuant to 9.2.1(a)(i) or 9.2.1(b)(i), in which case such Dispute shall fall within the scope of this Article pursuant to Section 10.13(k) (Change of Control Dispute)).
(i)    Stay of Remedies. During the pendency of any Dispute under this Article, the Department's remedies (including, but not limited to, the right to declare all amounts immediately due and payable in connection with a debt hereunder, but excluding those remedies listed in Section 10.13(j) (Excluded Remedies)), for an Event of Default, Project Event of Default, or Change of Control Event relating to such Dispute, shall be stayed.

(j)    Excluded Remedies. During the pendency of any Dispute under this Articles, the following Department remedies for an Event of Default, a Project Event of Default, or a Change of Control Event shall not be stayed:
(i)    rights of the Secretary, as provided in Section 7 of the Guardrail Regulations; and
(ii)    (where an Event of Default that is not a Project-Specific Event of Default, a Potential Event of Default in respect of such an Event of Default, or a Change of Control Event, has arisen) the right to temporarily withhold or suspend a Direct Funding Disbursement.
(k)    Change of Control Dispute.
(i)    Where the Department disagrees with or requires further information in connection with the Recipient's certification in respect of, or the Recipient's, IFC's or the Safe Harbor Investor's compliance with (as applicable), the Safe Harbor Conditions in accordance with Section 9.2.1(a) or 9.2.1(b) (Change of Control), the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable for a period of thirty (30) days.
(ii)    At the end of the thirty (30) day period described in Section 10.13(k)(i), if the matter has not been resolved to the Department's satisfaction, the Department may exercise its remedies under Section 9.3 (Remedies for Events of Default and Change of Control Events), including but not limited to the recovery of Direct Funding Disbursements pursuant to Section 9.3(k).
(iii)    The Recipient may contest any decision by the Department to exercise its remedies in accordance with Section 10.13(k)(ii) by issuing a Dispute Notice to the Department for accelerated Dispute resolution (the "COC Referral"). The Dispute shall then be escalated within both Parties to the applicable Escalation Decision-Maker. In the event the Escalation Decision-Makers cannot reach a written agreement within forty-five (45) days of the date of the COC Referral, either Party may pursue any right or remedy under the Financing Documents or provided by Applicable Law, provided that neither Party may pursue any such right or remedy prior to the date falling forty-five (45) days after the COC Referral (or such earlier date as may be mutually agreed by the Parties).
Section 10.14.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(b)    The Recipient shall not assign or otherwise transfer any of its rights or obligations under this Agreement or under any Financing Document without the prior written consent of the Department.
Section 10.15.    Reinstatement. This Agreement and each other relevant Financing Document shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Recipient’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws or Governmental Judgment, rescinded or reduced in amount or must otherwise be restored or returned by the Department. In the event that any payment or any part thereof is so rescinded, reduced, restored, or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned, and this Agreement and each other relevant Financing Document shall remain in full force and effect until the indefeasible payment and discharge in full of such obligations.
Section 10.16.    No Partnership; Etc. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture, or co-ownership by, between, or among the Department and the Recipient or any other Person. The Department shall not be in any way responsible or liable for the indebtedness, losses, obligations, or duties of the Recipient or any other Person with respect to any Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation, or occupancy of any Project or any other assets and to perform all obligations under the agreements and contracts relating to any Project or any other assets shall be the sole responsibility of the Recipient.
Section 10.17.    Marshaling. The Department shall not be under any obligation to marshal any assets in favor of the Recipient or any other Person or against or in payment of any or all of the Department Obligations.
Section 10.18.    Indemnification.
(a)    The Recipient shall indemnify the Department and each of its oﬃcers, employees, attorneys and agents (each an “Indemniﬁed Party”) from and against any liabilities, obligations, losses, damages, penalties, claims, judgments, lawsuits, costs and expenses (other than attorneys’ costs and fees) (each an “Indemniﬁed Liability”) for which an Indemniﬁed Party may become responsible because of a claim asserted by a third party related to the Award, the use of Disbursements, this Agreement, any Financing Document, or any Project; provided, that the Recipient shall not have an indemniﬁcation obligation hereunder if the third party’s claim is based solely on the conduct of the Department (and no other Party) or arises from the bad faith, gross negligence or willful misconduct of an Indemniﬁed Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction).
(b)    The Parties agree that the maximum cumulative amount of the Recipient’s indemnity obligation under this Section 10.18 and the corresponding indemniﬁcation provision in the Loan Guarantee Agreement is $2,000,000,000.
(c)    An Indemniﬁed Party shall give timely notice to Recipient of any action for which indemniﬁcation hereunder may be sought; provided that any failure to give such notice shall not release the Recipient from any of its indemnification obligations hereunder.
(d)    The Recipient agrees that the Department has sole authority regarding the conduct of litigation brought against an Indemniﬁed Party and Recipient agrees that the decisions of the Department regarding the litigation, trial or settlement do not relieve Recipient of its indemniﬁcation obligations hereunder. The Department agrees that it will advise Recipient regarding the conduct of litigation and that Recipient shall be given the opportunity at its own expense to advise the Department of its views regarding such litigation, including any settlement related thereto. The Department agrees that it will not compromise or settle any Indemniﬁed Liability, until it has advised the Recipient, as provided above, and has been authorized by the government oﬃcial with authority to approve settlements pursuant to applicable rules. No provision herein shall restrict, modify or otherwise aﬀect the authority of the United States to settle or compromise any claim according to Applicable Law.
(e)    All sums paid and costs incurred by any Indemniﬁed Party with respect to any matter indemniﬁed hereunder shall be immediately due and payable by the Recipient.
Section 10.19.    Counterparts; Electronic Signatures. This Agreement may be executed in one or more duplicate counterparts and when executed by all of the Parties shall constitute a single binding agreement. The delivery of an executed counterpart of this Agreement by electronic means, including by facsimile or by portable document format (PDF) attachment to email, shall be as effective as delivery of an original executed counterpart of this Agreement. Except to the extent Applicable Law would prohibit the same, make the same unenforceable, or affirmatively requires a manually executed counterpart signature: (a) the delivery of an executed counterpart of a signature page of this Agreement by fax, emailed .pdf, or any other electronic means approved by the Department in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; (b) the delivery of an executed counterpart of a signature page of this Agreement by fax, emailed .pdf, or any other electronic delivery means approved by the Department in writing (which may be via email) that contains a DocuSign signature or, in the case of the Department’s signature, a digital signature associated with a Personal Identity Verification card, or any other electronic signature means approved by the Department in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (c) if agreed by the Department in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by the Department in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the performance of the Recipient's obligations under this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof, or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.20.    Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement or any other Financing Document.
Section 10.21.    Termination; Survival.
(a)    All representations and warranties made by the Recipient in any Financing Document or other documents delivered in connection therewith shall be considered to have been relied upon the Department and shall survive the Termination Date.
(b)    The provisions of (a) Section 3.3 (Payment of Costs and Expenses), Section 3.4 (Net of Tax), Section 9.1.1(c) (Expansion Clawback), Section 10.8 (Governing Law), Section 10.11 (Waiver of Jury Trial), Section 10.12 (Consent to Jurisdiction), Section 10.13 (Dispute Resolution), Section 10.15 (Reinstatement), Section 10.18 (Indemnification) and Section 10.22 (DOC Confidentiality); and (b) the Guardrail Provisions (excluding Section 2 (Prohibition on Certain Joint Research or Technology Licensing) and Section 7(d) (Remedies, Mitigation and Clawbacks) thereof) and all other provisions hereof and definitions set forth in this Agreement required to give effect thereto, including, inter alia, Section 10.5 (Waiver and Amendment), shall survive and remain in full force and effect regardless of the performance of the obligations contemplated hereby, the payment in full of the Department Obligations, the expiration or termination of any Award, or the termination of this Agreement or any provision hereof on the Termination Date.
Section 10.22.    DOC Confidentiality. Documents and information provided to the Department by the Recipient or any Recipient Party in connection with the Financing Documents, including but not limited to Applications, due diligence, and any documents and information provided during the Period of Performance or thereafter will be treated as confidential by the Department consistent with Applicable Law, including but not limited to the requirements of the CHIPS Act (15 U.SC. § 4652(a)(6)(G)) and the Trade Secrets Act (18 U.S.C. § 1905).
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.
INTEL CORPORATION
as Recipient

/s/Patrick P. Gelsinger
Name: Patrick P. Gelsinger
Title: Chief Executive Officer
[Signature page to the Direct Funding Agreement]

UNITED STATES DEPARTMENT OF COMMERCE, an agency of the Federal Government of the United States of America

/s/Michael Schmidt
Name: Michael Schmidt
Title: Director, CHIPS Program Officer
Intel Corporation - Direct Funding Agreement - Signature Page

ANNEX A
DEFINITIONS
“2004 IRB Documents” means, collectively:
(a)    the Bond Purchase Agreement dated October 26, 2004 between the Recipient as the company, Sandoval County, New Mexico as the issuer and Synchroquartz U.S. Corporation as the purchaser;
(b)    the Indenture dated October 26, 2004 between the Recipient as the company, Sandoval County, New Mexico as the issuer, Synchroquartz U.S. Corporation as the purchaser and Bank of Albuquerque, N.A. as the depositary; and
(c)    the Lease Agreement dated October 26, 2004 between the Recipient as the company and Sandoval County, New Mexico as the issuer.
“Abandonment” means, with respect to any Project (whether owned or operated by the Recipient directly or indirectly through one or more other Recipient Parties), the relinquishment of possession and control of the relevant Project by the Recipient (whether acting directly or indirectly through one or more other Recipient Parties) or the complete cessation of work or activity for one hundred and eighty (180) consecutive days (or two hundred and seventy (270) non-consecutive days in any Fiscal Year) at the relevant Project, as may be evidenced by, for example, the complete cancellation of utility services for a Project for such period. “Abandons” shall have a meaning correlative to the foregoing.
“Action” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.
“Actual Milestone Completion Date” means, with respect to any Disbursement Milestone, the date on which the Recipient has actually completed such Disbursement Milestone, as such date is to be confirmed by the Department after the receipt of a Direct Funding Disbursement Request.
“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.
“Agreement” has the meaning given to that term in the preamble hereto, which agreement states the terms and conditions by which the Secretary agrees to make an Award available to the Recipient and the obligations and duties of the Recipient in connection therewith and satisfies the meaning as “Required Agreement” in 15 C.F.R. § 231.112(a).
“Amortization” has the meaning given under the Applicable Accounting Requirements.
“Anticipated Completion Date” means, with respect to any Disbursement Milestone, the relevant date set forth in the Disbursement Milestone Schedule under the column entitled “Anticipated Completion Date” for such Disbursement Milestone.
“Anti-Corruption Laws” means all laws, rules, regulations, or orders with jurisdiction over any Recipient Party or any Project concerning or relating to bribery or corruption in the public or private sector, including, the United States Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which the Recipient operates or conducts business.
“Applicable Accounting Requirements” means GAAP.
“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any directive, guideline, requirement or other governmental rule, restriction, or any determination or interpretation of any of the foregoing by any Governmental Authority having jurisdiction over or a judicial authority, that in each case is published, in writing, has the force of law and is binding on such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.
“Applications” has the meaning set forth in the recitals hereto.
“Arizona Fab HoldCo Inc” means Arizona Fab HoldCo Inc., a corporation organized and existing under the laws of the State of Delaware.
“Arizona Fab LLC” means Arizona Fab LLC, a limited liability company organized and existing under the laws of the State of Delaware.
“Arizona Fab LLCA” means the Amended and Restated LLC Agreement for Arizona Fab LLC dated August 22, 2022 by and among Arizona Fab LLC, the Arizona JV Intel Member and the Arizona JV Brookfield Member, as amended and restated on November 22, 2022.
“Arizona JV Brookfield Member” means Foundry JV Holdco LLC.
“Arizona JV Documents” means, collectively, (a) the Arizona Fab LLCA, (b) the Purchase and Contribution Agreement dated August 22, 2022, by and among the Recipient, the Arizona JV Intel Member, the Arizona JV Brookfield Member and Arizona Fab LLC, (c) the Guaranty dated August 22, 2022 between Brookfield Infrastructure Fund V-A, L.P., Brookfield Infrastructure Fund V-A, L.P., Brookfield Infrastructure Fund V-B, L.P., Brookfield Infrastructure Fund V-C, L.P., Brookfield Infrastructure Fund V (ER) SCSP and the Recipient, (d) the EPC Agreement dated August 22, 2022 by and between the Recipient and Arizona Fab LLC, (e) the Operations and Maintenance Agreement dated August 22, 2022 by and between the Recipient and Arizona Fab LLC, (f) the Administrative Services Agreement dated August 22, 2022 by and between the Recipient and Arizona Fab LLC, (g) the Wafer Supply Agreement dated August 22, 2022 by and between the Recipient and Arizona Fab LLC, and (h) the ground lease agreement dated November 22, 2022 between the Recipient as landlord and the Arizona Fab LLC as tenant.
“Arizona JV Intel Member” means Arizona Fab HoldCo Inc.
“Arizona Projects” has the meaning set forth in the recitals hereto.
“Arizona Projects Maximum Direct Funding Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Arizona Projects Direct Funding Award” has the meaning set forth in Section 2.1(a) (Award Amount).
“ASAP” has the meaning given to the term in Section 2.2.1 (ASAP System).
“Authorized Officer” means:
(a)    with respect to any Person that is (i) a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person; (ii) a partnership, each general partner of such Person or the chairman, chief executive officer, president, a vice president, an assistant vice president, treasurer, an assistant treasurer, any Person holding equivalent positions in such partnership, or any other Financial Officer of a general partner of such Person; or (iii) a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and
(b)    with respect to any Recipient Party, only those individuals holding any of the foregoing positions whose name appears on the certificate of incumbency delivered pursuant to Section 4.2(a) (Recipient Parties Organizational Documents), as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.
“Authorized Purpose” means:
(a)    for the Arizona Projects, the manufacture of semiconductors at the Eligible Facilities at the Arizona Projects;
(b)    for the Oregon Project, the manufacture of semiconductors at the Eligible Facilities at the Oregon Project;
(c)    for the New Mexico Project, the manufacture and advanced packaging of semiconductors at the Eligible Facilities at the New Mexico Project; and
(d)    for the Ohio Project, the manufacture of semiconductors at the Eligible Facilities at the Ohio Project.
“Available Disbursement Percentage” means, with respect to any Disbursement Milestone, the relevant amount set forth in the Disbursement Milestone Schedule under the column entitled “Available Disbursement Percentage” for such Disbursement Milestone.
“Award” means that CHIPS Incentive provided by the Department to the Recipient pursuant to the terms of the CHIPS Act and the Award Documents, including the Direct Funding Award and the Workforce Award.
“Award Date” means the date on which this Agreement and the first Funding Obligation are executed by the Department and the Recipient.
“Award Documents” means collectively:
(a)    this Agreement;
(b)    each Funding Obligation; and
(c)    each other document attached to this Agreement or any Funding Obligations.
“Base Case Financial Model” means the base case financial model delivered by the Recipient and approved by the Department in connection with the Award Date pursuant to Section 4.10 (Base Case Financial Model).

“BIS” means the Department’s Bureau of Industry and Security.
“Body of Information” means (a) a Member of Congress or a representative of a committee of Congress; (b) the OIG; (c) the Government Accountability Office; (d) a Federal employee responsible for management of any Award; (e) an authorized official of the Department of Justice or other law enforcement agency; (f) a court or grand jury; or (g) a management official or other employee of the Recipient or Recipient Party who has the responsibility to investigate, discover, or address misconduct subject to whistleblower protections.
“Breakeven Date” means, with respect to any Project, the first (1st) date on which the Total Cumulative Realized Unlevered Free Cash Flow generated by such Project is equal to or greater than zero Dollars ($0).
“Business Day” means any day other than Saturday, Sunday or other day on which either the Department of Treasury or the Federal Reserve Bank of New York are not open for business.
“Capital Expenditures” means all expenditures that should be capitalized in accordance with the Applicable Accounting Requirements.
“Capital Lease” means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Applicable Accounting Requirements, to be capitalized and accounted for as a capital lease on a balance sheet of such Person, provided that any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease (or otherwise be treated similarly) on a balance sheet of such Person under GAAP as in effect as of December 29, 2018 (whether or not such operating lease obligations were in effect on such date), shall not be treated as a capitalized lease as a result of the adoption of changes in, or in the application of, GAAP and shall continue to be treated as an operating lease.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Approval” means that any of the following shall have occurred: (a) written notice has been received from CFIUS that the relevant transaction does not constitute a “covered transaction” under the Defense Production Act, as amended by the Foreign Investment Production Act of 2018; (b) after the completion of any review or investigation under the Defense Production Act, as amended by the Foreign Investment Production Act of 2018, written notice has been received from CFIUS that there are no unresolved national security concerns and all action under the Defense Production Act is concluded with respect to the relevant transaction; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (i) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS, or (ii) the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the relevant transaction.
“Change of Control” means the occurrence of any of the following:
(a)    in relation to the Recipient:
(i)    any change in the Ownership Interests in the Recipient, arising pursuant to any single transaction or any series of related transactions entered into after the Award Date, and resulting in any Person or group of Persons acting in concert acquiring ultimate beneficial ownership of thirty-five percent (35%) or more of the Ownership Interests in or voting rights of the Recipient;
(ii)    any Person or group of Persons acting in concert acquires Control of the Recipient;

(iii)    a Prohibited Person or Foreign Entity of Concern acquires Control of the Recipient; or
(iv)    any transaction of merger or consolidation for which the Recipient shall not be the surviving entity of such transaction;
(b)    in relation to IFC, in the event IFC becomes a Recipient Party:
(i)
(A)    for so long as IFC remains a private entity, the Recipient ceases to hold (directly or indirectly) at least fifty point one percent (50.1%) of any form of legal or beneficial Ownership Interest or voting rights in IFC; or
(B)    in the event IFC becomes a public company, any change in the Ownership Interests in the Recipient occurs, arising pursuant to any single transaction or any series of related transactions entered into after the Award Date, and resulting in any Person or group of Persons acting in concert acquiring ultimate beneficial ownership of thirty-five percent (35%) or more of the Ownership Interests in or voting rights of IFC at any time when the Recipient is not the largest shareholder in IFC;
(ii)    the Recipient ceases to have (directly or indirectly) Control of IFC;
(iii)    a Prohibited Person or Foreign Entity of Concern acquires Control of IFC; or
(c)    in relation to each other Recipient Party:
(i)    the Recipient ceases to hold (directly or indirectly) at least fifty point one percent (50.1%) of any form of legal or beneficial Ownership Interest or voting rights in such Recipient Party;
(ii)    the Recipient ceases to have (directly or indirectly) Control of such Recipient Party; or
(iii)    such Recipient Party fails to maintain its governance controls, or governance controls at least as restrictive as those in place as of the Award Date, unless an alternative governance structure has been approved by a Cognizant Security Agency under the National Industrial Security Program.
“Change of Control Event” means any of the events described in Section 9.2 (Change of Control Events).
“CHIPS Act” means Title XCIX—Creating Helpful Incentives to Produce Semiconductors for America of the William M. (Mac) Thornberry National Defense Authorization Act for Fiscal Year 2021 (Pub. L. 116-283), as amended by the CHIPS Act of 2022 (Division A of Pub. L. 117-167).
“CHIPS Incentive” means the provision of direct funding (via grants, cooperative agreements, or other transactions), loans and loan guarantees as described in the NOFO.

“CHIPS Program Office” means the office of the Department overseeing the administration of the CHIPS Incentive Program.
“Clawback Event” means any of the events described in Section 9.1.1 (Clawback Events).
“Communications” has the meaning set forth in Section 10.2 (Use of Websites).
“Comptroller General” means the Comptroller General of the United States.
“Conflict of Interest” means the occurrence of any of the following:
(a)    participation by an Interested Party in a matter that has a direct and predictable effect on the Interested Party’s personal or financial interests, which may include employment, stock ownership, a creditor or debtor relationship, or prospective employment with the organization selected or to be selected for a Subaward;
(b)    an appearance that an Interested Party’s objectivity in performing his or her responsibilities under the applicable Project is impaired; and
(c)    non-financial gain to an Interested Party, such as benefit to reputation or prestige in a professional field.
“Consolidated” or “Consolidated Basis” means, with respect to any financial statements to be provided by any Person, or any financial calculation to be made, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the such Person plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Recipient.
“Construction Advisor” means Arup US, Inc., acting as construction advisor to the Department, or any successor construction advisor appointed by the Department.
“Construction and Tool Installation Budget” means, with respect to any Project, the budget delivered by the Recipient to the Department prior to the first Direct Funding Disbursement Date pursuant to Section 4.12 (Construction and Tool Installation Budget), as amended or supplemented pursuant to Disclosed Project Changes.
“Consultants” means, collectively, (a) the Financial Advisor; (b) the Construction Advisor; (c) the Technical Advisor; (d) Clifford Chance US LLP, as legal counsel to the Department; and (e) any other advisor, legal counsel or consultant retained by the Department from time to time in connection with any Award, any Project or the Financing Documents.
“Contingent Obligations” means as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:
(a)    for the purchase, payment or discharge of any such primary obligation;
(b)    to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor;
(c)    to advance or supply funds (i) for the purchase or payment of any such obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

(d)    to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or
(e)    otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, provided that, the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Unless otherwise limited by the terms of such Contingent Obligation, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and the words “Controlling,” “Controlled,” and similar constructions shall have correlative meanings.
“Corrective Action Plan” means, in respect of any Event of Default arising under Section 9.1.7 (Bankruptcy; Insolvency; Dissolution.) in relation to a Recipient Party other than the Recipient, a corrective action plan demonstrating that such Event of Default does not impact the other Projects and that such Event of Default has not had, and could not reasonably be expected to have, a Material Adverse Effect.
“Covered Incentive” has the meaning set forth in 15 U.S.C. § 4651 (Definitions).
“Cumulative Disbursement Amount” means, as of the date of any Disbursement for any Disbursement Milestone, the aggregate amount of Disbursements actually made to the Recipient with respect to the applicable Project as of such date (but, for the avoidance of doubt, not including any Disbursement requested to be made with respect to such Disbursement Milestone).
“Customer Milestone” means "Customer Milestone #1" and "Customer Milestone #2", in each case as set forth in Schedule B (Disbursement Milestone Schedule).
“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Recipient Party or any Subsidiary of any Recipient Party.
“Debarment Regulations” means all of the following:
(a)    Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations– 48 C.F.R. §§ 9.400 - 9.409; and
(b)    OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement), 2 C.F.R. Part 180, and Department of Commerce adoption and supplement, 2 C.F.R. Part 1326.
“Debt Collection Act” means the Debt Collection Act of 1982 as amended (31 U.S.C. § 3717) and 31 C.F.R. § 901.9.
“Debt Collection Improvement Act” means the Debt Collection Improvement Act of 1996, as amended from time to time.

“Department” has the meaning set forth in the preamble hereto.
“Department Obligations” means all amounts, without duplication, owing to the Department under the Financing Documents, including:
(a)    any payments, interest, charges, expenses, fees, attorneys’ or other Consultants’ fees and disbursements, indemnities and other amounts payable by the Recipient under any Financing Document and any reimbursement amounts in respect of any of the foregoing that the Department may elect to pay or advance on behalf of the Recipient; and
(b)    all liabilities, and obligations, howsoever arising, owed by the Recipient under the Financing Documents or otherwise to the Department (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to any of the Financing Documents, including all interest, fees and Periodic Expenses chargeable to the Recipient and payable by the Recipient hereunder or thereunder.
“Depreciation” has the meaning given under the Applicable Accounting Requirements.
“Direct Funding” means direct funding under the NOFO in the form of an other transaction.
“Direct Funding Award” has the meaning set forth in Section 2.1(a) (Award Amount).
“Direct Funding Disbursement” means a disbursement of the Direct Funding for a Disbursement Milestone made in accordance with this Agreement.
“Direct Funding Disbursement Approval Notice” means a notice issued by the Department, substantially in the form attached hereto as Exhibit D (Form of Direct Funding Disbursement Approval Notice), delivered to the Recipient pursuant to Section 2.2 (Disbursement Procedure).
“Direct Funding Disbursement Date” means a Disbursement Date on which a Direct Funding Disbursement is made in accordance with this Agreement.
“Direct Funding Disbursement Period” means, with respect to any Project, the period commencing on the Award Date and ending on the earlier of:
(a)    the Milestone Completion Longstop Date for the last Disbursement Milestone for such Project set forth in the Disbursement Milestone Schedule;
(b)    the date of the Direct Funding Disbursement for the last Disbursement Milestone for such Project set forth in the Disbursement Milestone Schedule; and
(c)    the date on which the applicable Maximum Direct Funding Award Amount is reduced to zero.
“Disbursement” means any Disbursement of the Award in accordance with this Agreement, including any Direct Funding Disbursement and any Workforce Disbursement.
“Disbursement Date” means a Business Day on which funds are transferred through the ASAP System to make a Disbursement in accordance with Article 2 (Award and Disbursements), including any Direct Funding Disbursement Date and any Workforce Disbursement Date.

“Disbursement Milestone” means each Project milestone set forth in the Disbursement Milestone Schedule under the column entitled “Milestone” and described under the column entitled “Description”.
“Disbursement Milestone Schedule” means that schedule attached hereto as Schedule B (Disbursement Milestone Schedule).
“Disbursement Request” means a request for a Disbursement, including any Direct Funding Disbursement Request and any Workforce Disbursement Request, substantially in the form attached hereto as Exhibit B (Form of Direct Funding Disbursement Request), delivered to the Department.
“Disclosed Project Changes” has the meaning set forth in Section 8.1.3(a) (Disclosed Project Changes.).
“Disposition” means, with respect to any property, assets or Equity Interest, any single or series of related sales, transfers, assignments, donations, conveyances, or any discarding or intentional destruction thereof, or other dispositions thereof, and the terms “Dispose” and “Disposed” shall have correlative meanings; provided, that the term “Disposition” shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.
“Dispute” has the meaning set forth in Section 10.13 (Dispute Resolution.).
“Dispute Notice” has the meaning set forth in Section 10.13 (Dispute Resolution.).
“DOL” means the United States Department of Labor.
“Dollars” or “$” means the lawful currency of the United States.
“EAR” means the Export Administration Regulations, 15 C.F.R. Parts 700-786, administered by BIS.
“Electronic Signature” has the meaning assigned to it by 15 U.S.C. § 7006.

“Eligibility Start Date” means February 6, 2024.
“Eligible Facility” means a Facility that meets eligibility requirements set forth in the CHIPS Act and the Guardrail Regulations, including those set forth in 15 U.S.C. § 4652 (Semiconductor incentives).
“Eligible Uses of Funds” means, with respect to any Project, Project Costs that:
(a)    are incurred or will be incurred for any of the following purposes to:
(i)    finance the construction, expansion or modernization of the applicable Eligible Facilities or to acquire, maintain, repair or transport equipment to be used for the applicable Eligible Facilities, as determined necessary by the Secretary for purposes relating to the national security and economic competitiveness of the United States;
(ii)    support workforce development for the applicable Eligible Facilities, as determined by the Secretary;
(iii)    support site development for the applicable Eligible Facilities, as determined by the Secretary; or
(iv)    pay reasonable costs related to the operating expenses for the applicable Eligible Facilities including specialized workforce,

essential materials, and complex equipment maintenance for such Project, as determined by the Secretary;
(b)    are incurred on or following the Eligibility Start Date; and
(c)    are not Ineligible Uses of Funds.
“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations (excluding routine inspections), proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any violation of Environmental Law or any violation of any Governmental Approval issued under any such Environmental Law including (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Laws” means any Applicable Law in effect as of the date hereof or hereafter, and in each case as amended, regulating, relating to or imposing obligations, liability or standards of conduct concerning or otherwise relating to (a) environmental impacts resulting from the use of any Project Site or environmental conditions present on, in or under any Project Site; (b) pollution, protection of human health or safety or the environment, including flora and fauna, or Releases or threatened Releases of pollutants, contaminants, chemicals, radiation or industrial, toxic or hazardous substances or wastes, including Hazardous Substances; or (c) the generation, manufacture, processing, distribution, use, treatment, storage, recycling, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, including Hazardous Substances.
“Equity Interest” means any and all shares, interest, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or preference share capital of an entity, including partnership interests, limited liability interests and trust beneficial interests.
“Escalation Decision-Maker” has the meaning set forth in Section 10.13 (Dispute Resolution.).
“Escalation Decision-Maker Meeting” has the meaning set forth in Section 10.13 (Dispute Resolution.).
“Event of Default” means any of the events described in Section 9.1 (Events of Default).
“Expansion Clawback Term” means, with respect to any Project, the period commencing on the Award Date and ending on to the tenth (10th) anniversary of the Award Date.
“Export Control Laws” means any and all Laws which have as a purpose or effect of restricting or controlling the export, re-export, transfer or access of controlled or sensitive information, commodities, Software, technology or services between or within one or more countries or their nationals, including without limitation, the EAR and ITAR.
“Facility” means, with respect to each Project, each facility described in the definition of such Project and including all the buildings, fixtures and other improvements situated, or to be situated, on the relevant Project Site.
“Federal Interest” has the meaning set forth in 2 CFR § 200.1.

“Federal Register” means the publication provided for by the Federal Register Act (44 U.S.C. §1501 et seq.).
“FFB Advance” has the meaning set forth in the Loan Guarantee Agreement.
“FFB Document” has the meaning set forth in the Loan Guarantee Agreement.
“Financial Advisor” means Alvarez & Marsal Federal, LLC, acting as financial advisor to the Department in connection with the Projects, or any successor financial advisor appointed by the Department.
“Financial Officer” means with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president-finance or any assistant vice president-finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means with respect to any Person, such Person’s quarterly unaudited or annual audited balance sheet and statements of income, retained earnings, and cash flow for such fiscal period, together with all notes thereto and, except for during the first (1st) Fiscal Year, with comparable figures for the corresponding period of its previous fiscal period, each prepared in Dollars and in accordance with the Applicable Accounting Requirements.

“Financing Documents” means, collectively:
(a)    the Award Documents;
(b)    the Loan Guarantee Agreement, if any;
(c)    each FFB Document, if any; and
(d)    each other document or agreement entered into after the date hereof that is designated as a “Financing Document” by the Recipient and the Department.
“Fiscal Year” means: (a) with respect to the Recipient, the accounting year of the Recipient beginning the Sunday after the last Saturday in December and ending on the last Saturday in December in the following calendar year; and (b) with respect to any other Person, such Person’s accounting year.
“Fitch” means Fitch Ratings Inc., so long as it is a rating agency.
“Foreign Country of Concern” has the meaning set forth in the Guardrail Provisions.
“Foreign Entity” has the meaning set forth in the Guardrail Provisions.
“Foreign Entity of Concern” has the meaning set forth in the Guardrail Provisions.
“Fundamental Event of Default” means any Event of Default pursuant to:
(a)    Section 9.1.1(d) (Authorized Purpose Clawback Event);
(b)    Section 9.1.3 (Other Breaches) with respect to:
(i)    Section 7.3.1(b) (Books, Records and Inspections; Accounting and Auditing Matters.), where the Recipient acts or fails to act in a manner resulting in a material breach with respect to the Department's auditing rights; and

(ii)    Section 8.1.1(a) (Prohibited Persons; Foreign Entities of Concern.) where the breach relates to a Recipient Party becoming a Foreign Entity of Concern or Sanctioned Person;
(c)    Section 9.1.7 (Bankruptcy; Insolvency; Dissolution.);
(d)    Section 9.1.10 (Abandonment.); and
(e)    Section 9.1.12 (Misstatements; Omissions).
“Funding Obligation” means each Other Transaction Agreement Action Sheet issued by the Department in respect of the Maximum Award Amount and acknowledged by the Recipient.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of items and amounts.
“GAO” means the U.S. Government Accountability Office.
“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that under Applicable Law are or may be deemed given or withheld by failure to act within a specified time period.
“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.
“Governmental Judgment” means with respect to any Person, any judgment, order, decision, or decree, or any act of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.
“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:
(a)    to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;
(b)    to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;
(c)    to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or
(d)    in respect of any letter of credit, letter of guarantee or bond issued to support any obligation or Indebtedness, except that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guardrail Provisions” means Annex C (Guardrail Provisions) hereto.
“Guardrail Regulations” has the meaning set forth in the Guardrail Provisions.

“Hazardous Substance” means any hazardous or toxic substances, chemicals, materials, pollutants or wastes defined, listed, classified or regulated as such in or under any Environmental Laws, including: (a) any petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the import, storage, transport, use or disposal of, or exposure to or Release of which is prohibited, limited or otherwise regulated under, or for which liability is imposed pursuant to, any Environmental Law.
“IFC” means Intel Foundry Corporation, a legal entity that will include the Foundry Services, Foundry Manufacturing and Supply Chain and Foundry Technology Development organizations (or successor organizations), or any successor or assign thereof.
“Indebtedness” means as to any Person, and at any date, without duplication:
(a)    all Indebtedness for Borrowed Money of such Person;
(b)    all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;
(c)    all direct obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)    all obligations of such Person in respect of the deferred purchase price of property or services other than accounts payable in the ordinary course of business and obligations in respect of the funding of plans under ERISA;
(e)    all obligations of such Person under leases that are or should be, in accordance with the Applicable Accounting Requirements (as in effect on December 29, 2018), recorded as Capital Leases in respect of which such Person is liable;
(f)    all indebtedness (excluding prepaid interest thereon) secured by any Lien upon or in property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(g)    all net obligations in respect of any hedging agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto); and
(h)    all Guarantees by and Contingent Obligations of such Person with respect to Indebtedness of another Person of the types specified in clauses (a) through (g) above.
“Indebtedness for Borrowed Money” means, as to any Person, without duplication, all Indebtedness (including principal, interest, fees, and charges) of such person or entity for borrowed money or for the deferred purchase price of property or services (other than any deferral in connection with the provision of credit in the ordinary course of business by any supplier, trade creditor or utility.
“Indemnified Liability” has the meaning set forth in 10.18(a) (Indemnification).
“Indemnified Party” has the meaning set forth in 10.18(a) (Indemnification).
“Indemnity Claims” means any claims for indemnification pursuant to 10.18(a) (Indemnification).
“Ineligible Uses of Funds” means the uses of Direct Funding to:
(a)    construct, modify, or improve a facility outside of the United States;
(b)    physically relocate existing facility infrastructure to another jurisdiction in the United States, unless the Department has concluded that such relocation is in the interest of the United States;
(c)    purchase any equity security that is listed on a national securities exchange of any Recipient Party or any Affiliate of such Recipient Party
(d)    pay dividends or make other capital distributions with respect to the common stock (or equivalent interest) of any Recipient Party or any Affiliate of such Recipient Party;
(e)    pay off any federal direct or guaranteed loan or any other form of federal debt;
(f)    pay any indirect cost of the Recipient, except to pay an Intermediary or other workforce organization approved by the Department in this Agreement;
(g)    pay profits, fees, or other incremental charges to the Recipient above the actual costs incurred in executed the approved scope of work subject to the Award;
(h)    pay costs of certain covered telecommunications or video surveillance services or equipment prohibited by Section 889 of the National Defense Authorization Act of 2019 (Pub. L. No. 115-232);
(i)    apply any costs or purposes contrary to Applicable Law; or
(j)    provide any funds to any Foreign Entity of Concern.
“Initial Decision-Maker” has the meaning set forth in Section 10.13 (Dispute Resolution.).
“Initial Financing Plan” means, for each Project, the plan delivered by the Recipient to the Department pursuant to Section 4.3 (Initial Financing Plan), as amended or supplemented pursuant to Disclosed Project Changes.
“Insolvency Proceeding” means any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, notification, resolution, or petition for winding up or similar proceeding, under any Applicable Law, in any jurisdiction and whether voluntary or involuntary.
“Intel Products” means Intel Products Corporation, a corporation organized and existing under the laws of the State of Delaware, or any successor or assign thereof.

“Intellectual Property” means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof and whether now or hereafter existing, created, acquired or held:
(a)    all Patents;
(b)    all Trade Secrets;
(c)    all copyrights or other rights associated with works of authorship, including all copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world;
(d)    all mask work rights, mask work registrations and applications therefor, and any equivalent or similar rights in Semiconductor masks, layouts, architectures or topology;
(e)    all rights in industrial designs and any registrations and applications therefor throughout the world;
(f)    all rights to trade names, logos, trademarks and service marks, including registered trademarks and service marks and all applications to register trademarks and service marks throughout the world;
(g)    all rights in Software;
(h)    all rights to any databases and data collections throughout the world;
(i)    all moral and economic rights of authors and inventors, however denominated, throughout the world; and
(j)    any similar or equivalent rights to any of the foregoing anywhere in the world.
“Interested Party” means any (a) officer; (b) employee; (c) member of the board of directors or other governing board of the Recipient; (d) parties that advise, approve, recommend, or otherwise participate in the business decisions of the Recipient, such as agents, advisors, consultants, attorneys, accountants or shareholders; or (e) immediate family and other persons directly connected to the Interested Party by law or through a business arrangement.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder. Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect as of the date hereof and any subsequent provisions of the Internal Revenue Code, amendatory thereof, supplemental thereto or substituted therefor.
“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, administered by the US Department of State.
“IT Systems” has the meaning set forth in Section 6.27(a) (Information Technology; Cyber Security).
“Joint Research” has the meaning set forth in the Guardrail Provisions.
“Knowingly” has the meaning set forth in the Guardrail Provisions.

“Knowledge” means with respect to any Recipient Party, the actual knowledge of any Principal Persons of such Recipient Party or any knowledge that should have been obtained by any Principal Person of such Recipient Party upon reasonable investigation and inquiry, provided that, where this definition is used in Section 6.8 (Intellectual Property.), Section 7.2.8 (Intellectual Property.), and the Intellectual Property Required Notifications in Annex F (Reporting Covenants), such usage will not require any Recipient Party or any of its Principal Persons to have conducted or obtained any freedom to operate opinions or any Patent, copyright, trademark, or other Intellectual Property clearance searches.
“Lease” means any agreement that would be characterized under the Applicable Accounting Requirements as an operating lease, including sub-leases.
“LGA Event of Default” means an “Event of Default” as defined in the Loan Guarantee Agreement.
“LGA Project-Specific Event of Default” means a “Project-Specific Event of Default” as defined in the Loan Guarantee Agreement.
“Lien” means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).
“Loan Guarantee Agreement” means the loan guarantee agreement (if any) entered into between the Department and the Recipient after the date of this Agreement pursuant to 15 U.S.C. §§ 4652 and 4659(a)(1) of the CHIPS Act.
“Material Adverse Effect” means, as of any date of determination by the Department, a material and adverse effect on: (a) any Project; (b) the ability of the Recipient or any other Recipient Party to observe and perform its material obligations or enforce its rights in a timely manner under any Financing Document to which it is a party; (c) the business, operations, liabilities, condition (financial or otherwise) or property of the Recipient or any other Recipient Party; (d) the validity or enforceability of any material provision of any Financing Document; or (e) any material right or remedy of the Department under the Financing Documents.
"Material Recipient Party-Owned Project IP" has the meaning set forth in Section 6.8(a) (Intellectual Property.).
“Maximum Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Maximum Direct Funding Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Maximum Workforce Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Members of the Affiliated Group” has the meaning set forth in Section 7(c) (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions.
“Milestone Based Schedule” means a task-based construction schedule that sets out each critical path construction milestone (including each Disbursement Milestone) necessary to achieve Project Completion for such Project, which schedule shall include at a minimum (a) anticipated progress for each construction milestone; (b) estimated and actual start dates for each construction milestone; (c) estimated and actual completion dates for each construction milestone; (d) progress metrics for each construction milestone; and (e) other information requested by the Department.
“Milestone Completion Longstop Date” means, with respect to any Disbursement Milestone, the relevant date set forth in the Disbursement Milestone Schedule under the column entitled “Milestone Completion Longstop Date” for such Disbursement Milestone.
“Mitigation Agreement” has the meaning set forth in the Guardrail Provisions.
“Moody’s” means Moody’s Ratings (formerly known as Moody’s Investors Service, Inc.), so long as it is a rating agency.
“NEPA” means the National Environmental Policy Act of 1969, as amended, 42 U.S.C. § 4321 et seq.
“New Mexico Project” has the meaning set forth in the recitals hereto.
“New Mexico Project Maximum Direct Funding Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“New Mexico Project Direct Funding Award” has the meaning set forth in Section 2.1(a) (Award Amount).
“NOFO” has the meaning set forth in the recitals hereto.
“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by the Department, (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding or any unsatisfied condition which may result in modification or revocation; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).
“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding; provided, that without limiting the generality of the foregoing, the Obligations of the Recipient under the Financing Documents shall include the Department Obligations.
“OECD” means the Organization for Economic Co-operation and Development.
“OFAC” means the Office of Foreign Assets Control, agency of the United States Department of the Treasury under the auspices of the Under-Secretary of the Treasury for Terrorism and Financial Intelligence.
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Authorized Officer thereof and relating to the items or matters for which such certificate is required, in each case, in form and substance reasonably acceptable to the Department.
“Ohio Project” has the meaning set forth in the recitals hereto.
“Ohio Project Maximum Direct Funding Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Ohio Project Direct Funding Award” has the meaning set forth in Section 2.1(a) (Award Amount).

“OIG” means the Office of Inspector General of the Department.
“Oregon Project” has the meaning set forth in the recitals hereto.
“Oregon Project Maximum Direct Funding Award Amount” has the meaning set forth in Section 2.1(a) (Award Amount).
“Oregon Project Direct Funding Award” has the meaning set forth in Section 2.1(a) (Award Amount).
“Organizational Documents” means, with respect to any Person: (a) to the extent such Person is a corporation, the certificate or articles of incorporation and the by-laws of such Person; (b) to the extent such Person is a limited liability company, the certificate of formation or articles of formation or organization and operating or limited liability company agreement of such Person; and (c) to the extent such Person is a partnership, joint venture, trust or other form of business, the partnership, joint venture, trust or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization or formation of such Person.
“Ownership Interest” means any direct or indirect legal or beneficial ownership interest in a Person, including but not limited to any Equity Interest or any other right to share in the assets or profits of such Person.
“Patents” means any U.S., international and foreign patent and patent application, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all regulations promulgated thereunder.
“Period of Performance” means, with respect to each Project, the period commencing on the Award Date and ending on the fifth (5th) anniversary of the Project Completion Date for such Project.
“Periodic Expenses” means all of the following amounts from time to time incurred under or in connection with the Financing Documents: (a) recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Financing Documents; (b) fees, charges, and expenses of any Consultants; and (c) other fees, charges, expenses and other amounts from time to time due under or in connection with the Financing Documents.
“Permitted Disposition” means:
(a)    any transaction permitted under the Financing Documents;
(b)    a Disposition of any Project Asset to a Recipient Party for use in a Project;
(c)    any Permitted Equity Transfer; and
(d)    any Disposition of any Project Asset of any Recipient Party that is: (i) obsolete; (ii) no longer used or useful in the operation of any Project; or (iii) replaced by other equipment of approximately equal value or utility, and in all cases for which (A) the Recipient has received consideration (whether cash or non-cash consideration) in an amount equal to the value that would have been obtained in an arm’s length transaction with an unaffiliated third party (unless such assets only have scrap value); or (B) such Dispositions are valued at not more than fifty million Dollars

($50,000,000) on an individual basis or four hundred million] Dollars ($400,000,000) on an aggregate basis in any twelve (12) month period.
“Permitted Equity Transfer” means any transaction or series of transactions after the Award Date with respect to the Disposition of any direct or indirect Ownership Interest in any Recipient Party other than the Recipient, where:
(a)    the transferee is a Permitted Equity Transferee;
(b)    no Event of Default or Potential Event of Default is continuing or would result from any such transaction;
(c)    after giving effect to such transaction or series of transactions:
(i)    no Change of Control Event is continuing or would occur; and
(ii)    other than in the context of a Change of Control Event in compliance with the Safe Harbor Conditions, no credit rating downgrade of the Recipient would be reasonably expected to occur;
(d)    under any agreement entered into or amended in connection with such transfer, or giving effect to such transfer (including but not limited to any shareholders agreement, partnership or joint venture agreement, purchase and contribution or purchase and sale agreement, or LLC agreement), such Permitted Equity Transferee has no right or ability to:
(i)    make or to permit to be made any transfer of any direct or indirect Ownership Interest in any Recipient Party other than a Permitted Equity Transfer; or
(ii)    access Sensitive Information.
“Permitted Equity Transferee” means a Person that:
(a)    is not a Prohibited Person or Foreign Entity of Concern;
(b)    is in compliance with all Sanctions, Export Control Laws, Anti-Money Laundering Laws, and Anti-Corruption Laws;
(c)    is organized under the laws (or a citizen) of an OECD country and is Controlled by one or more Persons, all of whom are organized under the laws (or a citizen) of an OECD country;
(d)    is not (and is not directly or indirectly Controlled by a Person that is) a citizen of or organized in a Sanctioned Country;
(e)    is not (and is not directly or indirectly Controlled by a Person that is, and does not have, a direct or indirect shareholder that owns fifty percent (50%) or more of it that is) a foreign government, sovereign wealth fund or similar entity;
(f)    has received CFIUS Approval if the Person is a non-U.S. Person; and
(g)    has received all other Required Approvals from any Governmental Authority with jurisdiction over the Transfer.
“Permitted Liens” means:

(a)    Liens for any tax, assessment or other governmental charge that is (i) not yet due or which are not delinquent beyond any period of grace or remain payable without penalty; or (ii) being diligently contested in good faith and by appropriate proceedings timely instituted, so long as adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by the Applicable Accounting Requirements;
(b)    Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the ordinary course of business or in connection with the construction of any Project, either for amounts not yet overdue for a period of more than 30 days or for amounts being diligently contested in good faith and by appropriate proceedings timely instituted so long as adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by the Applicable Accounting Requirements;
(c)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA securing obligations in excess of five hundred million Dollars ($500,000,000);
(d)    Liens identified in any Survey or Title Report delivered on or before the Award Date or otherwise approved by the Department in writing;
(e)    zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the applicable Project Site that do not and will not materially impair the development, construction, operation, or use by the Recipient of such Project Site for the applicable Project;
(f)    with respect to any Project Site, covenants, conditions, restrictions, easements and other similar matters of record on or prior to the first Direct Funding Disbursement Date for the relevant Project affecting title to such Project Site, or that are specifically identified in any land purchase agreement to be recorded against such Project Site, or which arise pursuant to the Affiliate Agreements (New Mexico) identified on Schedule E or the Arizona JV Documents (in each case, according to the form of such documents as of the Award Date), which in each case do not and will not materially impair the development, construction, operation, or use by the Recipient of such Project Site for the relevant Project;
(g)    any other Lien (including covenants, conditions, restrictions, easements and other similar matters of record) affecting any Project Site the existence of which does not and will not impair in any material respect the development, construction, operation, or use by the Recipient of any Project Site for the relevant Project;
(h)    Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;
(i)    Liens securing (a) judgments for the payment of money that do not constitute an Event of Default under Section 9.1.9 (Judgments); or (b) appeals and other surety bonds related thereto;

(j)    Liens incurred or deposits made (i) to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety, stay, customs, performance, completion and/or appeal bonds and other obligations of a like nature incurred in the ordinary course of business, (ii) to secure the performance of bids or trade contracts and (iii) to secure obligations in respect of letters of credit, bank guarantees or similar instruments posted with respect to the items described in clauses (i) and (ii) above;
(k)    Liens securing finance leases and purchase money obligations for fixed assets or equipment (other than for assets acquired with proceeds of Direct Funding Disbursements or FFB Advances); provided that (i) such Liens do not at any time encumber any property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness or other obligations and the proceeds and products thereof and customary security deposits and (ii) any Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and related expenses;.
(l)    precautionary filings in respect of operating leases;
(m)    leases, licenses, easements, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of any Recipient Party, taken as a whole, or (ii) secure any Indebtedness;
(n)    Liens placed on the Equity Interests of any Recipient Party (other than the Recipient) not wholly-owned by the Recipient in the form of a transfer restriction; provided that if such Lien arises after the date of this Agreement, such third party joint venture partner shall be a Permitted Equity Transferee;
(o)    Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of any Recipient Party in the ordinary course of business; and
(p)    Liens securing obligations with respect to funding provided to the Recipient pursuant to the Chips and Science Act of 2022 or any other domestic governmental incentive or credit program (including any Federal Interest in any Recipient Party assets).
“Permitting Plan” means, with respect to any Project, the list of Required Approvals for such Project and corresponding deadline for each such Required Approval to be obtained set forth on Schedule C (Permitting Plan) hereto, as the same may be updated or otherwise modified from time to time as mutually agreed by the Parties in writing.
“Person” means any individual, firm, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, committee, department, authority or any other body, incorporated or unincorporated, whether having distinct legal personality or not.
“Platform” has the meaning set forth in Section 10.2 (Use of Websites.).

“Potential Event of Default” means an event or circumstance that, with the giving of notice or passage of time or both, would become an Event of Default.
“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.
“Principal Persons” means any officer, director, beneficial owner of ten percent (10%) or more of equity interests that are not publicly traded securities, other natural person (whether or not an employee) with executive responsibilities over a Recipient Party or who has practical control over the Recipient Party, and each of their respective successors or assigns.
“Processing” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words “Process” and similar constructions shall have correlative meanings.
“Program Requirement” means each of the requirements set forth in Annex D (Program Requirements).
“Prohibited Person” means any person or entity that is:
(a)    a Sanctioned Person;
(b)    debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;
(c)    debarred, suspended, or proposed for debarment with a final determination still pending (as such terms are defined in any of the Debarment Regulations) from contracting with any U.S. federal government department or any agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. federal government department or agency pursuant to any of the Debarment Regulations; or
(d)    indicted, convicted or had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations.
“Project” and “Projects” have the meaning set forth in the recitals hereto.
“Project Assets” means with respect to each Project, (i) the Project Site for such Project, including any legal or beneficial, direct or indirect, ownership or leasehold interest in such Project Site, and (ii) all tangible Property owned or leased by any Recipient Party located on the applicable Project Site (other than the Project Site itself) and used in the construction, development, ownership, operation or maintenance of such Project; provided that “Project Asset” shall not include any assets subject to any Federal Interest.
“Project Change” has the meaning set forth in Section 8.1.3(a) (Disclosed Project Changes.).
“Project Commencement Date” means, with respect to any Project, the date on which the Department has received evidence, in form and substance satisfactory to the Department, that the Recipient has commenced construction, modernization or expansion work on such Project, or workforce development activities in relation to such Project, as applicable.
“Project Completion Clawback Date” means, with respect to any Project, the date the Recipient is required to achieve the Project Completion Date for such Project as set forth in Schedule B (Disbursement Milestone Schedule).

“Project Completion Date” means, with respect to any Project, the first date on which the applicable Project Completion Requirements have been achieved with respect to such Project to the satisfaction of the Department.
“Project Completion Requirements” means, with respect to any Project:
(a)    each Disbursement Milestone (other than, for the Fab 62 Project and the Ohio Project, any Customer Milestone, and for the Ohio Project, the "Achievement of Milestone 2" component of Milestone 3) for such Project shall have been completed to the satisfaction of the Department;
(b)    no Event of Default, Potential Event of Default or Change of Control Event shall exist as of the Project Completion Date or would result from the occurrence of the Project Completion Date;
(c)    each of the representations and warranties made (or deemed made) by the Recipient in any Award Document with respect to such Project shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty shall be true and correct as of such date or time);
(d)    the Recipient shall have furnished the Department with a project completion certificate executed by an Authorized Officer of the Recipient, substantially in the form attached as Exhibit F, certifying that each of the requirements set forth in clauses (a) through (c) has been satisfied as of the date of the Project Completion Certificate.
“Project Costs” means, with respect to any Project, all costs that have been incurred or are projected to be incurred by the Recipient in connection with the construction, expansion or modernization of such Project from the Eligibility Start Date through the Project Completion Date for such Project, including:
(a)    fees and expenses payable under the Financing Documents prior to the end of the Direct Funding Disbursement Period;
(b)    costs to acquire title or use rights to the applicable Project Site, necessary easements and other real property interests;
(c)    costs and expenses of legal, engineering, accounting, construction management and other advisors or Consultants incurred in connection with any Project;
(d)    fees, commissions and expenses payable to the Department;
(e)    development costs to the extent permitted to be paid under the Financing Documents;
(f)    insurance premiums in connection with such Project obtained prior to the applicable Project Completion Date for such Project;
(g)    the Recipient’s labor costs and general and administration costs;

(h)    costs incurred under the relevant operations and management agreement and mobilization costs included in the Base Case Financial Model;
(i)    operating losses through the Breakeven Date; and
(j)    such other costs or expenses approved by the Department.
“Project IP” means, with respect to any Project, all Technology and Intellectual Property that is: (a) used in, material or necessary for, or arising from, the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of such Project; or (b) necessary to achieve the applicable Project Completion Date, but in either of (a) or (b), excluding any Software that: (i) has not been modified or customized for the Recipient; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.
“Project Site” means:
(a)    with respect to the Arizona Projects, the Real Property described on Part 1 (Arizona Projects) of Schedule D (Project Sites);
(b)    with respect to the New Mexico Project, the Real Property described on Part 2 (New Mexico Project) of Schedule D (Project Sites);
(c)    with respect to the Ohio Project, a portion of the Real Property described on Part 3 (Ohio Project) of Schedule D (Project Sites); and
(d)    with respect to the Oregon Project, the Real Property described on Part 4 (Oregon Project) of Schedule D (Project Sites).
“Project-Specific Event of Default” means any Event of Default pursuant to:
(a)    Section 9.1.1(a) (Project Completion Clawback Event);
(b)    Section 9.1.1(d) (Authorized Purpose Clawback Event);
(c)    Section 9.1.1(e) (Property Disposition Clawback Event);
(d)    Section    9.1.3(a)    (Other Breaches), in relation to Section 7.2.8 (Intellectual Property), where such breach relates to a specific Project, Project Site or Recipient Party (other than the Recipient);
(e)    Section    9.1.3(b)    (Other Breaches), where such breach relates to a specific Project, Project Site or Recipient Party (other than the Recipient);
(f)    Section 9.1.3(c)    (Other Breaches), where such Event of Default arises in relation to a breach of a covenant, term, or obligation in relation to a specific Project, Project Site, or Recipient Party (other than the Recipient);
(g)    Section    9.1.4 (Cross Default.), in relation to (i) 9.1.4(a)or (ii) 9.1.4(b) (where such Event of Default arises in relation to a payment default of any Recipient Party other than the Recipient);
(h)    Section 9.1.6 (Required Approvals), where such Event of Default arises in relation to any Required Approval in relation to a specific Project or Project Site, or any Recipient Party other than the Recipient;

(i)    Section    9.1.7 (Bankruptcy; Insolvency; Dissolution.), where such Event of Default arises in relation to any Recipient Party (other than the Recipient) and the Recipient (a) pays to the Department within sixty (60) calendar days of such Event of Default arising an amount equal to the proceeds paid to the Recipient pursuant to the Direct Funding Disbursements made hereunder and the FFB Advances made under the Loan Guarantee Agreement with respect to each Project in which such Recipient Party holds (or, immediately prior to such Event of Default, held) a direct or indirect legal or beneficial ownership interest, and (b) submits to the Department a Corrective Action Plan within thirty (30) calendar days of such Event of Default arising that the Department confirms in writing as being in form and substance satisfactory to the Department within sixty (60) calendar days of such Event of Default arising;
(j)    Section    9.1.8 (Attachment), where such Event of Default arises in relation to any assets of a specific Project or any Recipient Party other than the Recipient;
(k)    Section    9.1.9 (Judgments), where such Event of Default arises with respect to a Recipient Party other than the Recipient or is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring Abandonment of operation of a Project;
(l)    Section    9.1.10    (Abandonment.);
(m)    Section    9.1.11    (Environmental Matters) and 9.1.14 (Certain Governmental Actions), where such Event of Default arises in relation to any Action, Government Judgment or Governmental Authority's action in relation to a specific Project or Project Site, or any Recipient Party other than the Recipient; and
(n)    Section 9.1.12    (Misstatements; Omissions), where the applicable representation or warranty is made with respect to a Project, Project Site or Recipient Entity other than the Recipient.
“Property” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Prudent Industry Practice” shall mean, with respect to any Project, that range of practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the Semiconductor industry as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of such Project.
“Quality of Earnings Report” has the meaning set forth in Section 3.2.3 (Upside Sharing Amount Certification).
“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, easements, mineral rights and other property and rights incidental to the ownership, lease or operation thereof.
“Recipient” has the meaning set forth in the preamble hereto.
“Recipient Party” means each of: (i) the Recipient, (ii) any Affiliate of the Recipient holding or acquiring any direct or indirect legal or beneficial Ownership Interest or voting rights in any Project at any time, and (iii) at any time following a Change of Control in relation to IFC, in addition to the foregoing, IFC to the extent it holds or acquires, and any Affiliate of IFC holding or acquiring, in each case any direct or indirect legal or beneficial Ownership Interest or voting rights in any Project at any time.
“Recipient’s Accountant” means Ernst & Young LLP, or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Recipient from time to time.
“Referral” has the meaning set forth in Section 10.13 (Dispute Resolution.).
“Related Entity” has the meaning set forth in the Guardrail Provisions.
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, depositing or seeping into the environment, and the term “Released” and similar constructions have correlative meanings.
“Relevant Period” means (a) Relevant Period 1; (b) Relevant Period 2; and (c) Relevant Period 3, as applicable.
“Relevant Period 1” means the three (3) Fiscal Year period commencing on the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs.
“Relevant Period 2” means the six (6) Fiscal Year period commencing on the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs.
“Relevant Period 3” means the nine (9) Fiscal Year period commencing on the first (1st) Fiscal Year after the Fiscal Year in which the Breakeven Date occurs.
“Relevant Project” means, in relation to any condition precedent under Section 5.1 (Conditions Precedent to Each Direct Funding Disbursement) or representation and warranty:
(a)    to be satisfied (in the case of a condition precedent) or given (in the case of a representation and warranty) on the date of a Disbursement Request or on a Disbursement Date, each Project for which the relevant Disbursement has been requested (as set out in the applicable Disbursement Request); and
(b)    to be given (in the case of a representation and warranty) on a Project Completion Date, each Project for which the Project Completion Date occurs.
“Relevant Recipient Party” means:
(a)    in relation to any condition precedent under Section 5.1 (Conditions Precedent to Each Direct Funding Disbursement) (other than the condition precedent under Section 5.1.10 (Corrective Action Plan)) or representation and warranty, each Recipient Party holding any direct or indirect beneficial ownership interest in a Project which is a Relevant Project for such condition precedent or representation and warranty; and
(b)    in relation to the condition precedent under Section 5.1.10 (Corrective Action Plan), each Recipient Party.
“Required Approvals” means, with respect to any Project, all Governmental Approvals and other consents and approvals of third parties necessary or required by the Recipient or any Recipient Party (or with respect to its respective Properties) under Applicable Law, the Program Requirements, the Financing Documents or any contractual obligation needed for purposes of: (a) the due execution, delivery recordation, filing or performance by any Recipient Party of any Financing Document to which such Recipient Party is or is to be a party; (b) the exercise by the Department of its rights under any of the Financing Documents; (c) in any material respect, the development, construction, operation or maintenance of such Project; and (d) the Recipient’s ownership of or leasehold interest in (as applicable) such Project, other than, in each case, those that are of a routine nature and can be obtained in the ordinary course of business.
“ROD” means the Record of Decision issued pursuant to 40 C.F.R. § 1505.2.
“S&P” means Standard & Poor’s Financial Services LLC, so long as it is a rating agency.
“Safe Harbor Conditions” means, for a Change of Control in relation to the Recipient and IFC only, each of the following:
(a)    the Safe Harbor Investor has the demonstrated ability to substantially finance the construction, expansion, or modernization of a semiconductor facility and to continue each of the Projects to Project Completion;
(b)    no downgrade would reasonably be expected to occur as a result of the Change of Control resulting in Intel Corporation's (or any successor's) credit rating dropping below BBB- (or equivalent) by any two of S&P, Moody’s and Fitch;
(c)    the Recipient and IFC (as applicable) comply with each of the Safe Harbor Covenants;
(d)    in respect of a Change of Control in relation to IFC only:
(i)    IFC (or any successor) is able to demonstrate a minimum credit rating of BBB- (or equivalent) by any two of S&P, Moody’s and Fitch, or access to sufficient capital to continue each of the Projects to Project Completion in all reasonable scenarios; and
(ii)    IFC (or any successor), prior to the occurrence of such Change of Control, accedes to this Agreement as a co-obligor with the Recipient with respect to the Projects in which it has (or will have, following the Change of Control) direct or indirect Ownership Interests or which it Controls (or will Control, following the Change of Control), giving all relevant representations and warranties in respect of such Projects, undertaking to comply with all relevant covenants in respect of such Projects (including but not limited to the applicable Safe Harbor Covenants), assuming joint and several liability with the Recipient under this Agreement, and assuming restrictions on its ability to transfer Ownership Interests and Control in the Projects it owns and Controls equivalent to the restrictions applicable to the Recipient under this Agreement; and
(e)    the Safe Harbor Investor, prior to the occurrence of such Change of Control, enters into an "Investor Affirmation Agreement" with the Department, whereby the Investor:
(i)    acknowledges and affirms that, after the occurrence of such Change of Control, the Recipient and IFC (as applicable) will be bound by each of the Safe Harbor Covenants; and

(ii)    represents and warrants that it will use commercially reasonable efforts to cause the Recipient (in the event the Safe Harbor Investor is acquiring the relevant Ownership Interest in or Control of the Recipient) or IFC (in the event the Safe Harbor Investor is acquiring the relevant Ownership Interest in or Control of IFC) to comply with (as applicable) each of the Safe Harbor Covenants.
“Safe Harbor Covenants” means the covenants set out in Section 8.1.5(f) (Safe Harbor Covenants).
“Safe Harbor Investor” means, for a Change of Control in compliance with the Safe Harbor Conditions, the applicable Person or group of Persons acting in concert acquiring the relevant Ownership Interest in or Control of the Recipient or IFC, as applicable.
“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive country-wide or territory-wide Sanctions.
“Sanctioned Person” means, at any time, (a) any Person identified on any Sanctions List; (b) any Person located, organized or resident in a Sanctioned Country; (c) any Person owned fifty percent (50%) or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person that is otherwise the subject or target of any Sanctions.
“Sanctions” means any and all laws concerning or relating to economic, financial or trade sanctions, embargoes, or similar restrictive measures imposed, administered, enacted or enforced by a Sanctions Authority.
“Sanctions Authority” means the United States federal government, including OFAC, the U.S. Department of State, and BIS.
“Sanctions List” means any list of designated Persons maintained by any Sanctions Authority, including, without limitation, the “Specially Designated Nationals and Blocked Persons” list, “Sectoral Sanctions Identifications List,” and “Non-SDN Chinese Military-Industrial Complex Companies List” maintained by OFAC and the “Denied Persons List,” “Entity List,” “Unverified List,” and “Military End-User List” maintained by BIS.
“Secretary” has the meaning set forth in the Guardrail Provisions.
“Semiconductor” has the meaning set forth in Section 7(h) (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions.
“Sensitive Information” means: (a) any information that is subject to Data Protection Laws; (b) Trade Secrets, or any other information in which any Recipient Party has confidential Intellectual Property (including any relevant Project IP owned by any Recipient Party); and (c) any information with respect to which any Recipient Party has contractual non-disclosure obligations.
“Software” means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Source Code” means, with respect to any Software, the human-readable form of such Software.
“Subaward” means an award to carry out the Authorized Purpose that is not a contract for goods or services.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with the Applicable Accounting Requirements as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other Ownership Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Survey” means, with respect to any Project, the survey or site master plan(s) delivered with respect to the applicable Project Site for such Project prior to the Award Date pursuant to Section 4.6(a) (Real Property and Land Rights).
“Synchroquartz” means Synchroquartz U.S. Corporation, a corporation duly organized and existing under the laws of the State of Delaware.
“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.
“Technical Advisor” means TechInsights Inc., acting as technical advisor to the Department in connection with the Projects, or any successor technical advisor appointed by the Department.
“Technology” means regardless of form, any invention (whether or not patentable or reduced to Practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how, and techniques, Software code, including all Source Code, object code, firmware, development tools and application programming interfaces, tools, materials, and other forms of technology and all media on which any of the foregoing is recorded.
“Technology Clawback Term” means, with respect to any Project, the period commencing on the Award Date and ending on to the last day of the Period of Performance.
“Technology Licensing” has the meaning set forth in Section 7(c) (Remedies, Mitigation and Clawbacks) of the Guardrail Provisions.
“Termination Date” means the date that is the later of (a) the last day of the Upside Sharing Term; and (b) the tenth (10th) anniversary from the Award Date.
“Threshold” means, with respect to any Project and each Relevant Period, the amount set out below:

Relevant Period	Arizona Projects	Ohio Project	New Mexico Project
Relevant Period 1	$[***]	$[***]	$[***]
Relevant Period 2	$[***]	$[***]	$[***]
Relevant Period 3	$[***]	$[***]	$[***]

“Title Report” means, with respect to any Project, a current title search report issued by a title insurance company that identifies the current owner of the applicable Project Site, the estate held by such owner in such Project Site, and all liens and encumbrances affecting such Project Site.
“Total Cumulative Realized Unlevered Free Cash Flow” means, with respect to any Project and for any Fiscal Year, the cumulative total of all Unlevered Free Cash Flow for such Project for the period beginning on the first day of such Fiscal Year (provided that, in respect of the first applicable Fiscal Year for any Project, such period shall begin on the date Project Costs for such Project are first incurred) through the end of such Fiscal Year, as calculated in accordance with the audited Financial Statements of the Recipient for such Fiscal Year and the related Quality of Earnings Report.
“Total Funding Available” means, with respect to any Project and as of any date of determination, with respect to each Project, the sum of: (a) the unused portion of the Maximum Direct Funding Award Amount for such Project; plus (b) funds that Recipient reasonably expects to contribute in equity, loan or otherwise, and/or raised in the capital markets or otherwise for such Project; plus (c) other subsidies reasonably expected to be received by Recipient, including but not limited to any applicable investment tax credits for such Project, and (d) any other funding that the Department determines to be reasonably likely to become available to the Recipient after such date of determination to pay all remaining Project Costs for such Project.
“Total Project Costs” means, with respect to any Project and as of any date of determination, the total amount of Project Costs reasonably likely to be required to be paid by the Recipient to achieve the Project Completion Date for such Project.
“Trade Secrets” means any trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form.
“Transfer” means any sale, assignment, pledge, creation of a security interest or other transfer, regardless of whether carried out directly or indirectly; provided that the term "Transfer" shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.
“TVPA” means the Trafficking Victims Protection Act of 2000 (22 U.S.C. § 7101 et seq.).
“UCC” means the Uniform Commercial Code of the applicable jurisdiction.
“United States” or “U.S.” means the United States of America.
“Unlevered Free Cash Flow” means, with respect to any Project and for any Fiscal Year, the amount calculated as (a) total revenue, less (b) cost of goods sold including depreciation, less (c) operating expenses, less (d) cash taxes, less (e) Capital Expenditures, plus (f) depreciation and Amortization, in each case, for such Project in such Fiscal Year and as each term is defined in accordance with GAAP; provided, that any change in net working capital in such Fiscal Year shall assumed to be zero Dollars ($0).
“Upside Sharing Amount” means, with respect to any Project for each Relevant Period, the amount due (if any) to the Department for such Relevant Period calculated in accordance with Section 3.2.2 (Upside Sharing Amount Calculation).
“Upside Sharing Amount Certification” has the meaning set forth in Section 3.2.3 (Upside Sharing Amount Certification).
“Upside Sharing Term” means, with respect to each Project other than the Oregon Project, the period commencing on the Award Date and ending on the earlier of (a) the last day of the ninth (9th)

Fiscal Year after the Fiscal Year in which the Breakeven Date occurs for the applicable Project and (b) the date on which all Upside Sharing Amounts owed by the Recipient have been made by the Recipient to the Department pursuant to this Agreement.
“Workforce Activities” means the workforce development activities to be funded pursuant to and as detailed in Annex D (Program Requirements).
“Workforce Award” has the meaning set forth in Section 2.1(a) (Award Amount.).
“Workforce Disbursement” has the meaning set forth in Annex G (Direct Funding for Workforce Activities).
“Workforce Disbursement Date” means a Disbursement Date on which a Workforce Disbursement is made in accordance with this Agreement.

ANNEX B
RULES OF INTERPRETATION
For all purposes of this Agreement, including any Exhibits, Schedules, Annexes and Appendices hereto, unless otherwise indicated in this Agreement or required by the context:
1.    Plurals and Gender. Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders.
2.    Use of Or. The word “or” is not exclusive.
3.    Change of Law. Each reference to an Applicable Law or Environmental Law includes any amendment, supplement, modification or replacement of such Applicable Law or Environmental Law, as the case may be, to the extent such amendment, supplement, modification or replacement is legally applicable to and binding on the Recipient or any Recipient Party.
4.    Successor and Assigns. A reference to a Person includes its successors and permitted assigns.
5.    Including. The words “include,” “includes” and “including” are not limiting and mean include, includes and including “without limitation,” “without limitation by specification” and “but not limited to.”
6.    Hereof, Herein, Hereunder. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
7.    Articles, Sections, Exhibits. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.
8.    Attachments, Replacements, Amendments. References to any document, instrument or agreement (a) shall include all exhibits, schedules, annexes and appendices thereto, and all exhibits, schedules, annexes or appendices to any document shall be deemed incorporated by reference in such document; (b) shall include all documents, instruments or agreements issued or executed in replacement thereof; and (c) shall mean such document, instrument or agreement, or replacement thereto, as amended, amended and restated, supplemented, or otherwise modified from time to time and in effect at any given time to the extent that any such amendment, amendment and restatement, supplement, or modification is permitted under the terms of such document, instrument or agreement and under the terms of the Financing Documents.
9.    Periods and Time. Unless otherwise specified, references to “days,” “weeks,” “months” and “years” shall mean calendar days, weeks, months and years, respectively. References to a time of day shall mean such time in Washington, D.C.
10.    Department Determinations. Any determination made by the Department pursuant to this Agreement or any other the Award Document shall be determined at the discretion of the Department, provided that the Department shall not unlawfully withhold or unreasonably delay a decision, nor act in an arbitrary or capricious manner, abuse its discretion, or otherwise act not in accordance with the law.
11.    Ambiguities. The Financing Documents are the result of negotiations and have been reviewed by each party to the Financing Documents and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any Person.
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12.    Continuing Definitions. With respect to any term that is defined by reference to any document, for purposes hereof, such term shall continue to have the original definition notwithstanding any termination, expiration or modification of such document unless otherwise agreed by the Parties.
13.    Headings. The table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof.
14.    Accounting Terms. All accounting terms not specifically defined shall be construed in accordance with GAAP.
15.    Reasonable Efforts. The expressions “reasonable efforts” and “commercially reasonable efforts” and expressions of like import, when used in connection with an obligation of either Party shall be interpreted in accordance with New York law.
16.    Reasonableness. The words “reasonable”, “reasonably”, “unreasonably” and words of similar import, when applied to the Department’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of the Department in its capacity as a governmental entity or its responsibilities as such and are based on its policies, practices, and procedures, and laws and regulations applicable to it.
17.    Conflict. Except as otherwise expressly provided for herein, in the case of any conflict between the terms of this Agreement and the terms of any Financing Document, the terms of this Agreement, as between the Recipient and the Department, shall prevail.
18.    Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Potential Event of Default, an Event of Default, or a Change of Control Event if such action is taken or condition exists.
19.    Order of Precedence. In the event of a conflict between the terms and conditions included in the body of this Agreement, the Funding Obligation and the terms and conditions included in any of the attachments hereto, the order of precedence shall be: (a) Funding Obligation, (b) Annex B (Rules of Interpretation), (c) Annex C (Guardrail Provisions) (including the Definitions set forth therein), (d) Annex E (Davis-Bacon Act Requirements) (including the Definitions set forth therein), (e) the body of this Agreement, (f) Annex A (Definitions), (g) Schedule B (Disbursement Milestone Schedule), (h) Schedule A (Fiscal Year Appropriations), (i) Annex D (Program Requirements), (j) Annex F (Reporting Covenants) and (k) Annex G (Direct Funding for Workforce Activities).
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ANNEX C
GUARDRAIL PROVISIONS
SECTION 1    PROHIBITION ON CERTAIN EXPANSION TRANSACTIONS
During the Expansion Clawback Term, the Recipient and Members of the Affiliated Group may not engage in any Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern; provided that, this prohibition will not apply to:
(a)    Existing Facilities or equipment of a Recipient or any Member of the Affiliated Group for manufacturing Legacy Semiconductors; or
(b)    Significant Transactions involving Material Expansion of Semiconductor Manufacturing Capacity that:
(i)    Produce Legacy Semiconductors; and
(ii)    Predominately Serve the Market of a Foreign Country of Concern.
SECTION 2    PROHIBITION ON CERTAIN JOINT RESEARCH OR TECHNOLOGY LICENSING
(a)    During the Technology Clawback Term, the Recipient may not Knowingly engage in any Joint Research or Technology Licensing with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns.
(b)    Notwithstanding paragraph (a) of this Section 2 (Prohibition On Certain Joint Research Or Technology Licensing), this prohibition will not apply to Joint Research or Technology Licensing with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns that was ongoing prior to (i) being listed as a Technology or Product that Raises National Security Concerns in 68 Fed. Reg. 65600 (September 25, 2023), or (ii) an announcement by the Secretary identifying such technology or product as a Technology or Product that Raises National Security Concerns as set forth in part (c) of the definition of such term. All ongoing Joint Research or Technology Licensing that the Recipient has with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns that was ongoing as of November 24, 2023 is set forth in Part 2 (Joint Research or Technology Licensing of Recipient) of Appendix 1 hereto, which Appendix will be amended by the Recipient in connection with any public determinations by the Secretary of Technologies or Products that Raise National Security Concerns to memorialize that such technology or product was ongoing as of the date of such announcement.
SECTION 3    ADDITIONAL CONDITIONS ON CERTAIN JOINT RESEARCH OR TECHNOLOGY LICENSING
(a)    If, during the Technology Clawback Term, any Related Entity that designs, manufactures or assembles a Specified Technology or Product (or any other technology or product substantially the same thereto) engages in Joint Research or Technology Licensing with a Foreign Entity of Concern with respect to the Specified Technology or Product (or any other technology or product substantially the same thereto), then the Secretary may take any measures to mitigate the risk to national security, which measures may include, but are not limited to, recovering up to the full amount of any Award made to the Recipient that is within the Technology Clawback Term for such Award (which recovery may be pursuant to Section 7(d) (Remedies, Mitigation and Clawbacks) of this Annex), negotiating an amendment to this Agreement, or exercising any other remedy available to the Secretary at equity or in law.

(b)    Notwithstanding paragraph (a) of this Section 3 (Additional Conditions on Certain Joint Research or Technology Licensing), this condition will not apply to Joint Research or Technology Licensing with a Foreign Entity of Concern that relates to a Technology or Product that Raises National Security Concerns that was ongoing prior to (i) being listed as a Technology or Product that Raises National Security Concerns in 68 Fed. Reg. 65600 (September 25, 2023), or (ii) an announcement by the Secretary identifying such technology or product as a Technology or Product that Raises National Security Concerns as set forth in part (c) of the definition of such term. All such ongoing Joint Research or Technology Licensing that would otherwise be prohibited by paragraph (a) that was ongoing as of September 25, 2023 is set forth in Appendix 1, which Appendix will be amended by the Recipient in connection with any public determinations by the Secretary of Technologies or Products that Raise National Security Concerns to memorialize that such technology or product was ongoing as of the date of such announcement.
SECTION 4    RETENTION OF RECORDS.
(a)    During the Expansion Clawback Term and for a period of seven (7) years following any Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern, a Recipient or Member of the Affiliated Group planning or engaging in any such Significant Transaction involving the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern will maintain records related to the Significant Transaction in a manner consistent with the recordkeeping practices used in their ordinary course of business for such transactions.
(b)    A Recipient that is notified that a transaction is being reviewed by the Secretary in accordance with the Guardrail Regulations will immediately take steps to retain all records relating to such transaction, including if those records are maintained by a Member of the Affiliated Group or by Related Entities. Any failure to maintain such records will be an adverse inference regarding compliance with the provisions of this Annex.
SECTION 5    PROCEDURES FOR NOTIFYING THE SECRETARY OF SIGNIFICANT TRANSACTIONS
During the Expansion Clawback Term, the Recipient will submit written notification to the Secretary regarding any planned Significant Transactions of the Recipient or Members of the Affiliated Group that may involve the Material Expansion of Semiconductor Manufacturing Capacity in a Foreign Country of Concern, regardless of whether the Recipient believes the transaction falls within an exception stated in Section 1 (Prohibition on Certain Expansion Transactions) of this Annex. Each notification must include the information set forth in Section 6 (Contents Of Notifications; Certifications; Additional Information) and be submitted to the Secretary in accordance with the notice provisions of this Agreement and to notifications@chips.gov.
SECTION 6    CONTENTS OF NOTIFICATIONS; CERTIFICATIONS; ADDITIONAL INFORMATION
(a)    The notification required by Section 5 (Procedures For Notifying The Secretary Of Significant Transactions) of this Annex will be certified by the Recipient’s chief executive officer, president, or equivalent corporate officer, and will contain the following information about the parties and the transaction, which must be accurate and complete:
(i)    The Recipient and any Member of the Affiliated Group that is party to any Award Document, including for each a primary point of contact, telephone number, and email address.
(ii)    The identity and location(s) of all other parties to the transaction.

(iii)    Information, including organizational chart(s), on the ownership structure of parties to the transactions.
(iv)    A description of any other significant foreign involvement, e.g., through financing, in the transaction.
(v)    The name(s) and location(s) of any entity in a Foreign Country of Concern where or at which Semiconductor Manufacturing Capacity may be Materially Expanded by the transaction.
(vi)    A description of the transaction, including the specific types of Semiconductors currently produced at the facility planned for expansion, the current production technology node (or equivalent information) and Semiconductor Manufacturing Capacity, as well as the specific types of Semiconductors planned for manufacture, the planned production technology node, and planned Semiconductor Manufacturing Capacity.
(vii)    If the Recipient asserts that the transaction involves the Material Expansion of Semiconductor Manufacturing Capacity that produces Legacy Semiconductors that will Predominately Serve the Market of a Foreign Country of Concern, documentation as to where the final products incorporating the Legacy Semiconductors are to be used or consumed, including the percent of Semiconductor Manufacturing Capacity or percent of sales revenue that will be accounted for by use or consumption of the final goods in the Foreign Country of Concern.
(viii)    If applicable, an explanation of how the transaction meets the exemptions set forth in Section 1 (Prohibition on Certain Expansion Transactions) of this Annex, including details on the calculations for Semiconductor Manufacturing Capacity and/or sales revenue by the market in which the final goods will be consumed.
(b)    If during the review of the notification specified in Section 5 (Procedures For Notifying The Secretary Of Significant Transactions) of this Annex, the Secretary requests additional information from the Recipient, the Recipient will promptly provide any additional information.
SECTION 7    REMEDIES, MITIGATION AND CLAWBACKS
(a)    If the Secretary makes a final determination that a transaction would violate Section 1 (Prohibition on Certain Expansion Transactions) of this Annex or that the Recipient or a Member of the Affiliated Group has violated Section 1 (Prohibition on Certain Expansion Transactions) of this Annex by engaging in a prohibited Significant Transaction, the Recipient must cease or abandon the transaction (or, if applicable, ensure that the Member of the Affiliated Group ceases or abandons the transaction), and the Recipient’s chief executive officer, president, or equivalent corporate official, must submit electronically a signed letter in accordance with the notice provisions of this Agreement to notifications@chips.gov within forty-five (45) days of the final determination certifying that the transaction has ceased or been abandoned. Such letter must certify, under the penalties provided in the False Statements Accountability Act of 1996, as amended (18 U.S.C. § 1001), that the information in the letter is accurate and complete.
(b)    Unless recovery is waived by the Secretary, a violation of Section 1 (Prohibition on Certain Expansion Transactions) of this Annex for engaging in a prohibited Significant Transaction or failing to cease or abandon a planned Significant Transaction that the Secretary has determined would be in violation of Section 1 (Prohibition on Certain

Expansion Transactions) of this Annex, will result in the recovery of the full amount of any Award made to the Recipient that is within the Expansion Clawback Term for such Award. If the means of recovery is not otherwise specified in this Agreement, the amount of any Award to be recovered will be treated as a debt owed to the U.S. Government which is immediately due and payable.
(c)    If the Secretary determines that a Recipient or Member of the Affiliated Group is planning to undertake or has undertaken a Significant Transaction that violates or would violate Section 1 (Prohibition on Certain Expansion Transactions) of this Annex, the Secretary may seek to take measures in connection with the transaction to mitigate the risk to national security. Such measures may include negotiation with the Recipient of an amendment to this Agreement to mitigate the risk to national security in connection with the transaction (a “Mitigation Agreement”). In such a Mitigation Agreement, the Secretary may (but is not required to) waive the recovery of funds for violation of Section 1 (Prohibition on Certain Expansion Transactions) of this Annex. If a Recipient fails to comply with the Mitigation Agreement or if other conditions in the Mitigation Agreement are violated, the Secretary may recover the full amount of any Award made to the Recipient that is within the Expansion Clawback Term for such Award, in accordance with paragraph (b) of this Section 7 (Remedies, Mitigation and Clawbacks).
(d)    If the Secretary makes a final determination that the Recipient is not in compliance with Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) of this Annex, the Secretary will recover the full amount of any Award made to the Recipient that is within the Technology Clawback Term for such Award. If the means of recovery is not otherwise specified in this Agreement, the amount of any Award to be recovered will be treated as a debt owed to the U.S. Government which is immediately due and payable.
(e)    If the Secretary makes a final determination that a Related Entity has engaged in activity that would violate the conditions in Section 3 (Additional Conditions on Certain Joint Research or Technology Licensing) of this Annex, the Secretary may take measures to mitigate the risk to national security, which measures may include, but are not limited to, recovering up to the full amount of any Award made to the Recipient that is within the Technology Clawback Term for such Award to the Recipient, negotiating an amendment to this Agreement, as necessary, or exercising any other remedy available to the Secretary at equity or in law. If the means of recovery is not otherwise specified in this Agreement, the amount of any Award to be recovered will be treated as a debt owed to the U.S. Government which is immediately due and payable.
(f)    Interest on a debt owed under this Section 7 (Remedies, Mitigation And Clawbacks) of this Annex will be calculated from the date on which the Secretary provides a final notification to the Recipient that an action violated Section 1 (Prohibition on Certain Expansion Transactions), Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) or Section 3 (Additional Conditions on Certain Joint Research or Technology Licensing) of this Annex.
(g)    The Secretary may take action to collect a debt due under this Section 7 (Remedies, Mitigation and Clawbacks), if such debt is not paid within the time prescribed in this Agreement or Mitigation Agreement. In addition, the Secretary may refer the unpaid debt to the Department of Justice for appropriate action.
(h)    If the Secretary makes an initial determination that Section 1 (Prohibition on Certain Expansion Transactions), Section 2 (Prohibition On Certain Joint Research Or Technology Licensing) or Section 3 (Additional Conditions On Certain Joint Research Or Technology Licensing) of this Annex has been violated, the Secretary may, in addition to the other remedies specified herein, suspend further disbursement of Award amounts to the Recipient.
(i)    The recoveries and remedies available under this Section 7 (Remedies, Mitigation and Clawbacks) are without prejudice to other available remedies, including other remedies provided in this Agreement and civil or criminal penalties.
Definitions
Capitalized terms used in this Annex and Appendix 1 will have the meanings set forth below, and the rules of interpretation set forth in Annex B Rules of Interpretation will apply, except, in each case, as otherwise expressly provided therein.
“Award Agreements” means the Direct Funding Agreement and Loan Guarantee Agreement, stating the terms and conditions by which the Secretary agrees to make Awards available to the Recipient and the obligations and duties of the Recipient in connection therewith, and has the same meaning as “Required Agreement” in 15 CFR Section 112.
“Existing Facility” means:
(a)    Any facility, the current status of which, including its Semiconductor Manufacturing Capacity, is memorialized in Appendix 1 hereto, based on the Secretary’s assessments of historical capacity measurements. Only facilities built, equipped, and operating prior to entering into this Award Agreement are considered to be Existing Facilities. A facility that undergoes Significant Renovations will no longer qualify as an Existing Facility.
(b)    Notwithstanding paragraph (a), an Existing Facility is a facility that is in the process of being equipped, expanded or modernized as of the date of execution of this Agreement, and for which the Secretary has exercised his or her discretion to determine that such facility is an Existing Facility.
(c)    Each Existing Facility for the purpose of this Award Agreement, is specified in Appendix 1.
“Foreign Country of Concern” means:
(a)    A country that is a covered nation (as defined in 10 U.S.C. § 4872(d)); and
(b)    Any country that the Secretary, in consultation with the Secretary of Defense, the Secretary of State, and the Director of National Intelligence, determines to be engaged in conduct that is detrimental to the national security or foreign policy of the United States and provides notice of the same in the Federal Register.
“Foreign Entity” means:
(a)    A government of a foreign country or a foreign political party;
(b)    A natural person who is not a lawful permanent resident of the United States, citizen of the United States, or any other protected individual (as such term is defined in section 8 U.S.C. § 1324b(a)(3)); or
(c)    A partnership, association, corporation, organization, or other combination of persons organized under the laws of or having its principal place of business in a foreign country; and
(d)    Includes:

(i)    Any Person owned by, controlled by, or subject to the jurisdiction or direction of an entity listed in paragraph (a) of this definition;
(ii)    Any Person, wherever located, who acts as an agent, representative, or employee of an entity listed in paragraph (a) of this definition;
(iii)    Any Person who acts in any other capacity at the order, request, or under the direction or control of an entity listed in paragraph (a) of this definition, or of a Person whose activities are directly or indirectly supervised, directed, controlled, financed, or subsidized in whole or in majority part by an entity listed in paragraph (a) of this definition;
(iv)    Any Person who directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, owns twenty-five percent (25%) or more of the equity interests of an entity listed in paragraph (a) of this definition;
(v)    Any Person with significant responsibility to control, manage, or direct an entity listed in paragraph (a) of this definition;
(vi)    Any Person, wherever located, who is a citizen or resident of a country controlled by an entity listed in paragraph (a) of this definition; or
(vii)    Any corporation, partnership, association, or other organization organized under the laws of a country controlled by an entity listed in paragraph (a) of this definition.
“Foreign Entity of Concern” means any Foreign Entity that is:
(a)    Designated as a foreign terrorist organization by the Secretary of State under 8 U.S.C. § 1189;
(b)    Included on the Department of Treasury’s list of Specially Designated Nationals and Blocked Persons (SDN List), or for which one or more individuals or entities included on the SDN list, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest;
(c)    Owned by, controlled by, or subject to the jurisdiction or direction of a government of a foreign country that is a covered nation (as defined in 10 U.S.C. § 4872(d));
(d)    A Person that is owned by, controlled by, or subject to the jurisdiction of a government of a foreign country listed in 10 U.S.C. § 4872(d) where:
(i)    The Person is:
(A)    a citizen, national, or resident of a foreign country listed in 10 U.S.C. § 4872(d); and
(B)    located in a foreign country listed in 10 U.S.C. § 4872(d);
(ii)    The Person is organized under the laws of or has its principal place of business in a foreign country listed in 10 U.S.C. § 4872(d);
(iii)    twenty-five percent (25%) or more of the Person’s outstanding voting interest, board seats, or equity interest is held directly or indirectly by the government of a foreign country listed in 10 U.S.C. § 4872(d); or

(iv)    twenty-five percent (25%) or more of the Person’s outstanding voting interest is held directly or indirectly by any combination of the persons who fall within clauses (i)-(iii), above;
(e)    Alleged by the Attorney General to have been involved in activities for which a conviction was obtained under:
(i)    The Espionage Act, 18 U.S.C. § 792 et seq.;
(ii)    18 U.S.C. § 951;
(iii)    The Economic Espionage Act of 1996, 18 U.S.C. § 1831 et seq.;
(iv)    The Arms Export Control Act, 22 U.S.C. § 2751 et seq.;
(v)    The Atomic Energy Act, 42 U.S.C. § 2274, 2275, 2276, 2277, or 2284;
(vi)    The Export Control Reform Act of 2018, 50 U.S.C. § 4801 et seq.;

(vii)    The International Economic Emergency Powers Act, 50 U.S.C. § 1701 et seq.; or
(viii)    Title 18 U.S.C. § 1030;
(f)    Included on the Bureau of Industry and Security's Entity List (15 CFR part 744, supplement no. 4);
(g)    Included on the Department of the Treasury’s list of Non-SDN Chinese Military-Industrial Complex Companies (NS-CMIC List), or for which one or more individuals or entities included on the NS-CMIC list, individually or in the aggregate, directly or indirectly, hold at least fifty percent (50%) of the outstanding voting interest; or
(h)    Determined by the Secretary, in consultation with the Secretary of Defense and the Director of National Intelligence, to be engaged in unauthorized conduct that is detrimental to the national security or foreign policy of the United States.
“Guardrail Regulations” means those regulations set forth at 15 CFR Part 231.
“Joint Research” means any Research and Development activity that is jointly undertaken by two or more parties, including any Research and Development activities undertaken as part of a joint venture as defined at 15 U.S.C. § 4301(a)(6), provided, that, the following will not be considered Joint Research:
(a)    A standards-related activity (as such term is defined in 15 CFR Part 772);
(b)    Research and development conducted exclusively between and among employees of a Recipient or between and among entities that are Related Entities to the Recipient;
(c)    Research, development, or engineering related to a manufacturing process for an existing product solely to enable use of foundry, assembly, test, or packaging services for integrated circuits;
(d)    Research, development, or engineering involving two or more entities to establish or apply a drawing, design, or related specification for a product to be purchased and sold between or among such entities; and

(e)    Warranty, service, and customer support performed by a Recipient or an entity that is a Related Entity of a Recipient.
“Knowingly” means acting with knowledge that a circumstance exists or is substantially certain to occur, or with an awareness of a high probability of its existence or future occurrence. Such awareness can be inferred from evidence of the conscious disregard of facts known to a Person or of a Person’s willful avoidance of facts.
“Legacy Semiconductor” means:
(a)    For the purposes of a Semiconductor wafer facility:
(i)    A silicon wafer measuring 8 inches (or 200 millimeters) or smaller in diameter; or
(ii)    A compound wafer measuring 6 inches (or 150 millimeters) or smaller in diameter;
(b)    For the purposes of a Semiconductor fabrication facility:
(i)    A digital or analog logic semiconductor that is of the 28-nanometer generation or older (i.e., has a gate length of 28 nanometers or more for a planar transistor);
(ii)    A memory Semiconductor with a half-pitch greater than 18 nanometers for Dynamic Random Access Memory (DRAM) or less than 128 layers for Not AND (NAND) flash that does not utilize emerging memory technologies, such as transition metal oxides, phase-change memory, perovskites, or ferromagnetics relevant to advanced memory fabrication; or
(iii)    A Semiconductor identified by the Secretary in a public notice issued under 15 U.S.C. § 4652(a)(6)(A)(ii); and
(c)    For the purposes of a Semiconductor packaging facility, a Semiconductor that does not utilize advanced three-dimensional (3D) integration packaging, under clause (z) below, provided that, notwithstanding the above, the following will not be considered Legacy Semiconductors:
(x)    Semiconductors Critical to National Security;
(y)    Semiconductors with a post-planar transistor architecture (such as three-dimensional fin field-effect (FinFET) transistors or gate-all-around (GAA) transistors); and
(z)    Semiconductors utilizing advanced three-dimensional (3D) integration packaging, such as by directly attaching one or more dies or wafers, through silicon vias, through mold vias, or other advanced methods.
“Material Expansion” means:
(a)    with respect to an Existing Facility, the increase of the Semiconductor Manufacturing Capacity of an Existing Facility by more than five percent (5%) of the capacity memorialized in Appendix 1, due to the addition of a cleanroom, production line or other physical space, or a series of such additions; or
(b)    any new construction of a facility for Semiconductor Manufacturing.

“Members of the Affiliated Group” means any entity that is or becomes a member of the Recipient’s “Affiliated Group,” as such term is defined under 26 U.S.C. § 1504(a), without regard to 26 U.S.C. § 1504(b)(3), including the Members of the Affiliated Group identified in Part 4 of Appendix 1.
“Mitigation Agreement” has the meaning set forth in Section 7(c) (Remedies, Mitigation and Clawbacks) of this Annex C (Guardrail Provisions).
“Person” means an individual, partnership, association, corporation, organization, or any other combination of individuals.
“Predominately Serves the Market” means that at least eighty-five percent (85%) of the output of the Semiconductor Manufacturing facility (e.g., wafers, Semiconductor devices, or packages) by value is incorporated into final products (i.e., not an intermediate product that is used as factor inputs for producing other goods) that are used or consumed in that market.
“Related Entity” means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Recipient.
“Research and Development” means theoretical analysis, exploration, or experimentation; or the extension of investigative findings and theories of a scientific or technical nature into practical application, including the experimental production and testing of models, devices, equipment, materials, and processes.
“Secretary” means the Secretary of Commerce or the Secretary’s designee.
“Semiconductor” means an integrated electronic device or system most commonly manufactured using materials such as, but not limited to, silicon, silicon carbide, or III-V compounds, and processes such as, but not limited to, lithography, deposition, and etching. Such devices and systems include but are not limited to analog and digital electronics, power electronics, and photonics, for memory, processing, sensing, actuation, and communications applications.
“Semiconductor Manufacturing” means Semiconductor wafer production, Semiconductor fabrication or Semiconductor packaging. Semiconductor wafer production includes the processes of wafer slicing, polishing, cleaning, epitaxial deposition, and metrology. Semiconductor fabrication includes the process of forming devices such as transistors, poly capacitors, non-metal resistors, and diodes on a wafer of semiconductor material. Semiconductor packaging means the process of enclosing a Semiconductor in a protective container (package) and providing external power and signal connectivity for the assembled integrated circuit.
“Semiconductor Manufacturing Capacity” means the productive capacity of a facility for Semiconductor Manufacturing. In the case of a wafer production facility, Semiconductor Manufacturing Capacity is measured in wafers per year. In the case of a Semiconductor fabrication facility, Semiconductor Manufacturing Capacity is measured in wafer starts per year. In the case of a Semiconductor fabrication facility for wafers designed for wafer-to-wafer bonding structure, Semiconductor Manufacturing Capacity is measured in stacked wafers per year. In the case of a packaging facility, Semiconductor Manufacturing Capacity is measured in packages per year.
“Semiconductors Critical to National Security” means:
(a)    Semiconductors utilizing nanomaterials, including 1D and 2D carbon allotropes such as graphene and carbon nanotubes;
(b)    Compound and wide- and ultra-wide bandgap Semiconductors;

(c)    Radiation-hardened by process (“RHBP”) Semiconductors;
(d)    Fully depleted silicon on insulator (“FD-SOI”) Semiconductors, other than with regard to Semiconductor packaging operations with respect to such Semiconductors of a 28- nanometerer generation or older;
(e)    Silicon photonic Semiconductors;
(f)    Semiconductors designed for quantum information systems;
(g)    Semiconductors designed for operation in cryogenic environments (at or below 77°
Kelvin); and
(h)    Any other Semiconductors that the Secretary, in consultation with the Secretary of Defense and the Director of National Intelligence, determines is a Semiconductor Critical to National Security and issues a public notice of that determination.
“Significant Renovations” means building new cleanroom space or adding a production line or other physical space to an Existing Facility that, in the aggregate during the applicable term of the required agreement, increases semiconductor manufacturing capacity by ten percent (10%) or more of the capacity memorialized in the Agreement.
“Significant Transaction” means:
(a)    an investment, whether proposed, pending or completed, including any capital expenditure, loan, or gift;
(b)    the formation of a subsidiary;
(c)    a merger, acquisition, or takeover, including:
(i)    the acquisition of a new or additional ownership interest in an entity;
(ii)    the acquisition of a material portion of the assets of an entity; or
(iii)    a consolidation; or
(d)    the formation of a joint venture; including a long-term lease or concession arrangement under which a lessee (or equivalent) makes substantially all business decisions concerning the operation of a leased entity (or equivalent), as if it were the owner, provided, however, that, for any facility listed in Part 1 of Appendix 1 that has been designated pursuant to 15 C.F.R. § 231.101(b) as an “Existing Facility,” “significant transaction” shall mean only such activities or investments set forth in (a)-(d) above with respect to such facility that occur after such facility has been built, equipped, and is operating.
"Specified Technology or Product” means any Technology or Product that Raises National Security Concerns that is designed, manufactured or assembled at the/a Project Site.

“Technology Licensing” means:
(a)    An express or implied contractual agreement in which the rights owned by, licensed to or otherwise lawfully available to one party in any trade secrets or knowhow are sold, licensed or otherwise made available to another party.
(b)    Notwithstanding paragraph (a), the following is not Technology Licensing:

(i)    Licensing of patents, including licenses related to standard essential patents or cross licensing activities;
(ii)    Licensing or transfer agreements conducted exclusively between a Recipient and Related Entities, or between or among Related Entities of the Recipient;
(iii)    A standards-related activity (as such term is defined in 15 CFR Part 772);
(iv)    Agreements that grant patent rights only with respect to “published information” and no proprietary information is shared;
(v)    An implied or general intellectual property license relating to the use of a product that is sold by a Recipient or Related Entities;
(vi)    Technology Licensing related to a manufacturing process for an existing product solely to enable use of assembly, test, or packaging services for integrated circuits;
(vii)    Technology Licensing involving two or more entities to establish or apply a drawing, design, or related specification for a product to be purchased and sold between or among such entities;
(viii)    Warranty, service, and customer support performed by a Recipient or an entity that is a Related Entity of a Recipient; and
(ix)    Disclosures of technical information to a customer solely for the design of integrated circuits to be manufactured by the funding recipient for that customer.
“Technology or Product that Raises National Security Concerns” means:
(a)    Any Semiconductor Critical to National Security;
(b)    Any item listed in Category 3 of the Commerce Control List (supplement no. 1 to Part 774 of the Export Administration Regulations, 15 CFR § 774) that is controlled for National Security (“NS”) reasons, as described in 15 CFR § 742.4, or Regional Stability (“RS”) reasons, as described in 15 CFR § 742.6; and
(c)    Any other technology or product that the Secretary determines raises national security concerns and provides notice of the same in the Federal Register.

Appendix 1
The Recipient hereby represents and warrants that the information provided to the Department in connection with this Appendix 1 is true, accurate and complete as of the date hereof.
Part 1 - Existing Facilities.
The Department has identified the following Existing Facilities based on information disclosed by the Recipient and relied upon by the Department:
[***]
Part 2 - Joint Research or Technology Licensing of Recipient.
The Department has identified the following Joint Research or Technology Licensing of the Recipient based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
[***]
Part 3 - Joint Research or Technology Licensing of Related Entities.
The Department has identified the following Joint Research or Technology Licensing of the Related Entities based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
[***]
Part 4 - Members of the Affiliated Group.
The Department has identified the following Members of the Affiliated Group, based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
[***]
Part 5 - Related Entities Subject to Section 3 of Annex C (Guardrail Provisions).
The Department has determined that the following Related Entities are subject to Section 3 of Annex C (Guardrail Provisions), based on information disclosed by the Recipient and relied upon by the Department as of the date hereof:
[***]

ANNEX D
PROGRAM REQUIREMENTS
Section 1— Program Requirements Not Subject to Cure Period
The Recipient shall (and shall cause, where applicable, each other Recipient Party to) comply with each of the following Program Requirements, which shall apply through the Period of Performance, unless otherwise specified. A breach of any such Program Requirement shall not be subject to a cure period. Any waiver of a breach of any such Program Requirement shall be subject to the prior written consent of the Department. The Recipient may request such a waiver upon submission of a proposed corrective action plan to the Department.

1	SECTION 1 – PROGRAM REQUIREMENTS NOT SUBJECT TO CURE PERIOD
1.1	Economic and National Security Objectives: Foreign Ownership, Control or Influence	[***]

1.2	Broader Impacts: Commitments to Future Investment in the U.S. Semiconductor Industry (Limitations on Buybacks)
The Recipient shall not engage in any stock buybacks or make plans to engage in any stock buybacks for the period beginning on the Award Date and ending on the fifth anniversary of the Award Date other than Permitted Stock Buybacks.

“Permitted Stock Buybacks” means:
1.    for the period beginning on the second (2nd) anniversary Award Date and ending on the fifth (5th) anniversary of the Award Date, stock buybacks to offset the dilutive effect of Recipient’s existing equity plans in effect on the Award Date and any subsequent similar equity plans, not to exceed the Anti-Dilution Basket;
2.    for each fiscal quarter of the Recipient during the period beginning on the second (2nd) anniversary of the Award Date and ending on the fifth (5th) anniversary of the Award Date, additional stock buybacks, provided that the amount of any such proposed additional stock buyback, taken together with all other Permitted Stock Buybacks and Permitted Dividends during the Measurement Period ending on the date of such proposed additional stock buyback (the “Applicable Measurement Period”), is not in excess of sixty-seven percent (67%) of the Free Cash Flow of the Recipient and its Consolidated Subsidiaries during the Applicable Measurement Period, and provided further that the following conditions are met: (i) as of the date of such stock buyback, the Recipient has an “investment grade” rating from any two of Moody’s, S&P or Fitch, (ii) the Recipient and its Consolidated Subsidiaries research and development expenditures during the Applicable Measurement Period are in excess of $6,000,000,000, (iii) the Recipient did not exceed a net leverage ratio, as defined by Net Debt divided by Trailing Twelve-Month EBITDA, of 1.75x (inclusive of the Brookfield investment in the Arizona Fab LLC being treated as debt, in-line with treatment by major ratings agencies) during the 3-month period immediately prior to any such potential buyback, and (iv) the amount of the Recipient and its Consolidated Subsidiaries' total capital expenditures determined in accordance with GAAP during the Applicable Measurement Period are greater than four times the amount of Direct Funding received by the Recipients during the Applicable Measurement Period.

3. Sale or redemption of shares between Recipient and/or its Subsidiaries for purposes of intra- group reorganizations or similar transactions within the Recipient’s consolidated group.
4. Buybacks of Non-Recipient Party shares resulting in a neutral or better cash impact to the enterprise (taken as a whole).
“Anti-Dilution Basket” means two hundred and fifty million Dollars ($250,000,000) per year; provided that, for any new third-party equity capital investments in the Recipient that are received (starting from the Award Date), 25% of such new equity can be added to the basket, subject to a cumulative cap of $1B total per year (including the initial
$250,000,000).
“Free Cash Flow” means cash flow from operations, inclusive of interest expense, less net capital expenditures, provided that Free Cash Flow shall exclude any direct government incentives provided by the U.S. federal government under the CHIPS Incentives Program and similar programs commenced after the Award Date. Net capital expenditures is equal to gross capital expenditures less cash inflows from the Advanced Manufacturing Investment Tax Credit.
“Net Debt” means (a) Indebtedness, in each case of the Recipient and its Consolidated Subsidiaries, as determined in accordance with GAAP, minus the sum of (b) the unrestricted cash, cash equivalent and marketable securities amount and (c) restricted cash.
“Measurement Period” means, with respect to any date, the twelve-month period ending on such date.

1.3	Broader Impacts: Commitments to Future Investment in the U.S. Semiconductor Industry (Limitations on Dividends)
The Recipient shall not engage in any dividends or make plans to engage in any dividends for the period beginning on the Award Date and ending on the second (2nd) anniversary of the Award Date.
For the period beginning on the second (2nd) anniversary Award Date and ending on the fifth (5th) anniversary of the Award Date, a dividend can be implemented (such divided, a “Permitted Dividend”), provided that the aggregate of all dividends paid during the calendar year in which the first such dividend is paid does not exceed $600,000,000 total per quarter and provided further that at the time the first such dividend is paid, the Recipient has an “investment grade” rating from any two of Moody’s, S&P or Fitch. Thereafter, during the same time period, the Recipient shall not increase the aggregate annual amount of its dividends by more than 5% per annum nor issue any special dividends.

Section 2— Program Requirements Subject to Cure Period
The following Program Requirements shall apply through the Period of Performance, unless otherwise specified. A breach of any such Program Requirement shall be subject to a forty-five (45) day cure period. If cured within this period, Recipient shall not be deemed to be in breach. Any waiver of a breach of any such Program Requirement shall be subject to the prior written consent of the Department. The Recipient may request such a waiver upon submission of a proposed corrective action plan to the Department.

2	SECTION 2 – PROGRAM REQUIREMENTS SUBJECT TO CURE PERIOD
2.1	Economic and National Security Objectives: Supply Chain Security
As of the Award Date, the Recipient shall implement and comply with (including through the provision of adequate resources and staffing) supply chain risk management plans, policies and procedures for each Project that includes, at a minimum, the following elements:
(a)requirements to identify geographic concentration risks;
(b)requirements to identify the name, location, ownership, and, to the extent reasonably available, for (i) all first-tier suppliers and service providers, and (ii) original sources of critical raw materials and equipment supporting the identification of supply chain risks; and
(c)requirements for supplier and distributor qualification and monitoring for quality, integrity, ownership/control, access, and availability risks.
The Recipient shall use commercially reasonable efforts to do the following:
(a)implement bill-of-material requirements in any new or renegotiated agreements with suppliers of equipment for the fabrication, assembly, testing, advanced packaging, production, or research and development of semiconductors;
(b)conduct security audits and receive security attestations of of first-tier suppliers per year; and
(c)participate in industry and government efforts towards achieving viable PFAS (per- and polyfluoroalkyl substances) substitutions and emissions controls.

The Recipient shall use commercially reasonable efforts to mitigate supply chain resilience risks related to importing into the United States qualified high-purity chemicals, including photoresist materials and materials containing PFAS, which efforts may include:
(a)decreasing use of PFAS in the Recipient’s facilities, material handling, and production, as well as in consortia programs;
(b)qualifying redundant suppliers and distributors; and/or
(c)encouraging suppliers and industry associations to prioritize production outside Foreign Countries of Concern and across multiple geographic regions.
[***]

2.2	Economic and National Security Objectives: Prohibited Equipment
The Recipient shall not knowingly use or install in any Project completed, fully assembled Prohibited Equipment for the fabrication, assembly, testing, advanced packaging, production, or research and development of semiconductors, manufactured or assembled by any Foreign Entity of Concern.
For purposes hereof, Prohibited Equipment includes (i) deposition equipment; (ii) etching equipment; (iii) lithography equipment; (iv) inspection and measuring equipment; (v) wafer slicing equipment; (vi) wafer dicing equipment; (vii) wire bonders; (viii) ion implantation equipment; and (ix) diffusion/oxidation furnaces, but does not include any subsystem or subcomponent that enables, or is incorporated into, such equipment.
[***]

2.3	National Security Objectives: Cybersecurity
As of the Award Date, the Recipient shall implement and comply with (including through the provision of adequate resources and staffing) cybersecurity plans, policies and procedures for each Project that includes, at a minimum, the following elements:
(a)controls to identify information and technology assets, threats, and risks;
(b)controls to protect data, information technology and operational technology systems consistent with industry best practices; and
(c)controls to detect, investigate, respond to, recover from, report, and mitigate security incidents.

2.4	National Security Objectives: Operational Security
As of the Award Date, the Recipient shall implement and comply with (including through the provision of adequate resources and staffing) operational security plans, policies and procedures for each Project that includes, at a minimum, the following elements:
(a)    controls to protect physical security through defined perimeters and restricted areas; visitor control processes including visit requests, identification, vetting, and escort procedures; and processes to identify individuals and control accesses; and
(b)    controls to mitigate insider threats by vetting employees and contractors, identifying and monitoring for threat indicators, establishing reporting thresholds, and training employees and contractors on insider threat indicators and reporting procedures.
[***]

2.5	National Security Objectives: Counterfeit Prevention
As of the Award Date, the Recipient shall implement and comply with (including through the provision of adequate resources and staffing) counterfeit prevention plans, policies and procedures for each Project that includes, at a minimum, the following elements:
(a)controls to prevent the upstream procurement of counterfeit parts, equipment and materials;
(b)requirements to integrate security features into production processes;
(c)controls to limit opportunities for downstream cloning, counterfeiting, or relabeling of products; and
(d)processes for identifying counterfeit products and responding to reports of counterfeit products.

2.6	National Security Objectives: Information Sharing
The Recipient shall join or participate in one or more of the following U.S. Government-led programs for the sharing of security information: the Domestic Security Alliance Council; InfraGard; or the Federal Bureau of Investigation Private Sector Coordinators Program.

2.7	Workforce Strategy: Facility Staffing
The Recipient sets the below forecasted levels of project staffing (“Facility Workforce Staffing Targets”) for each Project. For purposes of ensuring that each Project has an adequate workforce to achieve operability, the Recipient intends to meet the designated minimum portion of the Facility Workforce Staffing Targets by the relevant dates listed below. The Parties may adjust these targets by mutual consent based on business conditions and other factors as described below:
(a)For the Arizona Projects, the Recipient sets a Facility Workforce Staffing Target of 3,000 personnel, or, subject to the Department’s review and approval, a lesser amount based on the staffing needs of the Arizona Projects. The Recipient intends to reach at least [***] percent of this target by [***];
(b)For the Oregon Project, the Recipient sets a Facility Workforce Staffing Target of 430 personnel, or, subject to the Department’s review and approval, a lesser amount based on the staffing needs of the Oregon Project. The Recipient intends to reach at least [***] percent of this target by [***];
(c)For the New Mexico Project, the Recipient sets a Facility Staffing Target of 1,300 personnel for the Facility Workforce or, subject to the Department’s review and approval, a lesser amount based on the staffing needs of the New Mexico Project. The Recipient intends to reach at least [***] percent of this target by [***]; and
(d)For the Ohio Project, the Recipient sets a Facility Staffing Target of 1,500 personnel for the Facility Workforce or, subject to the Department’s review and approval, a lesser amount based on the staffing needs of the Ohio Project. The Recipient intends to reach at least [***] percent of this target by [***].
“Facility Workforce” means all full-time and part-time staff that are directly employed to perform work at an Eligible Facility, including production workers and technicians who operate machines and other equipment to assemble goods or distribute energy (e.g., including operators and machinists), and non-technicians who fill other roles at the Eligible Facility including engineering, administrative, support (e.g. finance, procurement), managerial or any other directly employed staff. Further, the Recipient shall establish or maintain a workforce safety committee comprised of workers and management that meets on a regular basis and is authorized to raise any health or safety concerns.

2.8	Workforce Strategy: Workforce Funding
The Recipient shall use $65,000,000 (the “Workforce Development Funds”) of the Direct Funding Award to support workforce development. Of the Workforce Development Funds, (a) $[***] shall be spent through the use of a workforce intermediary model, and (b) $4,000,000 shall be used for Women in Construction, and $[***] shall be used for child care.
The Recipient shall submit appropriate budgets, scopes of work, milestones and metrics prior to requesting disbursement of the Workforce Development Funds as set forth in Annex G.

2.9	Workforce Strategy: Worker Investments
As of the Award Date, the Recipient shall implement a workforce strategy with respect to each Project, informed by the Good Jobs Principles, to recruit, train and workforce required to meet the Facility Staffing Targets and Disbursement Milestones for such Projects, which shall include, at a minimum, the following elements:
(a)providing training and education benefits paid for by the Recipient, programs to expand opportunity for economically disadvantaged individuals, and other worker investments, including the following:
(i) With respect to the Ohio Project; funding proposals pursuant to Intel’s Semiconductor Education and Research Program for Ohio, or other programs designed to support students in their attainment of knowledge and skills needed for semiconductor manufacturing and design, research and development, and other critical disciplines for the semiconductor industry, in an annual amount of no less than $[***] through 2031. Such proposals shall include programs intended to broaden participation in science and engineering fields with institutions of higher education;
(ii) With respect to the Arizona Projects; funding programs designed to support students in their attainment of knowledge and skills needed for semiconductor manufacturing and design, research and development, and other critical disciplines for the semiconductor industry, in an annual amount of no less than [***] through 2031. Such proposals shall include programs intended to broaden participation in science and engineering fields with institutions of higher education;
(iii) With respect to the New Mexico Project; funding programs designed to support students in their attainment of knowledge and skills needed for semiconductor manufacturing and design, research and development, and other critical disciplines for the semiconductor industry in an annual amount of no less than $[***] through 2031. Such proposals shall include programs intended to broaden participation in science and engineering fields with instructions of higher education;

(iv) With respect to the Oregon Project; funding programs designed to support students in their attainment of knowledge and skills needed for semiconductor manufacturing and design, research and development, and other critical disciplines for the semiconductor industry in an annual amount of no less than $[***] through 2031. Such proposals shall include programs intended to broaden participation in science and engineering fields with institutions of higher education;
(v) With respect to the Projects, continuing to fund the Intel Scholars Program and other initiatives to broaden participation among students from traditionally underrepresented groups within the industry, such as funding scholarships for traditionally underrepresented students and partnering with minority-serving institutions, in an annual amount of no less than $2,000,000 through 2031.
(vi) Continuing to fund industry workforce programs in collaboration with the National Science Foundation in an annual amount of no less than $[***] through 2031.
(vii) Continuing its participation in veteran hiring programs.
provided that, the Recipient may replace or modify the foregoing with other training and education benefits that are at least comparable in quality and utility and are made available to at least the same categories of employees or programs to expand employment opportunity for economically disadvantaged individuals that are at least comparable in effectiveness;
(b) Recipient will make good faith efforts to implement the CHIPS Women in Construction Framework at the Projects; and
(c) develop a plan to operationalize the Good Jobs Principles published by the Departments of Commerce and Labor, including recruitment and hiring practices, pay and benefits, job security and working conditions, worker empowerment, skills and career advancement, and organizational culture, which plan shall be delivered to the Department no later than four (4) months after the Award Date.

The Recipient will work in good faith to, by January 1, 2025:
(a)Assisting U.S. employees with identifying and securing child care seats, including non-traditional hour seats, by providing free referral services and partnering with child care service providers to offer priority enrollment, a 15% tuition discount, and waived enrollment fees.
(b)Defraying child care costs for U.S. employees by expanding backup benefits to cover up to $100 per day for up to 15 days per year per child, up to 3 children, and continuing to offer a Dependent Care Assistance Plan.
(c)Piloting a subsidy program for U.S. non-exempt employees by offering families a $200 per month child care stipend that may be used for licensed or eligible informal care providers. The Recipient will assess this pilot program to determine its effectiveness and consider improvements to the program.
(d)Working with its contractors to pilot a subsidy program for apprentices on its Project construction workforce to offer a $300 monthly child care stipend per child, up to two children, that may be used for licensed or eligible informal care providers. The Recipient will also work with its suppliers so that the contingent workers on its Project sites (including construction workers) can access a 10% discount on child care with a child care service provider.

2.10	Workforce Strategy: Training Entity Commitments
The Recipient shall obtain commitments from regional educational and training entities, institutions of higher education and/or other workforce or training organizations identified in the Applications, or similar organizations, to provide, participate in, or support the workforce strategy,including the activities list in Section 2.9 (Workforce Strategy: Worker Investments), where applicable.

2.11	Workforce Strategy: Registered Apprenticeships
The Recipient shall use commercially reasonable efforts to ensure that at least 15% of the total labor hours performed in the construction, alteration, or repair of facilities constructed on each of the Projects (other than the Ohio Project) will be performed by qualified apprentices from (a) a Registered Apprenticeship Program; or (b) a DOL- recognized State Apprenticeship Agency, each of which must comply with the requirements of Parts 29 and 30 of title 29 of the Code of Federal Regulations.
“Registered Apprenticeship Program” means an apprenticeship program that is registered with the U.S. Department of Labor (“DOL”) under the Act of August 16, 1937 (commonly known as the “National Apprenticeship Act”; 50 Stat. 664, chapter 663; 29 U.S.C. § 50 et seq.).

2.12	Workforce Strategy: Construction
As of the Award Date, the Recipient shall use commercially reasonable efforts to: (i) maintain or enter into bids from contractors that (1) make financial contributions to registered apprenticeship programs and (2) encourage partnerships with pre-apprenticeship programs that support individuals without access to or familiarity with such registered apprenticeship programs; (ii) work with contractors to provide wraparound services and benefits to employees such as personal protective equipment, health and safety services, safety events, and on-site amenities including temperature-controlled lunch/break and restroom facilities; and (iii) employ a dedicated Craft Liaison to serve as the principal point of contact with contractors and union or worker representatives.
Further, the Department understands that the Recipient’s general contractor is using a Project Labor Agreement (“PLA”) for the construction of the fab that is part of the Ohio Project. The Department strongly encourages the use of PLAs in other Projects.
If selected by the Department of Labor’s Office of Federal Contract Compliance Programs, the Recipient shall participate in the Department of Labor’s Mega Construction Project Program.

2.13	Broader Impacts: Commitments to Future Investment in the U.S. Semiconductor Industry
The Recipient will commit to spending at least $35,000,000,000 in research and development (“R&D”) in the United States cumulatively from 2024 through 2028, subject to adjustment on a pro rata basis for any significant and permitted mergers, acquisitions, or divestitures.

2.14	Broader Impacts: Support for CHIPS Research and Development Programs
The Recipient shall:
(a)acquire and maintain membership in the National Semiconductor Technology Center (“NSTC”) for a period of at least five (5) years, starting from the date that is three (3) months after the date on which NSTC is capable of accepting members or three (3) months from the date of this Agreement, whichever is later, and if in connection with such membership in the NSTC, an employee of the Recipient is nominated, selected, and agrees to serve on the Technical Advisory Board of the NSTC, the Recipient will provide such employee the requisite time and resources needed to be a productive member of the Technical Advisory Board;
(b)designate a senior employee of the Recipient who will serve as a lead point of contact for NSTC activities including ensuring the commitments of the Recipient are fulfilled (such person, the “NSTC Lead”). The NSTC Lead and/or their designee will participate upon request by the NSTC in NSTC planning activities and provide input on current and future NSTC programs, with the purpose of improving the NSTC;
(c)make good faith efforts to support research and development (“R&D”) and other technology advancement efforts through the active participation by the Recipient in (i) the NSTC, (ii) National Advanced Packaging Manufacturing Program, (iii) CHIPS Manufacturing USA Institute, (iv) the National Institute of Standards and Technology’s (“NIST”) CHIPS Metrology Program, and (v) other CHIPS R&D programs, in each case subject to future discussions and contractual arrangements with, among others, the NSTC, the National Center for the Advancement of Semiconductor Technology (“NatCast”), as operator of the NSTC, NIST, and the CHIPS R&D Office, as applicable; and
(d)provide a multi-project wafer (“MPW”) run program to NSTC members at commercially reasonable or discounted rates, comparable to similar programs (such as EUROPRACTICES’ Multi-Project-Wafer program), for the technologies offered through the Recipient’s Foundry Services MPW program, subject to future discussions and contractual agreements with, among others, the NSTC, NatCast, as operator of the NSTC, and the CHIPS R&D Office, as applicable.

2.15	Broader Impacts: Creating Inclusive Opportunities for Businesses
No later than the Award Date, the Recipient shall deliver to the Department a supplier diversity plan (“SDP”) in form and substance substantially similar to the one that is referenced in the Applications, that sets out the Recipient's strategy with respect to supplier diversity. The Recipient shall use commercially reasonable efforts to achieve the strategy set out in its SDP, and provide the Department with annual updates on the Recipient's progress with respect to achieving such strategy, provided that Recipient may replace or modify the identified programs with other programs to increase participation of and outreach to minority-owned, veteran-owned, women-owned, and small businesses that are at least comparable in effectiveness. For purposes of this provision, the SDP may include such activities as:
•including minority-owned, veteran-owned, women- owned, and/or small businesses on solicitation lists and encouraging the solicitation of such businesses whenever they are potential suppliers;
•dividing total requirements, when economically feasible, into smaller tasks or quantities to permit participation by small and minority-owned, veteran- owned, and women-owned businesses;
•establishing delivery schedules, where the requirement permits, which encourage participation by small and minority-owned, veteran- owned, and women-owned businesses;
•using the services, as appropriate, of civic and governmental organizations such as the Small Business Administration, the Minority Business Development Agency, the NIST Manufacturing Extension Program, and the Department of Defense Office of Small Business Programs, to permit and encourage participation by such businesses.
The SDP will also memorialize the Recipient's commitment made in the Applications to direct suppliers for each Project to use reasonable efforts to dedicate at least 10% of their own spending with minority-owned, veteran-owned, women-owned, and/or small businesses, and to provide compliance reports to the Recipient to such effect on a quarterly basis. The Recipient shall commit to maintaining membership in supplier diversity organizations, as stated in the Applications. The Recipient shall commit to maintaining a public webpage(s) stating its goals around supplier diversity and progress towards achieving such goals. The Recipient agrees to annually set spending goals per year with respect to local businesses in the geography of the Projects. The Recipient will identify one or more persons or monitored mailboxes to receive inquiries about opportunities to work with the Recipient to support workforce development, supplier diversity, and community investment.

2.16	Broader Impacts: Climate and Environmental Responsibility: Carbon-Free Energy
The Recipient shall use commercially reasonable efforts to implement a plan for each Project facility to meet its electricity needs with carbon-free electricity through onsite generation of electricity from renewable energy sources, power purchase agreements, renewable energy credit purchase agreements, and/or utility green tariffs, with the goal of achieving 100% carbon-free electricity at each Project facility by December 31, 2030, and achieving net zero Scope 1 and Scope 2 GHG emissions across all Projects by 2040.

2.17	Broader Impacts: Climate and Environmental Responsibility: Water Usage
The Recipient shall use commercially reasonable efforts to implement water conservation and restoration strategies for the Projects with the goal of achieving a “Net Positive Water Impact” by December 31, 2030, as such term is defined and described in the UN Global Compact CEO Water Mandate Net Positive Water Impact Technical Guidance, Working Draft V1, dated September 2024, available at: https://ceowatermandate.org/wp- content/uploads/2024/09/NPWI_TechGuidance_F.pdf.

2.18	Broader Impacts: Environmental and Worker Safety Commitments
The Recipient shall maintain, implement, and comply with (or cause to be maintained, implemented, and complied with by a Recipient Party, as applicable) the following environmental and worker safety commitments:
Applies to All Projects:
1.Recipient shall use commercially reasonable efforts to procure and install greenhouse gas (GHG) abatement equipment for new semiconductor manufacturing equipment (SME) at all Projects that is capable of achieving or exceeding, for each etch and chamber clean process GHG used in manufacturing operations, the applicable destruction or removal efficiency (DRE) codified in U.S. EPA GHG Reporting Program requirements for the Default DRE Factors for Electronics Manufacturing at 40 C.F.R. Pt. 98, Subpt. I, Tbl. I-16 as of the date of installation; provided, however, that abatement shall not be installed where the environmental impact of operating the abatement equipment is greater than the GHG abatement achieved. In addition, Recipient will use commercially reasonable efforts to collaborate across its supply chain to identify optimization opportunities to abate or avoid Scope 1 GHG emissions by implementing manufacturing process improvements and source reductions and using lower-emission alternative or substitute chemistries at all Project facilities.
2.Recipient shall segregate known process organic waste containing per- and polyfluoroalkyl substances (PFAS) from all Project facility waste streams to closed bulk storage systems for off-site management by treatment and disposal facilities.
3.Recipient shall apply the most protective (i.e., lowest) occupational exposure limit (OEL) among all applicable published health and safety standards (including Occupational Health and Safety Administration permissible exposure limits, National Institute for Occupational Safety and Health recommended exposure limits, and American Conference of Governmental Industrial Hygienists threshold limit values) (“OEL Standards”) for chemicals used in Project facility operations. Recipient shall establish its own limit for chemicals used in Project facility operations where no OEL Standard exists, where sufficient scientific data and studies exist to support setting such limit. Recipient shall revise its safety standard within ninety (90) days after promulgation of a new lower OEL Standard to incorporate the new lower limit(s) when applicable.
4.Recipient shall ensure that SME at all Project facilities is procured, installed, and commissioned in accordance with SEMI S2 – Environmental, Health, and Safety Guideline for Semiconductor Manufacturing Equipment.

4.Recipient shall ensure that SME at all Project facilities is procured, installed, and commissioned in accordance with SEMI S2 – Environmental, Health, and Safety Guideline for Semiconductor Manufacturing Equipment.
5.Recipient shall require its suppliers to conduct decontamination of SME at all Project facilities in accordance with SEMI S12 – Environmental, Health and Safety Guideline for Manufacturing Equipment Decontamination,including by determining the following prior to equipment decontamination: the anticipated waste streams to be generated; the owner of each waste stream; the proper locations for reuse, recycling, or disposal; responsible parties for packaging and removal; and the needs of all parties involved with waste handling, storage, packaging, and disposal. Recipient shall apply its internal decontamination standard when conducting decontamination of SME, which shall be consistent with the intent of SEMI S12.
6.Concurrently with the start of manufacturing operations at each Project location, Recipient shall establish a worker safety committee at each Project location comprised of workers and management that meets regularly and is authorized to address any worker health and safety concerns. Recipient shall submit a copy of its ISO 45001 certification or worker health and safety plan(s) to CPO.
7.In the event of an unanticipated discovery of historic, cultural, or archaeological resources during construction or operation activities at any Project facility, Recipient shall immediately notify CPO, interested Tribes, and other authorities pursuant to applicable laws.
8.Recipient shall provide quarterly reporting to CPO detailing Recipient’s progress toward implementing each environmental and worker safety commitment in this section.
Arizona Project Only:
[***]
Ohio Project Only:
[***]
Oregon Project Only:
[***]
New Mexico Project Only:
[***]

Definitions
“SEMI S2” means the industry guideline published by SEMI™ for environmental, health and safety practices, which includes several additional standards on ergonomics, risk assessment, equipment decontamination, fire risk mitigation, and electrical design.
“SEMI S12” means the industry guideline published by SEMI™ for manufacturing equipment decontamination that applies to equipment and parts that were or may have been exposed to hazardous materials and may pose a threat to human health or the environment. Handling activities include shutdown, dismantling, removing, labeling, and packaging prior to transport.
“ISO 45001” means the international standard published by the International Organization for Standardization that specifies requirements for an occupational health and safety (OH&S) management system, including criteria for an OH&S policy, objectives, planning, implementation, operation, auditing, and review.

2.19	Broader Impacts: Climate and Environmental Responsibility: Public Reporting
No later than the first anniversary of the Award Date, the Recipient shall publicly disclose as part of its corporate responsibility report posted on its website the environmental responsibility goals for carbon-free electricity and achieving a “Net Positive Water Impact” adopted by the Recipient for the Projects, and shall thereafter annually report on the Recipient’s progress against these goals with appropriate metrics, including:
(a)electricity (kWh) used, saved through conservation programs, and produced from clean electricity sources; and
(b)water used, conserved, and recycled.
Recipient shall also annually report on its progress in addressing for the Project facilities the total waste generated and percentage total hazardous and nonhazardous waste destination (e.g. landfill, recycling).

2.20	Broader Impacts: Community Investment
No later than the first anniversary of the Award Date (or, with respect to 2.19(d) below, the completion of Milestone 1 for the Ohio Project), and continuing annually through the Period of Performance, the Recipient shall:
(a)invest no less than $[***] per year in Arizona for the purpose of infrastructure, education, transportation and mobility access, and/or housing affordability and access to support the Arizona Projects;
(b)invest no less than $[***] per year in Oregon for the purpose of infrastructure, education, transportation and mobility access, and/or housing affordability and access to support the Oregon Project;
(c)invest no less than $[***] per year in New Mexico for the purpose of transportation and mobility access, education, rural medical services, and/or food insecurity to support the New Mexico Project;
(d)invest no less than $[***] per year in Ohio for the purpose of transportation and mobility access, education, and/or housing affordability and access to support the Ohio Project; and
(e)Commit to maintaining its public facing webpages of community investments and opportunities in each region where the Projects are located.
provided that, the Recipient may replace or modify the foregoing with other community investments that are at least comparable in quality, effectiveness and utility. The Recipient shall maintain its Community Advisory Panels in each of Arizona, New Mexico, and Oregon. The Recipient shall launch a Community Advisory Panel in Ohio.

2.21	Signage	Recipients are encouraged to post project signage and to include public acknowledgments in published and other collateral materials (e.g., press releases, marketing materials, website, etc.) satisfactory in form and substance to NIST, that identifies the nature of the project and indicates that “the project is funded by the CHIPS Act.” In addition, recipients employing project signage are encouraged to use the official Investing in America emblem in accordance with the Official Investing in America Emblem Style Guide: https://www.whitehouse.gov/wp- content/uploads/2023/02/Investing-in-America-Brand-Guide.pdf. Costs associated with signage and public acknowledgments must be reasonable and limited. Signs or public acknowledgments should not be produced, displayed, or published if doing so results in unreasonable cost, expense, or recipient burden. The Recipient is encouraged to use recycled or recovered materials when procuring signs.